As filed with the Securities and Exchange Commission on May 15, 2013

Registration No. 333-185212

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM F-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PLASTEC TECHNOLOGIES, LTD.

(Exact name of registrant as specified in its constitutional documents)

Cayman Islands	3089	N/A
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Unit 01, 21/F
Aitken Vanson Centre
61 Hoi Yuen Road
Kwun Tong
Kowloon, Hong Kong
852-21917155

(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Kin Sun Sze-To, Chief Executive Officer
Plastec Technologies, Ltd.
Unit 01, 21/F
Aitken Vanson Centre
61 Hoi Yuen Road
Kwun Tong
Kowloon, Hong Kong
852-21917155

Graubard Miller
405 Lexington Avenue
New York, New York 10174
(212) 818-8800

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

David Alan Miller, Esq.
Jeffrey M. Gallant, Esq.
Graubard Miller
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 818-8800
(212) 818-8881 – Facsimile

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class of Security being registered	Amount being Registered		Proposed Maximum Offering Price Per Security		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Ordinary Shares, $.001 par value(1)	13,935,057 Shares	(2)	$6.45	(3)	$89,881,117.65	(3)	$12,259.78
Warrants(4)	1,181,122 Warrants	(2)	$0.10	(3)	$118,112.20	(3)	$16.11
Ordinary Shares, $.001 par value(5)	1,181,122 Shares	(2)	$6.45	(3)	$7,618,236.90	(3)	$1,039.13
Ordinary Shares, $.001 par value(6)	1,181,122 Shares	(2)	$6.45	(3)	—		—
Total					$97,617,466.75		$13,315.02	(7)

(1)	Represents ordinary shares being registered for resale that have been issued to certain of the Selling Securityholders named in this registration statement.
(2)	In the event of a stock split, reverse stock split, stock dividend or similar transaction involving our ordinary shares, the number of shares registered shall automatically be adjusted to cover the additional ordinary shares issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.
(3)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the average of the high and low prices as reported on the Over-the-Counter Bulletin Board on November 26, 2012, which were $6.45 per ordinary share and $0.10 per warrant.
(4)	Represents warrants being registered for resale that were originally issued in a private placement to the registrant’s shareholders prior to its initial public offering (the “Pre-IPO Shareholders”).
(5)	Represents ordinary shares underlying the warrants being registered for resale described in footnote 4 above to the extent the warrants are exercised by the Pre-IPO Shareholders.
(6)	Represents the issuance of ordinary shares underlying the warrants described in footnote 4 above to the extent the warrants are transferred prior to exercise. The filing fee is included in the $1,039.13 filing fee for the ordinary shares underlying the warrants described in footnote 5 above.
(7)	The filing fee has previously been paid.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus also relating to Registration Statement No. 333-162547 previously filed by the registrant on Form F-1 and declared effective November 19, 2009. This Registration Statement, which is a new registration statement, also constitutes a Post-Effective Amendment No. 1 on Form F-1 to such Registration Statement No. 333-162547, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MAY 15, 2013

PROSPECTUS

Plastec Technologies, Ltd.

13,935,057 Ordinary Shares and 1,181,122 Warrants (for Resale)
5,360,372 Ordinary Shares and 289,625 Warrants (for Issuance)

This prospectus relates to 13,935,057 ordinary shares and 1,181,122 warrants of Plastec Technologies, Ltd., a Cayman Islands exempted company, that may be sold from time to time by the Selling Securityholders set forth in this prospectus under the heading “Selling Securityholders” beginning on page 71. This represents (i) 382,507 ordinary shares that were issued in connection with our initial public offering, or “IPO,” held or purchased in privately negotiated transactions by certain of the Selling Securityholders (ii) an aggregate of 12,371,428 ordinary shares that were issued to the former shareholders of Plastec International Holdings Limited, or “Plastec,” in connection with our merger with Plastec, (iii) 1,181,122 warrants, or “Insider Warrants,” purchased by certain of the Selling Securityholders in a private placement that was consummated simultaneously with our IPO and (iv) 1,181,122 ordinary shares underlying the Insider Warrants.

This prospectus also relates to the issuance of (i) 3,600,000 ordinary shares underlying outstanding warrants issued in our IPO pursuant to a prospectus dated November 19, 2009, (ii) 289,625 ordinary shares and 289,625 warrants underlying unit purchase options originally issued to the underwriters in our IPO and their designees and 289,625 ordinary shares underlying the warrants included in the unit purchase options, and (iii) 1,181,122 ordinary shares underlying the Insider Warrants to the extent the Insider Warrants are transferred prior to exercise, so that such warrants and unit purchase options may be exercised by their holders.

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $13,582,903 upon the exercise of all of the Insider Warrants, up to $4,344,375 upon the exercise of the unit purchase options issued to the representative of the underwriters of our IPO and their designees, up to $3,330,687.50 upon the exercise of the warrants issuable upon exercise of such unit purchase options and up to $41,400,000 upon the exercise of the warrants issued in our IPO. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes.

The securities are being registered to permit the Selling Securityholders to sell the securities from time to time in the public market at prices determined by the prevailing market prices or in privately negotiated transactions. Information regarding the Selling Securityholders, the amounts of ordinary shares and warrants that may be sold by them and the times and manner in which they may offer and sell the ordinary shares and warrants under this prospectus is provided under the sections titled “Selling Securityholders” and “Plan of Distribution,” respectively, in this prospectus. We do not know when or in what amount the Selling Securityholders may offer the securities for sale. The Selling Securityholders may sell any, all, or none of the securities offered by this prospectus.

The Selling Securityholders and intermediaries through whom such securities are sold may be deemed “underwriters” within the meaning of the Securities Act of 1933, as amended, with respect to the securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. We have agreed to indemnify the Selling Securityholders against certain liabilities, including liabilities under the Securities Act.

Our ordinary shares and warrants are quoted on the OTC Bulletin Board under the symbols “PLTYF” and “PLTWF,” respectively. As of May 9, 2013, the closing sale price of our ordinary shares was $6.25 per share and the closing sale price of our warrants was $0.06 per warrant.

Investing in our securities involves risks. See “Risk Factors” beginning on page 5 to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state or foreign securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2013.

PLASTEC TECHNOLOGIES, LTD

This prospectus is not an offer to sell any securities other than the shares and warrants offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless the context indicates otherwise:

•	“we,” “us,” “our company” and “our” refer to Plastec Technologies, Ltd., a Cayman Islands exempted company, its predecessor entities and direct and indirect subsidiaries;
•	“Plastec” refers to Plastec International Holdings Limited, our direct wholly owned subsidiary, and its subsidiaries;
•	“PRC subsidiaries” refers to our indirect owned subsidiaries operating in the PRC; and
•	“China” or the “PRC” refer to the People’s Republic of China.

Overview

We are a vertically integrated plastic manufacturing services provider. We provide comprehensive precision plastic manufacturing services from mold design and fabrication and plastic injection manufacturing to secondary-process finishing as well as parts assembly through our wholly owned subsidiary, Plastec. For more information concerning our organizational structure, please refer to our chart of operating subsidiaries on page 39 of this prospectus.

We manufacture our products solely on the basis of customer orders. Our major customers include leading international original equipment manufacturers (“OEMs”), original design manufacturers (“ODMs”), and original brand manufacturers (“OBMs”) of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys.

Corporate History and Organizational Structure

We are a Cayman Islands company organized under the Companies Law (2012 Revision) of the Cayman Islands, or the “Companies Law,” on March 27, 2008 as an exempted company with limited liability. We were originally organized under the name “GSME Acquisition Partners I” for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business through contractual arrangements, that had its principal operations located in the PRC.

On November 25, 2009, we closed our initial public offering, or “IPO,” of 3,600,000 units with each unit consisting of one ordinary share and one warrant, each to purchase one ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,000,000. We also issued to the underwriters in the IPO an aggregate of 360,000 unit purchase options, each to purchase a unit identical to the units sold in the IPO, at an exercise price of $15.00 per unit, of which 70,375 unit purchase options were subsequently repurchased by us in April 2012. Simultaneously with the consummation of the IPO, we consummated the private sale of 3,600,000 warrants, or “insider warrants,” at a price of $0.50 per warrant, generating total proceeds of $1,800,000. In connection with the IPO, our initial shareholders placed a total of 1,200,000 ordinary shares, or “initial shares”, in escrow pursuant to an escrow agreement with Continental Stock Transfer & Trust Company, as escrow agent.

From the consummation of our IPO until August 6, 2010, we were searching for a suitable target business to acquire. On August 6, 2010, we entered into an agreement and plan of reorganization, or “Merger Agreement,” with Plastec, each of the former Plastec shareholders and our merger subsidiary, which provided, among other things, that our wholly owned subsidiary would merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. The Merger Agreement was subsequently amended in September 2010 and December 2010 but continued to provide for our wholly owned subsidiary to merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. On December 10, 2010, we held an extraordinary general meeting of our shareholders, at which our shareholders approved the merger and other related proposals. On December 16, 2010, we closed the merger. At the closing, we issued to the former shareholders of Plastec an aggregate of 7,054,583 ordinary shares and agreed to issue the former Plastec shareholders an aggregate of 9,723,988 earnout shares additionally upon the achievement by Plastec of certain net income targets. Also at the closing, 2,615,732 of the public shares sold in our IPO were converted into cash and cancelled based on the election of the holders to exercise their conversion rights. In connection with the merger, our business became the business of Plastec and we changed our name to Plastec Technologies, Ltd. On April 30, 2011, we further amended the Merger Agreement to remove certain earnout provisions contained within it and to issue an aggregate of 7,486,845 ordinary shares to the former Plastec shareholders. We subsequently repurchased from one of the former Plastec shareholders an aggregate of 1,570,000 shares.

In connection with the merger with Plastec, we amended the terms of the escrow agreement with the initial shareholders to include in escrow an aggregate of 2,418,878 of the insider warrants and to provide additional restrictions on the release from escrow of all of the securities, including the requirement to raise certain financing by December 16, 2011. On December 16, 2011, the escrow agreement was again amended and the date on which the required financing was needed by was extended to March 16, 2012. No funds were ultimately raised and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us at an aggregate consideration of $0.01 and cancelled.

Office Location

Our principal executive offices are located at Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong and our telephone number at that location is 852-21917155. Our registered office is PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands and our registered agent is Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands. Our agent for service of process in the United States is Graubard Miller, our U.S. counsel, located at 405 Lexington Avenue, New York, New York 10174. We maintain a website at http://www.plastec.com.hk that contains information about our company, but that information is not part of this prospectus.

Risks Affecting Our Company

In evaluating an investment in our securities, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 5.

The Offering

Shares offered by the Selling Securityholders
12,753,935 shares(1)
Shares outstanding
13,692,228 shares(2)
Warrants offered by the Selling Securityholders
1,181,122 warrants
Warrants outstanding
4,781,122 warrants
Trading Symbols
Our shares and warrants are quoted on the OTC Bulletin Board under the symbol “PLTYF” and “PLTWF.”
Use of proceeds
We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $13,582,903 upon the exercise of all of the Insider Warrants, up to $4,344,375 upon the exercise of the unit purchase options issued to the representative of the underwriters of our IPO and their designees, up to $3,330,687.50 upon the exercise of the warrants issuable upon exercise of such unit purchase options and up to $41,400,000 upon the exercise of the warrants issued in our IPO. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. See the section titled “Use of Proceeds” for further information on our use of proceeds from this offering.
Risk factors
Prospective investors should carefully consider the Risk Factors beginning on page 5 before buying the ordinary shares and warrants offered hereby.

(1)	Excludes an aggregate of 1,181,122 ordinary shares that also may be offered by the Selling Securityholders upon exercise of warrants held by such holders and registered under this prospectus.
(2)	Based on 13,692,228 shares outstanding as of May 9, 2013, excluding 4,781,122 shares issuable upon the exercise of outstanding warrants and 289,625 units (and the underlying 289,625 ordinary shares, 289,625 warrants and 289,625 ordinary shares underlying such warrants) issuable upon exercise of outstanding unit purchase options.

Summary Financial Information

The following summary financial information for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our fiscal year end date had been April 30 since the closing of our merger (discussed in the “Corporate History and Structure” section of this prospectus) until September 11, 2012, when we changed our fiscal year end date to December 31. The change in fiscal year end was made so that our fiscal year end would coincide with all our operating subsidiaries in the People’s Republic of China. The selected financial information set forth below has been derived from our audited financial statements for the 8-month period ended December 31, 2012 and for the years ended April 30, 2012, 2011, 2010 and 2009. We are omitting our summary financial information for the year 2008 because we do not have audited financial statements for that year and such information cannot be provided in accordance with the generally accepted accounting principles in the United States of America (“US GAAP”) without unreasonable effort or expense. For a comparison of our operating results for the 8-month periods ended December 31, 2011 and 2012, see note 20 to the Consolidated Financial Statements. Financial information presented in note 20 and elsewhere in this prospectus for the 8-month period ended December 31, 2011 has not been audited and is presented for comparative purposes only.

Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 5 of this prospectus.

	For the 8-month period ended December 31	For the year ended April 30
	2012	2012	2011	2010	2009
	(in HK$’000, except for per share data)
Revenues	933,888	1,291,223	1,323,533	966,755	913,444
Cost of revenues	(807,104)	(1,142,653)	(1,074,880)	(810,187)	(749,649)
Gross profit	126,784	148,570	248,653	156,568	163,795
Selling, general and administrative expenses	(66,330)	(81,557)	(83,584)	(63,824)	(69,241)
Other income	6,266	2,431	4,711	4,364	2,102
Write-off of property, plant and equipment	(4,058)	(690)	(1,791)	(40,348)	—
Gain/(loss) on disposal of property, plant and equipment	1,898	938	1,315	1,077	(29,031)
Income from operations	64,560	69,692	169,304	57,837	67,625
Interest income	166	218	124	60	240
Interest expense	(1,559)	(2,695)	(3,008)	(2,733)	(5,355)
Income before income tax expense	63,167	67,215	166,420	55,164	62,510
Income tax expense	(3,344)	(16,811)	(33,106)	(10,857)	(772)
Net income	59,823	50,404	133,314	44,307	61,738
Net income per share
Basic and diluted income per ordinary share	HK$4.2	HK$3.2	HK$16.9	HK$6.3	HK$8.8
Basic and diluted weighted average number of ordinary shares	14,303,544	15,944,233	7,891,754	7,054,583	7,054,583

	December 31	April 30
	2012	2012	2011	2010	2009
Total assets	1,179,142	1,193,729	1,201,927	977,492	844,097
Total liabilities	400,897	481,682	455,667	411,400	294,068
Total shareholders’ equity	778,245	712,047	746,260	566,092	550,029

RISK FACTORS

You should carefully consider the following risk factors, before you decide to buy our securities. You should also consider the other information in this prospectus. This prospectus also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus.

Risks Relating to Plastec’s Industry and Business

Our manufacturing activities are dependent upon the availability of skilled and unskilled labor. If we are unable to retain skilled and unskilled labor, or if labor costs rise, we could experience reduction in profits.

Our manufacturing activities are relatively labor intensive and dependent on availability of skilled and unskilled labor in large numbers. Large labor-intensive operations call for good monitoring and maintenance of cordial relations. Non-availability of labor and/or any disputes between the labor and management may result in a reduction in profits. Further, we sometimes rely on contractors who engage on-site laborers for performance of many of our unskilled operations. The scarcity or unavailability of contract laborers may affect our operations and financial performance.

Labor costs in China have been increasing in recent years. As a percentage of cost of products sold, our labor costs for the 8-month period ended December 31, 2012 and the year ended April 30, 2012 were 23.2% and 24.2%, respectively. Such costs could increase in the future. If labor costs in the PRC increase, our production costs will likely increase, which may in turn affect the selling prices of our products. We may not be able to pass on these increased costs to customers by increasing the selling prices of our products in light of competitive pressure in the markets where we operate. In such circumstances, our profit margin may decrease.

If the proper certificates of land use rights and building ownership certificates are not obtained or renewed, we could incur significant losses of revenue and have significant difficulty in performing the contracts with our customers to supply our products and services.

Certain of our manufacturing plants in Guangdong Province and Jiangsu Province rely on Tenancy Agreements, (as described on page 52 of this Prospectus) for the use of land and premises that are necessary for the operation of our business, including the three pieces of land leased for use by our Shenzhen Broadway manufacturing plant. As of the date of this prospectus, the lessors of certain of those plants have not obtained the required land use rights certificates or building ownership certificates. Although we rely on the lessors to ensure that we may properly use the underlying land and have the proper land use rights to lease such land, it is unclear whether such lessors have the right to make the premises available to us for use.

In addition, certain of the land used by us in our operations is situated on collectively-owned land. Under the PRC laws and regulations, if the collectively-owned land does not belong to the collectively-owned land for non-agricultural use category, before such piece of land can be leased for industrial use, prior approval must be granted by competent governmental authorities. The lessors are responsible for completing the relevant governmental procedures to enable them to lease such land and premises. To this date, the relevant governmental procedures have not been completed in order to lease such land and premises to us for our manufacturing use as contemplated under the Tenancy Agreements, nor can we foresee the specific date of the completion of such governmental procedures. As a result, the Tenancy Agreements may not be legally valid and enforceable, as a matter of PRC laws and regulations due to lack of proper government approvals or title certificates. Accordingly, it is possible that any of the Tenancy Agreements could be terminated or invalidated prior to its stated maturity. If we have to vacate some or all of our production facilities because of the foregoing, we would incur significant losses of revenue, we would have significant difficulty in performing the contracts with our customers to supply our products and services, and we would experience significant delays in our attempt to find alternative manufacturing premises and to relocate our production facilities. We would also have to commit significant financial and other resources, including time of senior management members, to complete such relocation. Should this happen on a significant scale, our results of operations, business prospects and financial condition could be materially and adversely affected.

Potential government restrictions and changes in the availability of PRC government support and incentives could have a negative effect on our business and results of operations.

Plastec is an export-oriented processing manufacturer in China. As an export-oriented processing manufacturer, Plastec is currently substantially exempted from the value added tax because it imports approximately 84.5% of the raw materials needed for the manufacturing of its products and exports approximately 92.1% of its products for incorporation into goods sold outside China. Recent PRC measures have reduced or attempted to reduce or eliminate certain existing economic support and incentives for export-oriented processing businesses. Any additional reduction or elimination by the PRC government of the various existing economic support and incentives accorded to export-oriented processing enterprises, or imposition by the PRC government of any additional restrictions or operational barriers with respect to export-oriented processing enterprises for political, financial or other reasons, may adversely affect our business prospects and results of operations.

The selling prices of our products tend to decline over time and, if we do not receive orders for new products in a timely manner, our results of operations would be negatively impacted.

A majority of our customers are manufacturers of consumer electronics, electrical home appliances, telecommunication products and computer equipment. As is typical in these industries, the selling prices of the end products tend to decline significantly over time. As a result, our customers have also placed pricing pressure on our products over the life of their end products. We believe the selling prices of each of our products will continue to decline over time for the foreseeable future. To offset the declining selling prices, we must receive orders for new products that command higher initial selling prices in a timely manner. If we do not receive orders for new products over time and cannot otherwise increase the selling prices of our products, our gross margins will decline.

We depend on existing major customers and are exposed to the risk of delays, claims, reductions or cancellations of orders from customers in general.

We depend on approximately five major customers, who collectively accounted for approximately 66.2%, 75.2, 77.1%, 77.3% and 74.0% of our revenues for the years ended April 30, 2010, 2011, and 2012 and for the 8-month periods ended December 31, 2011 and 2012, respectively. Historically, our largest customer accounted for approximately 32.5%, 33.3%, 35.6%, 35.5% and 36.4% of our revenues for the years ended April 30, 2010, 2011 and 2012 and for the 8-month periods ended December 31, 2011 and 2012, respectively. We believe that we will continue to be dependent upon these customers for a significant portion of our business. Our ability to retain these customers, as well as other customers, and to add new customers is important to our ongoing success. The loss of one or more of our major customers, or delayed, reduced or cancelled orders or claims from any of our major customers, could have a material adverse impact on our business, financial condition and results of operations.

We sell our products to manufacturers to incorporate them into their consumer electronic products. We are therefore dependent on our customers to compete effectively.

We do not sell our products directly to the mass consumer market. Instead, we sell products, largely plastic components, to leading international OEMs, ODMs and OBMs for them to incorporate into their consumer electronics products, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys. Market demand for our products is, therefore, derived from the demand for the products of our customers. Our customers market their products globally and any significant change in the global demand or preference for these consumer electronics products, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys will affect our revenue. The ability of our customers to compete successfully to increase their market share will indirectly affect our business prospects and results of operations.

We do not own any legally protected intellectual property. Any infringement claim by third parties may require us to spend significant resources to defend our rights and interests.

As a manufacturing service provider to OBMs, ODMs and OEMs, we do not own any legally protected intellectual property. We rely on our customers to ensure that they actually have the right to share that intellectual property with us. However, such intellectual property may be in violation of intellectual property belonging to other parties. Accordingly, we are subject to claims from the ultimate owners of the intellectual property that it is being infringed on. In the event of an infringement claim, we may be required to spend a significant amount of resources, financial and otherwise, to defend against such claim. Additionally, our customers may have to develop a non-infringing alternative or obtain licenses for us to continue to manufacture the products for them using the existing intellectual property. Such customers may not be successful in developing an alternative or obtaining a license on reasonable terms, if at all. Additionally, our customers may not fully indemnify us for losses in such cases. Substantial costs and diversion of our resources resulting from any such litigation may adversely affect our business, financial condition and results of operations.

The consumer electronics and electrical home appliance industries are characterized by rapid technological changes and changing consumer preferences. If we do not respond to such changes in tandem, our operations would be adversely affected.

A majority of our customers make and sell consumer electronics and electrical home appliances, which are characterized by rapid technological changes and changing consumer preferences. As a result, a majority of the products that use our plastic components tend to have short product life cycles, faster technological obsolescence and are subject to constantly evolving industry standards. In order to meet our customers’ demand for new products and to ensure operational efficiency, we need to continually invest in new machines and technologies to upgrade and expand our manufacturing capacity and capabilities, including our know-how and skills. If we are unable to cope with such advances in technology and correspondingly respond to our customers’ requirements on a timely basis, demand for our services may decline and our business, financial condition and results of operations would be adversely affected.

We may not be able to upgrade our machinery when and as needed which could adversely affect our operations and profitability.

We need to regularly upgrade the machinery used in our operations in order to keep pace with various technological changes and changing consumer preferences. Such machinery is imported from other countries into China and then delivered to our local manufacturing facilities. Approvals from various governmental agencies in the PRC are required to import such machinery due to its high precision and hi-tech nature. If we are unable to obtain the necessary approvals, and therefore are unable to import new machinery, our business, results of operations and profitability would be adversely affected.

Our business depends on the continued services of our executive officers and key personnel, the loss of which could adversely affect our business.

Our success depends on the continued services of our executive officers and key personnel, in particular Mr. Sze-To, who founded Plastec and is now our Chairman and Chief Executive Officer. Mr. Sze-To, together with Plastec’s other executive directors and senior management, have been instrumental in Plastec’s growth and success. We do not maintain key-man life insurance on any of our executive officers and key personnel. If one or more of our executive officers and key personnel are unable or unwilling to continue in their present positions, we may not be able to replace them readily, if at all. As a result, our business may be severely disrupted and we may have to incur additional expenses in order to recruit and retain new personnel. In addition, if any of our executives joins a competitor or forms a competing company, we may lose some of our customers.

We may fail to implement our expansion strategy successfully.

We intend to expand our existing production capacity and capability by establishing new production bases and offering plastic products to industries other than consumer electronics and electrical home appliances. Our ability to obtain adequate funds to finance our expansion plans will depend on our financial condition and results of operations, as well as other factors outside our control, such as general market conditions, demand for the types of products we offer, success of our competitors and political and economic conditions in China or other parts of the world. If additional capital is unavailable, we may be forced to abandon some or all of our expansion plans, as a result of which our business, financial condition and results of operations could be adversely affected.

We are vulnerable to foreign currency exchange risk exposure.

Currently, Renminbi is not a freely convertible currency. The PRC government regulates conversion between Renminbi and foreign currencies. Changes in PRC laws and regulations on foreign exchange may result in uncertainties in Plastec’s financing and operating plans in China. Over the years, China has significantly reduced the government’s control over routine foreign exchange transactions under current accounts, including trade and service related foreign exchange transactions, payment of dividends and service of foreign debts. In accordance with the existing foreign exchange regulations in China, our PRC subsidiaries are able to pay dividends and service debts in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, the current PRC foreign exchange policies regarding debt service and payment of dividends in foreign currencies may not continue in the future. Changes in PRC foreign exchange policies may have a negative impact on the ability of our PRC subsidiaries to service their foreign currency-denominated indebtedness and to distribute dividends to us in foreign currencies. In addition, transfer of funds to our subsidiaries in China is subject to approval by PRC governmental authorities in case of an increase in our registered capital in these subsidiaries, or subject to registration with PRC governmental authorities in case of a shareholder loan to them. These limitations on the flow of funds between us and our PRC subsidiaries could restrict our ability to act in response to changing market conditions.

During the years ended April 30, 2010, 2011 and 2012 and for the 8-month periods ended December 31, 2011 and 2012, approximately 63.8%, 61.0%, 56.9%, 59.9% and 49.9% of our sales were denominated in Hong Kong dollars, respectively, and approximately 28.6%, 30.3%, 36.2%, 31.0% and 43.1% of our sales were denominated in U.S. dollars, respectively. The remaining 7.6%, 8.7%, 6.9%, 9.1% and 7.0% were denominated in Renminbi during the same periods. In contrast, approximately 61.5%, 64.3%, 62.2%, 64.3% and 57.9% of our purchases were denominated in Hong Kong dollars during the same time periods, and approximately 32.6%, 30.2%, 32.9%, 30.5% and 27.6% of our purchases were denominated in U.S. dollars, respectively. The remaining 5.9%, 5.5%, 4.9%, 5.1% and 14.5% were denominated in Renminbi during the same periods. All of our direct labor costs and factory overheads, including electricity and utility costs, were also denominated in Renminbi. Our foreign currency exchange risk also arises from the mismatch between the currency of our sales and the currency of our costs of goods sold. In addition, our financial statements are expressed in Hong Kong dollars. Our balance sheet uses the relevant prevailing period end exchange rate to convert all foreign currency amounts into Hong Kong dollars and our income statement records various payments and receipts using the relevant prevailing exchange rate on the date of each transaction. The different exchange rates prevailing at different times will give rise to foreign currency exchange exposures. Our net foreign exchange loss for the year ended April 30, 2011 was approximately HK$1.2 million, an exchange gain for the year ended April 30, 2012 was HK$10.1 million and an exchange gain for the 8-month period ended December 31, 2012 was HK$2.1 million, respectively. In addition, the current peg of the exchange rate between the Hong Kong dollar and the U.S. dollar may be de-pegged or subject to an increased band of fluctuation. Fluctuations in the Hong Kong dollar exchange rates against other currencies may negatively impact our business, financial condition and results of operations.

We face intense competition in our industry with respect to technical and manufacturing capabilities, resources and production scale, range of product offering and pricing, product quality, delivery efficiencies and overall capability of management.

We operate in a competitive environment and are subject to competition from both existing competitors and new market entrants. Competitive factors in our industry include technical and manufacturing capabilities, resources and production scale, range of product offering and pricing, product quality, delivery efficiencies, and overall capability of management. Many of our current and potential competitors have a longer operating history, better name recognition, greater resources, larger customer base, better access to raw materials and greater economies of scale than we do. In addition, the entry barriers to the general plastic injection and molding business are moderate since no specialized knowledge is needed. In fact, numerous small-scale enterprises are producing plastic products in China. Our success depends on our ability to generate and nurture customer patronage and loyalty mainly through consistent offering of quality products and services at competitive prices and reliable delivery times. Should our competitors offer any better-quality products or services, better pricing and/or shorter delivery times, our sales and market share will be adversely affected.

Stiff competition and overall decline in demand for our products and services may also exert a downward pressure on our prices and erode our profit margins. Consequently, our business, financial condition and results of operations could be adversely affected.

We are exposed to credit risks of our customers and defaults in payment by our customers may adversely affect our business, financial condition and results of operations.

We are exposed to credit risks of our customers. Our trade receivables balances as at April 30, 2011 and 2012 and the 8-month period ended December 31, 2012 were approximately HK$270.8 million, HK$282.9 million and HK$257.3 million, respectively. These accounted for approximately 43.9%, 44.8% and 36.8% of our current asset balances as at April 30, 2011 and 2012 and the 8-month period ended December 31, 2012, respectively. Our trade receivables turnover days for the three years ended April 30, 2011 and 2012 and the 8-month period ended December 31, 2012 were 75 days, 80 days and 68 days, respectively. We calculate our trade receivables turnover day by dividing our trade receivables balances at the end of the period by the turnover during the period, multiplied by actual days in the period (365 days for each year and 245 days for the 8-month period ended December 31, 2012). We made no provisions for doubtful trade receivables as at April 30, 2011 and 2012 and the 8-month period ended December 31, 2012 and no amount of bad debts was written off in the years ended April 30, 2011 and 2012 and the 8-month period ended December 31, 2012. Our customers’ payments may not be made timely and they may not be able to fulfill their payment obligations. Defaults in payment by our customers may adversely affect our business, financial condition and results of operations.

We may be exposed to product liability claims.

The products we manufacture for our customers must meet their stringent quality standards. Although we have put in place strict quality control procedures, our products may not always satisfy our customers’ quality standards. In addition, as a manufacturing service provider, we do not control the design and structure of the plastic parts and components we manufacture for our customers. Nor do we control the design or structure of the final products containing our parts and components that our customers market to end-users. In our manufacturing, we strictly follow the chemical formulae provided by our customers and source our principal raw materials from vendors as designated and required by our customers. If there are any quality defects in the products that contain our parts and components, we may face claims from our customers or end-users for the damages suffered by them arising from such defects. It may be difficult or impossible to determine who is responsible for such defects or the extent of responsibility each party should bear for such defects. In addition, we do not maintain any product liability insurance except for a $5 million policy on a particular customer’s products. In the event that we become subject to valid product liability claims, we will be liable for them and, as a result, our business, financial condition and results of operations may be adversely affected.

Electricity disruptions may adversely impact our production.

Our manufacturing processes consume substantial amounts of electricity. We depend on the PRC power grid to supply our electricity needs. With the rapid development of the PRC economy, however, demand for electricity has continued to increase. There have been electricity shortages in various regions across China, especially during peak seasons. As a result, we have in the past experienced interruptions of, or limitations on, our electricity supply. To prevent similar occurrences, we have installed backup power generators to provide electricity to our production lines in case of electricity supply interruptions. However, there still may be interruptions or shortages in our electricity supply and we may need more electricity in the future to support our requirements at such time. Interruptions or shortages in power supply or increases in electricity costs may disrupt our normal operations and adversely affect our profitability.

We are exposed to risk of loss from fire, theft and natural disasters.

We face the risk of loss or damage to our properties, machinery and inventories due to fire, theft and natural disasters such as earthquakes and floods. Although we have not experienced any such disasters, such events have caused disruptions or cessations in the operations in some of the foreign-owned manufacturing facilities in China in the past and have adversely affected their business, financial condition and results of operations. While our insurance policies cover some losses in respect of damage or loss of our properties, machinery and inventories, our insurance may not be sufficient to cover all such potential losses. In the event that such loss exceeds our insurance coverage or is not covered by our insurance policies, we will be liable for the excess in losses. In addition, even if such losses are fully covered by our insurance policies, such fire, theft or natural disaster may cause disruptions or cessations in its operations and adversely affect our financial condition and results of operations.

Our operations could be disrupted by natural disasters even when such events do not directly affect our manufacturing and processing facilities.

Our operations may be disrupted by natural disasters even when such events do not directly affect our manufacturing and processing facilities. Our operations are dependent upon the stability of our supply chain, including our ability to acquire necessary materials from our suppliers and our customers’ demand for our products and services. For example, as a result of the then market sentiments following the earthquake in East Japan and floods in Thailand prevailing in 2011, many of our customers delayed their new product launches and development, and reduced their purchases from us. Consequently, we experienced a revenue decrease of 2.4% in the year ended April 30, 2012 from the year ended April 30, 2011. To the extent a natural disaster has an adverse effect on some aspect of our supply chain, our revenues and results of operations may be materially and adversely affected.

Changes in global manufacturing outsourcing trends may adversely affect our business and prospects.

The electronic manufacturing services, or “EMS,” industry has undergone rapid change and growth over the last two decades as the capabilities of EMS providers continued to expand. More consumer electronics manufacturers have adopted, and have become more dependent on, manufacturing outsourcing strategies to remain competitive. We believe that the EMS industry has the potential for further growth as many consumer electronics manufacturers continue to favor outsourcing and the market for outsourcing, as a whole, continues to flourish. In recent years, manufacturing outsourcing has been quickly adopted by, and adapted for, other industries involving electrical home appliances, computers and automobiles. However, these trends of adopting manufacturing outsourcing strategies by consumer electronics and other manufacturers may not continue to grow. If the outsourcing trends change, our business, financial condition and results of operations could be adversely affected.

We may be subject to potential tax penalty and surcharge for the enterprise income tax payable in PRC following our assessment for uncertainty in income taxes.

During the fiscal year ended April 30, 2012, we had engaged an independent tax advisor to assess for uncertainty in income taxes for all open years subject to any statute of limitations. We may have uncertainty over non-taxable income benefit in the business of certain of our subsidiaries under their processing arrangement in the PRC. Based on the processing factories operation of the relevant subsidiaries, the PRC tax bureau may take the position that they have permanent establishment in the PRC. In this regard, the relevant subsidiaries may be subject to enterprise income tax at a rate of 25% on the net profits attributable to their permanent establishment in the PRC. While we have made provision for additional tax payable plus interest thereon, if the PRC tax bureau were to deem the relevant subsidiaries to have failed to pay enterprise income tax within the prescribed time limit, a tax penalty equivalent to 0.5 to 5 times of the tax undercharged might be imposed subject to the PRC tax bureau’s discretion plus an additional daily surcharge might be levied at 0.05% of the overdue payment from the date on which the obligation to pay the enterprise income tax first arose. Beginning January 2013, our wholly foreign-owned enterprise subsidiaries have taken over the processing factories. Accordingly, we do not expect the uncertainty described herein to materially affect our results for taxable years beginning after December 31, 2012.

Risks Relating to Operations in China

Changes in PRC political and economic policies and conditions could adversely affect our business and prospects.

China has been, and will continue to be, our primary production base and currently a majority of our assets are located in China. While the PRC government has been pursuing economic reforms to transform its economy from a planned economy to a market-oriented economy since 1978, a substantial part of the PRC economy is still being operated under various controls of the PRC government. By imposing industrial policies and other economic measures, such as control of foreign exchange, taxation and foreign investment, the PRC government exerts considerable direct and indirect influence on the development of the PRC economy. Many of the economic reforms carried out by the PRC government are unprecedented or experimental and are expected to be refined and improved over time. Other political, economic and social factors may also lead to further adjustments of the PRC reform measures. This refining and adjustment process may not necessarily have a positive effect on our operations and our future business development. Our business, financial condition and results of operations may be materially and adversely affected by changes in the PRC economic and social conditions and by changes in the policies of the PRC government, such as austerity measures or measures to control inflation, changes in the rates or method of taxation and the imposition of additional restrictions on currency conversion.

The PRC economy has been experiencing significant growth, leading to inflation and increased labor costs which in turn could lead to increases in our costs of doing business.

Exacerbated by rising wages and increasing minimum wage levels and factory overhead including utilities, inflation in China soared for a large part of fiscal year ended April 30, 2012, and showed no obvious sign of dampening during the 8-month period ended December 31, 2012. As a result, we may experience material increases in our cost of labor which will likely increase our operating costs and will adversely affect our financial results unless we pass on such increases to our customers by increasing the prices of our products and services. The effect of increases in the prices of our products and services would make our products more expensive in global markets, such as the United States and the European Union. This could result in the loss of customers, who may seek, and be able to obtain, products and services comparable to those we offer in lower-cost regions of the world. If we do not increase our prices to pass on the effect of increases in our labor costs, our margins and profitability would suffer.

The uncertain legal environment in China could limit the legal protections available to shareholders.

Plastec’s operating subsidiaries are wholly foreign-owned enterprises in China and are subject to laws and regulations applicable to foreign investments in China in general and laws and regulations applicable to wholly foreign-owned enterprises in particular. The PRC legal system is a civil law system based on written statutes. Unlike the common law system, the civil law system is a system in which decided legal cases have little precedential value. When the PRC government started its economic reform in 1978, it began to formulate and promulgate a comprehensive system of laws and regulations to provide general guidance on economic and business practices in China and to regulate foreign investments. China has made significant progress in the promulgation of laws and regulations dealing with economic matters such as corporate organization and governance, foreign investment, commerce, taxation and trade. However, the promulgation of new laws, changes in existing laws and abrogation of local regulations by national laws may have a negative impact on our business, financial condition and results of operations. In addition, as these laws, regulations and legal requirements are relatively recent and because of the limited volume of published cases and their non-binding nature, the interpretation and enforcement of these laws, regulations and legal requirements involve significant uncertainties. These uncertainties could limit the legal protections available to foreign investors and shareholders.

Plastec’s primary source of funds (in the form of dividends and other distributions from its operating subsidiaries in China and Thailand) is subject to various legal and contractual restrictions and uncertainties.

Plastec is a holding company established in the British Virgin Islands and it conducts its core business operations through its operating subsidiaries in China and Thailand. As a result, our ultimate profits available for distribution to shareholders are dependent on the profits available for distribution from Plastec’s PRC and Thai operating subsidiaries. If these subsidiaries incur debt on their own behalf, the debt instruments may restrict their ability to pay dividends or make other distributions, which in turn would limit our ability to pay dividends.

Under the current PRC laws, because Plastec is incorporated in the British Virgin Islands, its PRC subsidiaries are regarded as wholly foreign-owned enterprises in China. Under the new Enterprise Income Tax

Law of the PRC effective from January 1, 2008, dividends paid by foreign-invested enterprises, such as wholly foreign-owned enterprises, are currently subject to a 10% PRC corporate withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement. The PRC laws permit payment of dividends only out of net income as determined in accordance with PRC accounting standards and regulations. Determination of net income under PRC accounting standards and regulations may differ from determination under U.S. GAAP in significant aspects, such as the use of different principles for recognition of revenue and expenses. In addition, distribution of additional equity interests by Plastec’s PRC subsidiaries to Plastec which are credited as fully paid through capitalizing their undistributed profits requires additional approval of the PRC government due to an increase in the registered capital and total investment in its subsidiaries in China. Under the PRC laws, Plastec’s PRC subsidiaries must allocate at least 10% of their respective after-tax profit to their statutory general reserve funds until the balance of the fund reaches 50% of their registered capital. They also have discretion in allocating their after-tax profits to their statutory employee welfare reserve funds. These reserve funds are not distributable as cash dividends.

Under current laws in Thailand, each of our Thailand operating subsidiaries must appropriate at least 5% of its distributable profits arising from its business to a reserve fund before making distribution of dividends, until the reserve fund reaches a level equivalent to at least 10% of the capital of the company. Distributions that we receive from the Thailand operating subsidiaries are subject to a withholding tax at a rate of up to 15%.

As a result, Plastec’s primary internal source of funds for dividend payments from its operating subsidiaries is subject to these and other legal and contractual restrictions and uncertainties.

PRC regulation of loans to, and direct investment in, PRC entities by offshore holding companies and governmental control of currency conversion may limit our ability to fund our expansion or operations.

As an offshore holding company with PRC subsidiaries, we may (i) make additional capital contributions to our PRC operating subsidiaries, (ii) establish new PRC subsidiaries and make capital contributions to these new PRC subsidiaries, (iii) make loans to our PRC operating subsidiaries or (iv) acquire offshore entities with business operations in China in an offshore transaction. However, most of these actions are subject to PRC regulations and approvals. For example:

•	capital contributions to our PRC operating subsidiaries, whether existing ones or newly established ones, must be approved by the PRC Ministry of Commerce or its local counterparts; and
•	loans by us to our PRC operating subsidiaries, each of which is a foreign-invested enterprise, to finance their activities cannot exceed statutory limit, which is the difference between the registered capital and the amount of total investment as approved by the Ministry of Commerce or its local counterparts and must be registered with the PRC State Administration of Foreign Exchange, or SAFE, or its local branches.

On August 29, 2008, SAFE promulgated the Circular on the Relevant Operating Issues Concerning the Improvement of the Administration of the Payment and Settlement of Foreign Currency Capital of Foreign Invested Enterprises, or “SAFE Circular 142”, regulating the conversion by a foreign-invested enterprise of foreign currency registered capital into Renminbi by restricting how the converted Renminbi may be used. SAFE Circular 142 provides that the Renminbi capital converted from foreign currency registered capital of a foreign-invested enterprise may only be used for purposes within the business scope approved by the applicable governmental authority and may not be used for equity investments within the PRC, unless it is provided for otherwise. In addition, SAFE strengthened its oversight of the flow and use of the Renminbi capital converted from foreign currency registered capital of a foreign-invested company. The use of such Renminbi capital may not be altered without SAFE approval, and such Renminbi capital may not in any case be used to repay Renminbi loans if the proceeds of such loans have not been used. Violations of SAFE Circular 142 could result in severe monetary or other penalties. We expect that if we convert any of our funds into Renminbi pursuant to SAFE Circular 142, our use of Renminbi funds will be for purposes within the approved business scope of our PRC subsidiaries. However, we may not be able to use such Renminbi funds to make equity investments in the PRC through our PRC subsidiaries.

We face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

Pursuant to the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises (“SAT Circular 698”), issued by the SAT, on December 10, 2009 with retroactive effect from January 1, 2008, except for the purchase and sale of equity through a public securities market where a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly via disposing the equity interests of an overseas holding company, or an “Indirect Transfer,” and such overseas holding company is located in a tax jurisdiction that (i) has an effective tax rate less than 12.5% or (ii) does not tax foreign income of its residents, the non-resident enterprise, being the transferor, shall report to the relevant tax authority of the PRC resident enterprise such Indirect Transfer. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such Indirect Transfer may be subject to PRC withholding tax at a rate of up to 10%. SAT Circular 698 also provides that, where a non-PRC resident enterprise transfers its equity interests in a PRC resident enterprise to its related parties at a price lower than the fair market value, the relevant tax authority has the power to make a reasonable adjustment to the taxable income of the transaction. There is uncertainty as to the application of SAT Circular 698. For example, while the term “Indirect Transfer” is not clearly defined, it is understood that the relevant PRC tax authorities have jurisdiction regarding requests for information over a wide range of foreign entities having no direct contact with China. Moreover, the relevant authority has not yet promulgated any formal provisions or formally declared or stated how to calculate the effective tax rates in foreign tax jurisdictions, and the process and format of the reporting of an Indirect Transfer to the relevant tax authority of the PRC resident enterprise. In addition, there has not been any formal declaration by the relevant authority with regard to how to determine whether a foreign investor has adopted an abusive arrangement in order to reduce, avoid or defer PRC tax. SAT Circular 698 may be determined by the tax authorities to be applicable to our offshore restructuring transactions and any future overseas equity transfers which indirectly involve the transfer of equity interests in PRC resident enterprises, if any of such transactions were determined by the tax authorities to be devoid of reasonable commercial purpose, we and our non-resident investors in such transactions may become at risk of being taxed under SAT Circular 698 as a result and we may be required to expend valuable resources to comply with SAT Circular 698 or to establish that we should not be taxed under the general anti-avoidance rule of the PRC Enterprise Income Tax Law, which may have a material adverse effect on our financial condition and results of operations or such non-resident investors’ investments in us.

Compliance with environmental regulations can be expensive, and noncompliance may result in adverse publicity and potentially significant monetary damages and fines or suspension of our business operations.

We are required to comply with all national and local regulations regarding protection of the environment in China. Compliance with environmental regulations is expensive. In addition, if more stringent regulations are adopted by the PRC government in the future, the costs of compliance with PRC environmental protection regulations could increase. If we fail to comply with present or future environmental regulations, we may be subject to substantial fines or damages or suspension of our business operations, and our reputation may be harmed.

The enforcement of the Labor Contract Law and other labor-related regulations in the PRC may adversely affect our business and results of operations.

In June 2007, the National People’s Congress of China enacted the Labor Contract Law, which became effective on January 1, 2008, to impose more stringent requirements on employers for entering into labor contracts and dismissal of employees. Further, under the newly promulgated Regulations on Paid Annual Leave for Employees, which became effective on January 1, 2008, employees who have served more than one year with an employer are entitled to a paid vacation ranging from five to fifteen days, depending on their length of service. Employees who waive such vacation entitlement at the request of the employer shall be compensated at three times their normal salaries for each waived vacation day. As a result of these new protective labor measures, our labor costs may increase and our future operations may be adversely affected.

In addition, as required by the relevant PRC laws and regulations, our PRC subsidiaries must provide their employees in the PRC with welfare schemes covering pension insurance, unemployment insurance, maternity insurance, injury insurance, medical insurance and a housing accumulation fund. Our PRC subsidiaries are in material compliance with all applicable labor laws and regulations in the PRC and have provided their employees in the PRC with welfare schemes covering above-mentioned insurances. However, the housing accumulation fund scheme has not been fully implemented in a timely manner in certain parts of the PRC, including places where some of our PRC subsidiaries are located. As of the date of this prospectus, where the housing accumulation scheme has been implemented, full contributions thereto have been made. Where the housing accumulation scheme has not been implemented, full provisions thereto have been made for contributions once the implementation is carried out. Should any of our PRC subsidiaries be considered by relevant local authorities as not in compliance with the requirements in respect of those insurances and the housing accumulation fund scheme, our PRC subsidiaries may be ordered by the relevant authorities to make the unpaid contributions or be fined and thus, our future operations may be adversely affected.

Risks Related to Us and Our Securities

Because we are incorporated under the laws of the Cayman Islands, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. Federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and substantially all of our assets are located outside the United States. In addition, a majority of our directors and officers are nationals or residents of jurisdictions other than the United States and all or a substantial portion of their assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon our directors or executive officers, or enforce judgments obtained in the United States courts against our directors or officers.

Our corporate affairs are governed by our second amended and restated memorandum and articles of association, the Companies Law (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and certain states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a Federal court of the United States.

There is also uncertainty as to whether the courts of the Cayman Islands would:

•	recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or
•	entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

The uncertainty relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. The courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands.

As a result of all of the above, shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a United States company.

We may be treated as a passive foreign investment company (“PFIC”), which could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we would be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. holder of our ordinary shares, the U.S. holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the expected composition (and estimated values) of the assets and the nature of the income of us and our subsidiaries and our current plans of operation, we do not expect to be treated as a PFIC for the current taxable year or in the near future. However, our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

A national securities exchange may not list our securities, or if a national securities exchange does grant such listing, it could thereafter delist our securities, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

We intend to apply to have our ordinary shares and warrants listed on a national securities exchange at an opportune time. However, there is no assurance that we will be successful in our efforts to have our securities listed. If a national securities exchange does not list our securities or if it grants such listing and thereafter delists our securities, we could face significant material adverse consequences, including:

•	A limited availability of market quotations for our securities;
•	A reduced liquidity with respect to our securities;
•	A determination that our ordinary shares are “penny stocks” which will require brokers trading in our shares to adhere to more stringent rules, possibly resulting in a reduced level of trading activity in the secondary trading market for our shares;
•	A limited amount of news and analyst coverage for us; and
•	A decreased ability to issue additional securities or obtain additional financing in the future.

Our warrants and unit purchase options may be exercised, which would increase the number of shares eligible for future resale in the public market and result in dilution to our shareholders.

Our warrants are currently exercisable. There are warrants outstanding to purchase 4,781,122 ordinary shares. In addition, in connection with our IPO, we granted to the underwriters in the IPO (and their designees) options to purchase, at $15.00 per unit, an aggregate of 360,000 units, each consisting of one ordinary share and one warrant (exercisable at $11.50 per share). There are currently 289,625 unit purchase options outstanding, which options and underlying warrants, if fully exercised, would result in an additional

579,250 ordinary shares being outstanding. To the extent such securities are exercised, additional ordinary shares of ours will be issued, which will result in dilution to the holders of our ordinary shares and increase the number of shares eligible for resale in the public market. Sales of substantial numbers of such shares in the public market could adversely affect the market price of our ordinary shares.

If we fail to maintain an effective system of internal controls, we may be unable to accurately report our financial results or prevent fraud, and investor confidence and the market price of our ordinary shares may be adversely affected.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We are a relatively young company with limited accounting personnel and other resources with which to address our internal controls and procedures. In addition, we must implement financial and disclosure control procedures and corporate governance practices that enable us to comply, on a stand-alone basis, with the Sarbanes-Oxley Act of 2002 and related Securities and Exchange Commission, or the SEC, rules. For example, we will need to further develop accounting and financial capabilities, including the establishment of an internal audit function and development of documentation related to internal control policies and procedures. Failure to quickly establish the necessary controls and procedures would make it difficult to comply with SEC rules and regulations with respect to internal control and financial reporting. We will need to take further actions to continue to improve our internal controls. If we are unable to implement solutions to any weaknesses in our existing internal controls and procedures, or if we fail to maintain an effective system of internal controls in the future, we may be unable to accurately report our financial results or prevent fraud and investor confidence and the market price of our ordinary shares may be adversely impacted.

Section 404 of the Sarbanes-Oxley Act of 2002 requires us to perform an evaluation of our internal controls over financial reporting and file annual management assessments of their effectiveness with the SEC. The management assessment to be filed is required to include a certification of our internal controls by our chief executive officer and chief financial officer. In addition to satisfying requirements of Section 404, we may also make improvements to our management information system to computerize certain manual controls, establish a comprehensive procedures manual for US GAAP financial reporting, and increase the headcount in the accounting and internal audit functions with professional qualifications and experience in accounting, financial reporting and auditing under US GAAP.

If we become an “accelerated filer” or a “large accelerated filer” as those terms are defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), our auditors will be required to attest to our evaluation of internal controls over financial reporting. Unless we successfully design and implement changes to our internal controls and management systems, or if we fail to maintain the adequacy of these controls as such standards are modified or amended from time to time, we may not be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002. As a result, our auditors may be unable to attest to the effectiveness of our internal controls over financial reporting. This could subject us to regulatory scrutiny and result in a loss of public confidence in our management, which could, among other things, adversely affect the price of our ordinary shares and our ability to raise additional capital.

Our executive officers do not have prior experience managing a public company subject to United States securities laws and preparing financial statements in U.S. GAAP.

Our chief executive officer and chief financial officer, who are primarily responsible for the disclosure contained in our annual reports and financial statements filed with the SEC, do not have prior experience as officers of a public company subject to United States securities laws. As a result, our executive officers chiefly in charge of our disclosure have limited experience with United States securities laws and U.S. GAAP. Accordingly, they may not have sufficient knowledge to properly interpret the extensive SEC financial reporting and disclosure rules or all relevant U.S. GAAP accounting standards and guidance, and may have to rely on third party advisers for compliance. If we are unable to engage knowledgeable third party advisers or our executive officers improperly interpret SEC financial reporting and disclosure rules and U.S. GAAP accounting standards and guidance, investor confidence and the market price of our securities may be adversely impacted.

One of our directors and officers controls a significant amount of our ordinary shares and his interests may not align with the interests of our other shareholders.

Kin Sun Sze-To, our Chairman of the Board of Directors, currently has beneficial ownership of approximately 63.9% of our issued and outstanding ordinary shares. This significant concentration of share ownership may adversely affect or reduce the trading price of our ordinary shares because investors often perceive a disadvantage in owning shares in a company with one or several controlling shareholders. Furthermore, our directors and officers, as a group, have the ability to significantly influence or control the outcome of all matters requiring shareholders’ approvals, including electing directors and approving mergers or other business combination transactions. These actions may be taken even if they are opposed by our other shareholders. This concentration of ownership and voting power may also discourage, delay or prevent a change in control of our company, which could deprive our shareholders of an opportunity to receive a premium for their shares as part of a sale of our company that might reduce the price of our ordinary shares.

Risks Relating to the Offering

The market price for our shares may be volatile.

The market price for our shares is likely to be highly volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results and changes or revisions of our expected results;
•	changes in financial estimates by securities research analysts;
•	conditions in the markets for plastic products;
•	changes in the economic performance or market valuations of companies specializing in the plastics business in China;
•	announcements by us and our affiliates or our competitors of new products, acquisitions, strategic relationships, joint ventures or capital commitments;
•	addition or departure of our senior management and key personnel; and
•	fluctuations of exchange rates between the RMB, the Hong Kong dollar and the U.S. dollar.

Volatility in the price of our shares may result in shareholder litigation that could in turn result in substantial costs and a diversion of our management’s attention and resources.

The financial markets in the United States and other countries have experienced significant price and volume fluctuations, and market prices have been and continue to be extremely volatile. Volatility in the price of our shares may be caused by factors outside of our control and may be unrelated or disproportionate to our results of operations. In the past, following periods of volatility in the market price of a public company’s securities, shareholders have frequently instituted securities class action litigation against such company. Litigation of this kind could result in substantial costs and a diversion of our management’s attention and resources.

If we do not pay dividends on our shares, shareholders may be forced to benefit from an investment in our shares only if those shares appreciate in value.

The payment of dividends in the future will be entirely within the sole discretion of our board of directors at such times. Accordingly, we may never declare or pay any dividend in the future. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board may deem relevant. If we determine not to pay any dividends, realization of a gain on shareholders’ investments will depend on the appreciation of the price of our shares, and there is no guarantee that our shares will appreciate in value.

We may need additional capital, and the sale of additional shares or equity or debt securities could result in additional dilution to our shareholders.

We believe that our current cash and cash equivalents and anticipated cash flow from operations will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If these resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain one or more additional credit facilities. The sale of additional equity securities could result in additional dilution to our shareholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. It is uncertain whether financing will be available in amounts or on terms acceptable to us, if at all.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The following factors, among others, could cause actual results to materially differ from those set forth in the forward-looking statements:

•	continued compliance with government regulations;
•	changing legislation or regulatory environments;
•	requirements or changes affecting the businesses in which we are engaged;
•	changing interpretations of accounting principles;
•	general economic conditions; and
•	other relevant risks detailed in our filings with the Securities and Exchange Commission.

The forward-looking statements contained in this prospectus are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

PER SHARE MARKET INFORMATION

Our units, ordinary shares and warrants are quoted on the OTC Bulletin Board under the symbols “PLTEF,” “PLTYF” and “PLTWF,” respectively. Prior to February 4, 2011, our units, shares and warrants were quoted on the OTC Bulletin Board under the symbols “GSMEF,” “GSMXF” and “GSMWF,” respectively. The following table sets forth the range of high and low closing sale prices for the units, shares and warrants for each full fiscal year since our units commenced trading on November 20, 2009 and our shares and warrants commenced trading on December 14, 2009, each full fiscal quarter in our last two fiscal years and any subsequent period, and each of the most recent six months. The quotations listed below reflect interdealer prices, without retail markup, markdown or commission and may not necessarily represent actual transactions.

	Ordinary Shares		Warrants		Units
Period	High	Low	High	Low	High	Low
May 2013(1)	$6.25	$6.25	$0.060	$0.060	$6.50	$6.50
April 2013	$6.25	$6.25	$0.060	$0.060	$6.50	$6.50
March 2013	$6.25	$6.25	$0.060	$0.060	$6.50	$6.50
February 2013	$6.25	$6.15	$0.100	$0.060	$6.50	$6.50
January 2013	$6.45	$6.15	$0.100	$0.100	$6.50	$6.50
December 2012	$6.45	$6.45	$0.100	$0.100	$6.50	$6.50
November 2012	$6.45	$6.45	$0.100	$0.100	$6.50	$6.50
Fiscal Quarter for Period Ended Dec. 31, 2012:
Fourth Quarter	$7.00	$6.45	$0.100	$0.100	$6.50	$6.50
Third Quarter	$9.90	$6.30	$0.120	$0.060	$6.50	$6.50
Second Quarter	$6.30	$5.50	$0.080	$0.060	$6.50	$6.50
FY Ended April 30, 2012:
Fourth Quarter	$6.00	$5.25	$0.105	$0.080	$6.50	$6.50
Third Quarter	$9.00	$6.00	$0.200	$0.105	$9.85	$6.25
Second Quarter	$9.00	$6.30	$0.350	$0.120	$9.85	$9.85
First Quarter	$9.00	$6.50	$0.400	$0.150	$9.85	$9.50
FY Ended April 30, 2011:
Fourth Quarter	$9.00	$8.00	$0.410	$0.220	$9.50	$8.25
Third Quarter	$10.30	$8.00	$0.350	$0.155	$10.50	$9.00
Second Quarter	$10.28	$10.05	$0.350	$0.200	$10.48	$10.20
First Quarter	$10.10	$9.94	$0.380	$0.300	$10.30	$10.20
Period Ended Dec 31, 2012	$9.90	$5.25	$0.150	$0.060	$6.50	$6.50
FY Ended April 30,
2012	$9.00	$5.25	$0.400	$0.080	$9.85	$6.25
2011	$10.30	$8.00	$0.410	$0.155	$10.50	$8.25
2010	$10.28	$9.65	$0.400	$0.200	$10.50	$9.95

(1)	Through May 9, 2013.

Approximate Number of Holders of Our Securities

On            , 2013, there were      holders of record of our units,      shareholders of record of our ordinary shares and      holders of record of our warrants. Certain of our shares are held in nominee or street name so the actual number of beneficial owners of our shares is greater than the number of record holders set forth above.

CAPITALIZATION

The following table sets forth our capitalization, as of March 31, 2013:

•	on an actual basis; and
•	on an as adjusted basis to give effect to the issuance of ordinary shares offered by this prospectus.

The below table assumes that the holders of all outstanding warrants and unit purchase options have exercised such securities for cash as opposed to pursuant to cashless exercises as permitted by such securities.

You should read this table in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our consolidated financial statements and related notes and unaudited consolidated financial statements included elsewhere in this prospectus. The information presented in the capitalization table below is unaudited.

	As of March 31, 2013
	Actual (unaudited)	As Adjusted (unaudited)
(in HK$’000, except per share data)
Bank borrowings	77,305	77,305
	77,305	77,305
Equity:
Preferred shares (US$0.001 par value; 1,000,000 share authorized, none issued and outstanding)	—	—
Ordinary shares (US$0.001 par value; 100,000,000 shares authorized, 13,692,228 Shares issued and outstanding as of March 31, 2013)	107	149
Additional paid-in capital	61,775	550,423
Accumulated other comprehensive income	15,842	15,842
Retained earnings	690,455	690,455
Total shareholders’ equity	768,179	1,256,869
Total capitalization	845,484	1,334,174

USE OF PROCEEDS

We will not receive any proceeds from the sale of the securities under this prospectus, although we could receive up to $13,582,903 upon the exercise of all of the Insider Warrants, up to $4,344,375 upon the exercise of the unit purchase options issued to the representative of the underwriters of our IPO and their designees, up to $3,330,687.50 upon the exercise of the warrants issuable upon exercise of such unit purchase options and up to $41,400,000 upon the exercise of the warrants issued in our IPO. Any amounts we receive from such exercises will be used for working capital and other general corporate purposes. The holders of the warrants are not obligated to exercise the warrants and we cannot assure that the holders of the warrants will choose to exercise all or any of the warrants.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our shares. The payment of dividends in the future will be entirely within the sole discretion of our board of directors at such times. Accordingly, we may never declare or pay any dividend in the future. Even if the board of directors decides to pay dividends, the form, frequency and amount will depend upon Plastec’s future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that the board may deem relevant.

EXCHANGE RATE INFORMATION

Unless otherwise noted, all translations from Hong Kong dollars to US dollars in this prospectus were made at the noon buying rate in the City of New York for cable transfers of Hong Kong dollars as certified for customs purposes by the Federal Reserve Bank of New York on            , 2013, which was HKD      to US$1.00. We make no representation that any Hong Kong dollars or US dollar amounts could have been, or could be, converted into US dollar or Hong Kong dollars, as the case may be, at any particular rate, at the rates stated below, or at all.

The following table sets forth information concerning exchange rates between the Hong Kong dollar and the US dollar for the periods indicated. These rates are provided solely for your convenience and are not necessarily the exchange rates that we used in this prospectus or will use in the preparation of our periodic reports or any other information to be provided to you. The noon buying rate as set forth in the weekly H.10 statistical release of the Federal Reserve Board on            , 2013 was HKD      to US$1.00.

Period	Period End	Average(1)	Maximum	Minimum
May 3, 2013	7.7591	—	—	—
April 2013	7.7606	7.7631	7.7652	7.7606
March 2013	7.7629	7.7592	7.7640	7.7551
February 2013	7.7546	7.7552	7.7580	7.7531
January 2013	7.7560	7.7530	7.7585	7.7503
December 2012	7.7523	7.7501	7.7518	7.7493
November 2012	7.7501	7.7505	7.7518	7.7493
8 Months Ended Dec. 31, 2012	7.7507	7.7541	7.7699	7.7493
FY Ended April 30,
2012	7.7587	7.7719	7.7942	7.7551
2011	7.7673	7.7748	7.7926	7.7515
2010	7.7637	7.7552	7.7665	7.7497
2009	7.7500	7.7693	7.8041	7.7499
2008	7.7950	7.7924	7.8264	7.7502

Source:  For all periods prior to January 1, 2009, the exchange rate refers to the noon buying rate as reported by the Federal Reserve Bank of New York. For periods beginning on or after January 1, 2009, the exchange rate refers to the noon buying rate as set forth in the weekly H.10 statistical release of the Federal Reserve Board

(1)	Annual and quarterly averages are calculated from month-end rates. Monthly averages are calculated using the average of the daily rates during the relevant period.

SELECTED CONSOLIDATED FINANCIAL DATA

The following selected consolidated financial data for the periods and as of the dates indicated should be read in conjunction with our consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Our fiscal year end date had been April 30 since the closing of our merger (discussed in the “Corporate History and Structure” section of this prospectus) until September 11, 2012, when we changed our fiscal year end date to December 31. The change in fiscal year end was made so that our fiscal year end would coincide with all our operating subsidiaries in the People’s Republic of China. The selected financial information set forth below has been derived from our audited financial statements for the 8-month period ended December 31, 2012 and for the years ended April 30, 2012, 2011, 2010 and 2009. We are omitting our summary financial information for the year 2008 because we do not have audited financial statements for that year and such information cannot be provided in accordance with the generally accepted accounting principles in the United States of America (“US GAAP”) without unreasonable effort or expense. For a comparison of our operating results for the 8-month periods ended December 31, 2011 and 2012, see note 20 to the Consolidated Financial Statements. Financial information presented in note 20 and elsewhere in this prospectus for the 8-month period ended December 31, 2011 has not been audited and is presented for comparative purposes only.

Our results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” beginning on page 5 of this prospectus.

	For the 8-month period ended December 31	For the year ended April 30
	2012	2012	2011	2010	2009
	(in HK$’000, except for per share data)
Revenues	933,888	1,291,223	1,323,533	966,755	913,444
Cost of revenues	(807,104)	(1,142,653)	(1,074,880)	(810,187)	(749,649)
Gross profit	126,784	148,570	248,653	156,568	163,795
Selling, general and administrative expenses	(66,330)	(81,557)	(83,584)	(63,824)	(69,241)
Other income	6,266	2,431	4,711	4,364	2,102
Write-off of property, plant and equipment	(4,058)	(690)	(1,791)	(40,348)	—
Gain/(loss) on disposal of property, plant and equipment	1,898	938	1,315	1,077	(29,031)
Income from operations	64,560	69,692	169,304	57,837	67,625
Interest income	166	218	124	60	240
Interest expense	(1,559)	(2,695)	(3,008)	(2,733)	(5,355)
Income before income tax expense	63,167	67,215	166,420	55,164	62,510
Income tax expense	(3,344)	(16,811)	(33,106)	(10,857)	(772)
Net income	59,823	50,404	133,314	44,307	61,738
Net income per share
Basic and diluted income per ordinary share	HK$4.2	HK$3.2	HK$16.9	HK$6.3	HK$ 8.8
Basic and diluted weighted average number of ordinary shares	14,303,544	15,944,233	7,891,754	7,054,583	7,054,583

	December 31,	April 30,
	2012	2012	2011	2010	2009
Total assets	1,179,142	1,193,729	1,201,927	977,492	844,097
Total liabilities	400,897	481,682	455,667	411,400	294,068
Total shareholders’ equity	778,245	712,047	746,260	566,092	550,029

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

Overview

We are a vertically integrated plastic manufacturing services provider. We provide comprehensive precision plastic manufacturing services from mold design and fabrication and plastic injection manufacturing to secondary-process finishing as well as parts assembly through our wholly owned subsidiary, Plastec.

We manufacture our products solely on the basis of customer orders. Our major customers include leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys.

The Asia-Pacific region has been our principal market, accounting for approximately 83.1%, 64.4%, 57.5%, 58.3% and 49.6% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. Europe ranks the second and accounted for approximately 16.3%, 35.2%, 42.0%, 41.0% and 40.7% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. The United States accounted for the balance for approximately 0.6%, 0.4%, 0.5%, 0.7% and 9.7% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

Plastec has production facilities in Guangdong Province and Jiangsu Province, China. Also, its newly established production plant in Saraburi Province, Thailand (the “Broadway Thailand Manufacturing Plant”) has been undergoing trial production runs since January 2013.

Factors Affecting Our Performance

The following are the key factors that may affect our financial condition and results of operations:

Our ability to stay current with the latest market trends and technology

Continued growth of our business depends to a significant extent on our ability to enhance our existing products and services and to develop new ones in light of the latest market trends and technology. As a majority of our customers make and sell consumer electronics and electrical home appliances, our industry is characterized by rapid technological changes and changing consumer preferences. Most of the consumer electronics and electrical home appliances tend to have short product life cycles, faster technology obsolescence and are subject to constantly evolving industry standards. In order to stay current with the latest market trends and technology, we must continually invest in new machines and technologies to upgrade and expand our manufacturing capabilities and know-how. If we are unable to remain up to date with respect to market trends and technology and correspondingly respond to our customers’ requirements on a timely basis, demand for our products and services will be adversely affected.

Our ability to retain existing customers and compete for additional customers and new businesses

We service principally a limited number of multinational corporations. We depend on approximately five major customers, who collectively accounted for approximately 66.2%, 75.2%, 77.1%, 77.3% and 74.0% of our revenue for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. Historically, the largest customer accounted for approximately 32.5%, 33.3%, 35.6%, 35.5% and 36.4% of our revenue for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

Our ability to retain our existing customers, to develop additional customers, and to secure new business opportunities from these existing and new customers is vital to our ongoing success and future expansion. Our industry is competitive, and we expect it to become more competitive as the plastic market becomes more globally integrated and as new entrants enter into this global market. If we lose, or receive reduced or delayed orders from, one or more of our existing major customers, or if we fail to develop additional customers, or if we fail to execute our expansion plan to compete for new business opportunities from these existing or new customers in different jurisdictions or in terms of additional product categories, our results of operations will be adversely affected.

Changes in selling prices and gross margin

A majority of our customers are manufacturers, the selling prices of the end products of which typically tend to decline significantly over time. As a result, our customers have also placed pricing pressure on our products over the life of the product. We believe the selling prices of each of our products will continue to decline in the foreseeable future. To offset the declining selling prices, we must receive orders for new products that command higher initial selling prices in a timely manner. In addition, because the higher initial selling prices of a product often result in a higher gross margin, if we receive a large order of a new product or multiple orders of different new products in a short period of time, we may experience an increase in our gross margin. Conversely, if we do not receive orders for new products over time and cannot otherwise increase the selling prices of its products in a timely manner, our gross margins will decline.

Market demand for products made and sold by customers

We do not sell our products directly to the mass consumer market. Instead, we sell products, largely plastic components, to leading international OEMs, ODMs and OBMs for them to incorporate into their consumer electronics products, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys. Market demand for our products is, therefore, derived from the demand for the products of our customers. Our customers market their products globally and any significant change in the global demand or preference for these consumer electronics products, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys will affect our revenue. The ability of our customers to compete successfully to increase their market share will indirectly affect our business prospects and results of operations.

Our ability to continue to rely on our existing Tenancy Agreements for certain of our manufacturing plants

We rely on Tenancy Agreements (the terms of which are described in greater detail under the section of this prospectus entitled “Business — Properties”) for the use of land and premises that are necessary for the operation of our business for certain of our manufacturing plants. They are either with a fixed duration of lease or with an option to further extend at our discretion within the pre-determined period. It is possible that any of the Tenancy Agreements could be terminated or invalidated prior to its stated maturity if these Tenancy Agreements may not be legally valid and enforceable, as a matter of applicable laws and regulations in the event that the land use rights certificates or building ownership certificates or prior approval by competent governmental authorities are not obtained. The lessors in the Tenancy Agreements do not undertake to compensate us for losses arising from such deficiencies. If we have to vacate some or all of our production facilities because of the foregoing, we would incur significant losses of revenue, we would have significant difficulty in performing the contracts with our customers to supply our products and services, and we would experience significant delays in our attempt to find alternative manufacturing premises and to relocate our production facilities. We would also have to commit significant financial and other resources, including time of senior management members, to complete such relocation. Should this happen on a significant scale, our results of operations, business prospects and financial condition could be materially and adversely affected.

Critical Accounting Policies

We prepare our consolidated financial statements in accordance with U.S. GAAP, which requires us to make judgments, estimates and assumptions that affect:

•	the reported amounts of its assets and liabilities;
•	the disclosure of its contingent assets and liabilities at the end of each reporting period; and
•	the reported amounts of revenues and expenses during each reporting period.

We continually evaluate these estimates based on our own experience, knowledge and assessment of current business and other conditions, our expectations regarding the future based on available information and reasonable assumptions, which together form our basis for making judgments about matters that are not readily apparent from other sources. Some of our accounting policies require a higher degree of judgment than others in their application. When reading our consolidated financial statements, you should consider:

•	our selection of critical accounting policies;

•	the judgment and other uncertainties affecting the application of such policies; and
•	the sensitivity of reported results to changes in conditions and assumptions.

We believe the following accounting policies involve the most significant judgments and estimates used in the preparation of our financial statements:

Depreciation and amortization

Our long-lived assets include property, plant and equipment. We amortize our long-lived assets using the straight-line method over the estimated useful lives of the assets, taking into account the assets’ estimated residual values. We estimate the useful lives and residual values at the time we acquire the assets based on our management’s knowledge on the useful lives of similar assets and replacement costs of similar assets having been used for the same useful lives respectively in the market, and taking into account anticipated technological or other changes. On this basis, we have estimated the useful lives of our buildings to be 30 years, our leasehold improvements to be three to six years, our plants and machinery to be three to ten years, our furniture, fixture and equipment to be three to six years, our computer equipment to be three to four years, our molds to be two to five years and our motor vehicles to be five years. We review the estimated useful life and residual value for each of our long-lived assets on a regular basis. If technological changes are to occur more rapidly than anticipated, we may shorten the useful lives or lower the residual value assigned to these assets, which will result in the recognition of increased depreciation and amortization expense in the adjusted remaining useful lives.

Revenues

We derive revenues primarily from the sale of precision plastic parts and components in our role as an integrated plastic manufacturing services provider.

The Asia-Pacific region has been our principal market, accounting for 83.1%, 64.4%, 57.5%, 58.3% and 49.6% of our revenue for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. Europe ranks the second and accounted for approximately 16.3%, 35.2%, 42.0%, 41.0% and 40.7% of our revenue for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. The United States accounted for the balance for approximately 0.6%, 0.4%, 0.5%, 0.7% and 9.7% of our revenue for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. We determine the geographical market of our sales on the basis of the location of the customers that we are billing, regardless of the actual location of those goods we shipped.

Cost of Sales

The main components of our cost of sales are raw materials, direct labor costs and factory overheads. Raw materials mainly include mold bases, resins, paints and solvents. Our direct labor cost relates to employees directly hired by our PRC subsidiaries, indirect employees they hired from the PRC counterparties and temporary employees they hire from time to time. Our factory overhead includes machinery depreciation, rental expenses, utility consumed and other indirect factory expenses incurred. Our cost of sales and percentage cost of sales for the periods presented were approximately as follows:

	Year ended April 30,						8-month period ended December 31,
	2010		2011		2012		2011		2012
Component	(HK$’000)%		(HK$’000)%		(HK$’000)%		(HK$’000)%		(HK$’000)%
Raw materials	371,249	45.8	512,593	47.7	459,104	40.2	332,465	41.5	291,606	36.1
Factory overheads	293,367	36.2	335,686	31.2	406,959	35.6	269,084	33.6	328,294	40.7
Direct labor costs	145,571	18.0	226,601	21.1	276,590	24.2	199,864	24.9	187,204	23.2
Total	810,187	100.0	1,074,880	100.0	1,142,653	100.0	801,413	100.0	807,104	100.0

Approximately 49.9% of our purchases of raw materials in the 8-month period ended December 31, 2012 were denominated in Hong Kong dollars, 43.1% in U.S. dollars and 7.0% in Renminbi. The main factor affecting the prices of our raw materials is the supply and demand for resins, mold bases and paints. However, fluctuations in prices of raw materials have not significantly affected our gross margins primarily because our quotations to our customers have been on a “cost-plus” basis that took into account the pre-determined prices of these raw materials as requested by our customers. In addition, our quotations to customers are generally subject to revision in the event of any significant increase in raw material prices.

The level of direct labor costs has been escalating under the prevailing market condition in China, as well as the other fringe benefits for labor.

Gross Margins

In general, factors affecting our revenue and cost of sales will affect our gross profit margin. The following factors tend to have a material effect on our gross margins:

•	Stage of the product life cycle. Most of the plastic parts and components we manufacture tend to experience price erosion over the life cycle of the end-products that our customers make and sell. Such products, especially consumer electronics and electrical home appliances, generally command a higher premium in the earlier stages of their life cycles and tend to decline toward the end of their life cycles. This life cycle also affects the pricing of our products. The pricing pressure is particularly acute and apparent during the time when products at the end of their life cycles are not replaced with new products, although such decline in margin is often compensated by larger volumes of orders subsequent to the start-up stage of a product.
•	Volume discounts. Typically, our customers with purchase orders exceeding a certain quantity will request and in certain circumstances, we may grant, a volume discount. A volume discount means the customer would receive a reduced unit selling price in exchange for an increased total order. Such discounts, when offered, result in a lower profit margin per unit in such sales.
•	Market penetration strategy. From time to time, we may price our products competitively to penetrate deeper into our target markets or to attract new customers. Such strategy will also lead to a decrease in our unit selling price and lower our profit margin as a result.
•	Prevailing direct labor costs and production costs. Our direct labor costs relate to employees directly hired by our PRC subsidiaries, temporary employees they hire from time to time and indirect employees they previously hired through PRC counterparties to processing agreements described on page 54 of this prospectus. Production costs include machinery depreciation, rental expenses, utility consumed and other indirect factory expenses incurred. The prevailing level of wages and other employees’ benefits and the inflation in PRC have increased in recent years, which affects our gross profit margin.

Operating Costs

Our operating costs mainly comprise of administrative expenses and distribution costs, as well as interest expenses. Our administrative expenses and distribution costs comprise mainly staff costs, including our directors’ fees and remuneration, general administrative expenses, marketing expenses and office expenses, and constituted approximately HK$63.8 million, HK$83.6 million, HK$81.6 million, HK$56.5 million and HK$66.3 million for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. In addition to the administrative expenses and distribution costs, on the disposals and write-off of fixed assets we recorded loss of approximately HK$39.3 million and HK$0.5 million in the years ended April 30, 2010 and 2011 respectively, a gain of approximately HK$0.2 million in the year ended April 30, 2012, a gain of approximately HK$0.1 million and a loss of approximately HK$2.2 million in the 8-month periods ended December 31, 2011 and 2012, respectively.

Our interest expenses include mainly bank interest and charges in relation to Plastec’s bank borrowings and finance leases, and constituted approximately HK$2.7 million, HK$3.0 million, HK$2.7 million, HK$1.9 million and HK$1.6 million for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

Income Tax

Due to the various tax incentives available to Plastec, our effective corporate income tax rates for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012 were 19.7%, 19.9%, 25.0%, 25.0% and 5.3%, respectively. The smaller effective corporate income tax rates for the

8-month period ended December 31, 2012 was the result of changes of profit contributions from our operations in different tax jurisdictions as described below.

Hong Kong.  Plastec is subject to income tax on its profits in Hong Kong at the prevailing corporate tax rate of 16.5%. Plastec makes provisions for its Hong Kong profit tax in its combined financial statements in reliance on the Departmental Interpretation and Practice Note No. 21 issued by the Hong Kong Inland Revenue Department regarding processing arrangements. Accordingly, Plastec’s relevant subsidiaries have made provisions at the prevailing Hong Kong profit tax rate on 50% of their estimated assessable profit from their sale of goods manufactured in China under their processing arrangements for each year.

China.  Plastec has, as of the date of this prospectus, five operating subsidiaries with operations in China:

As a result, Plastec is subject to various PRC taxes as well as the benefits of various PRC tax incentives. The rate of income tax chargeable on companies in China varies depending on the availability of preferential tax treatment or subsidies based on their industry or location. Under PRC laws and regulations, prior to December 31, 2007, a company established in China in the form of a foreign-invested enterprise was typically subject to a national enterprise income tax at the rate of 30% on its taxable income and a local enterprise income tax at the rate of 3% on its taxable income. The PRC government has provided various incentives to foreign-invested enterprises to encourage foreign investments. Foreign-invested enterprises that are determined by PRC tax authorities to be manufacturing companies with authorized terms of operation for more than ten years are eligible for:

•	a national enterprise income tax at the rate of 24% on its taxable income if such enterprises are located in coastal economic open zones or in the old urban districts of the Special Economic Zones or the Economic and Technological Development Zones in the PRC;
•	a two-year exemption from the national enterprise income tax beginning with their first profitable year; and
•	a 50% reduction of their applicable national enterprise income tax rate for the succeeding three years.

The local preferential enterprise taxation treatment is within the jurisdiction of the local provincial authorities as permitted under the current PRC tax laws relating to foreign-invested enterprises. The local tax authorities decide whether to grant any tax preferential treatment to foreign-invested enterprises on the basis of their local conditions.

In March 2007, the National People’s Congress of China enacted a new Enterprise Income Tax Law, which became effective on January 1, 2008. In December 2007, the State Council promulgated the Regulations on the Implementation of the Enterprise Income Tax Law of the PRC, which became effective on January 1, 2008. The new tax law imposes a unified income tax rate of 25% on all domestic enterprises and foreign-invested enterprises unless they qualify under certain limited exemptions, and the enterprise income tax will no longer be divided into the national enterprise income tax and the local enterprise income tax. The new PRC tax law also permits companies to continue to enjoy their existing preferential tax treatment until such treatment expires in accordance with its current terms. Our PRC preferential tax treatment has expired, with the last of such treatment expiring on December 31, 2012. We will be subject, going forward, to the unified income tax rate of 25% for all of our PRC subsidiaries. Accordingly, we will be subject to higher income tax expenses for our PRC operations.

Under the PRC tax law effective prior to January 1, 2008, dividend payments to foreign investors made by foreign-invested enterprises such as its PRC subsidiaries are exempted from PRC withholding tax. Pursuant to the new PRC tax law, however, dividends payable by a foreign-invested enterprise to its foreign investors is subject to a 10% withholding tax, unless any such foreign investor’s jurisdiction of incorporation has a tax treaty with China that provides for a different withholding arrangement.

Plastec may have uncertainty over non-taxable income benefit in the business of certain of our subsidiaries under its processing arrangement in PRC. Based on the processing factories operation of the relevant subsidiaries, the PRC tax bureau may take the position that they have permanent establishment in the

PRC. In this regard, the relevant subsidiaries may be subject to enterprise income tax at a rate of 25% on the net profits attributable to their permanent establishment in PRC, for which provision for additional tax payable plus interest thereon have already been made. Beginning January 2013, our wholly foreign-owned enterprise subsidiaries have taken over the operations of the processing factories. Accordingly, we do not expect the uncertainty described in this paragraph to materially affect our results of operation for taxable years beginning after December 31, 2012.

Macau.  Under Decree-Law No. 58/59/M, a Macau company incorporated under such 58/59/M law is exempted from Macau complementary tax, or Macau income tax, as long as such 58/59/M company does not sell its products to a Macau resident. A Plastec subsidiary was incorporated in Macau on August 13, 2004 and is qualified as a 58/59/M company.

Thailand.  The two subsidiaries of Plastec in Thailand are subject to corporate income tax. Under Board of Investment, one subsidiary is subject to a tax rate of 23%, while the other subsidiary is exempted from corporate income tax for six years for the tax privilege.

Review of Results of Operations

For the 8-month period ended December 31, 2012 compared to the 8-month period ended December 31, 2011

Revenue.  Our revenue for the 8-month period ended December 31, 2012 increased by HK$22.6 million or 2.5% to HK$933.9 million from HK$911.3 in the 8-month period ended December 31, 2011. The increase was mainly contributed from sales orders received from existing customers for their new products launchings, and new sales orders solicited from new customers.

Cost of sales.  Cost of sales for the 8-month period ended December 31, 2012 increased by HK$5.7 million or 0.7% to HK$807.1 million from HK$801.4 million in the 8-month period ended December 31, 2011. Our cost of sales is comprised mainly of cost of raw materials, direct labor costs and factory overheads. Our cost of raw materials decreased to HK$291.6 million, or approximately 36.1% of the total cost of sales in the 8-month period ended December 31, 2012 compared to HK$332.5 million, or approximately 41.5% in the 8-month period ended December 31, 2011 as less raw materials had been consumed according to the product mix requirements during the period. Our direct labor costs decreased to HK$187.2 million, or approximately 23.2% of the cost of sales in the period ended December 31, 2012 compared to HK$199.9 million, or approximately 24.9% in the year ended April 30, 2011, which decrease is attributable to our efforts in further streamlining the manufacturing process and controlling direct wages and other workers’ benefits. Our factory overheads increased to HK$328.3 million, or approximately 40.7% in the 8-month period ended December 31, 2012, compared to HK$269.1 million, or approximately 33.6% in the year ended April 30, 2011 because of inflationary factory overheads and also increased sub-contracting expenses during the period.

Gross profit.  Our gross profit increased by approximately 15.4% to HK$126.8 million in the 8-month period ended December 31, 2012 from HK$109.9 million in the 8-month period ended December 31, 2011. Our gross profit margin increased to 13.6% from 12.1% between the two periods. The improvement of our profit margin was resulted from better margins for those new products launched by our customers and also more value added services rendered for the product mix during the period.

Other income.  Our other income increased by approximately 293.8% to HK$6.3 million in the 8-month period ended December 31, 2012 from HK$1.6 million in the 8-month period ended December 31, 2011 arising from cancellation of certain accrued expenses related to our processing factories when their operations were being taken over by our wholly foreign-owned enterprise subsidiaries.

Selling, general and administrative expenses.  Total selling, general and administrative expenses increased by approximately 17.4% to HK$66.3 million in the 8-month period ended December 31, 2012 from HK$56.5 million in the 8-month period ended December 31, 2011 mainly due to increased salary and allowances for management and administration staff during the period.

Interest expenses.  Our interest expenses decreased by approximately 15.8% to HK$1.6 million in the 8-month period ended December 31, 2012 from HK$1.9 million in the 8-month period ended December 31, 2011. The decrease was primarily due to lower bank borrowings during the year.

Income before income tax expense.  Our income before income tax expense increased by approximately 18.3% to HK$63.2 million in the 8-month period ended December 31, 2012 from HK$53.4 million in the 8-month period ended December 31, 2011.

Income tax expense.  Our income tax expenses decreased by approximately 75.4% to HK$3.3 million, representing an effective tax rate of 5.3%, in the 8-month ended December 31, 2012 from HK$13.4 million, representing an effective tax rate of 25.0%, in the 8-month period ended December 31, 2011. The lower effective tax rate was due to more profit contributions by our operations in the jurisdictions of lower tax rate proportionally during the period.

Net income.  Our net income increased by approximately 49.5% to HK$59.8 million in the 8-month period ended December 31, 2012 from HK$40.0 million in the 8-month period ended April 30, 2011.

For the year ended April 30, 2012 compared to the year ended April 30, 2011

Revenues.  Our revenues decreased by approximately 2.4% to HK$1,291.2 million in the year ended April 30, 2012 from HK$1,323.5 million in the year ended April 30, 2011. The decrease was due to the interruption in the supply chain in the industry by the earthquake in East Japan and floods in Thailand. Our customers reduced their purchases from us, and delayed their new product launch and development under the prevailing market sentiments.

Cost of sales.  Our cost of sales increased by approximately 6.3% to HK$1,142.7 million in the year ended April 30, 2012 from HK$1,074.9 million in the year ended April 30, 2011. The cost of raw materials decreased to HK$459.1 million, or approximately 40.2% of the total cost of sales in the year ended April 30, 2012 compared to HK$512.6 million, or approximately 47.7% in the year ended April 30, 2011 for less raw materials consumed for the product mix during the year. Our direct labor costs increased to HK$276.6 million, or approximately 24.2% of the cost of sales in the year ended April 30, 2012 compared to HK$226.6 million, or approximately 21.1% in the year ended April 30, 2011. This resulted from the increased prevailing level of wages and other workers’ benefits in China. Our factory overheads increased to HK$407.0 million, or approximately 35.6% in the year ended April 30, 2012, compared to HK$335.7 million, or approximately 31.2% in the year ended April 30, 2011 because of high inflation in China experienced during the period.

Gross profit.  Our gross profit decreased by approximately 40.3% to HK$148.6 million in the year ended April 30, 2012 from HK$248.7 million in the year ended April 30, 2011. Our gross profit margin decreased to 11.5% from 18.8% between the two periods. Our profit margin had been dampened during the period by the delay in new models launch by our customers, despite our efforts in controlling factory overheads and direct labor costs.

Other income.  Our other income decreased by approximately 48.4% to HK$2.4 million in the year ended April 30, 2012 from HK$4.7 million in the year ended April 30, 2011.

Selling, general and administrative expenses.  Our selling, general and administrative expenses decreased by approximately 2.4% to HK$81.6 million in the year ended April 30, 2012 from HK$83.6 million in the year ended April 30, 2011.

Interest expenses.  Our interest expenses decreased by approximately 10.4% to HK$2.7 million in the year ended April 30, 2012 from HK$3.0 million in the year ended April 30, 2011. The decrease was primarily due to lower bank borrowings during the year.

Income before income tax expense.  Our income before income tax expense decreased by approximately 59.6% to HK$67.2 million in the year ended April 30, 2012 from HK$166.4 million in the year ended April 30, 2011.

Income tax expense.  Our income tax expenses decreased by approximately 49.2% to HK$16.8 million, representing an effective tax rate of 25.0%, in the year ended April 30, 2012 from HK$33.1 million, representing an effective tax rate of 19.9%, in the year ended April 30, 2011. This was due to the decreased income during the year.

Net income.  Our net income decreased by approximately 62.2% to HK$50.4 million in the year ended April 30, 2012 from HK$133.3 million in the year ended April 30, 2011.

For the year ended April 30, 2011 compared to the year ended April 30, 2010

Revenues.  Our revenues increased by approximately 36.9% to HK$1,323.5 million in the year ended April 30, 2011 from HK$966.8 million in the year ended April 30, 2010. This was due to the increased sales to our major customers supported by our expanded manufacturing capacity.

Cost of sales.  Our cost of sales increased by approximately 32.7% to HK$1,074.9 million in the year ended April 30, 2011 from HK$810.2 million in the year ended April 30, 2010. The increase of cost of sales in the year ended April 30, 2011 resulted from the higher production levels. The cost of raw materials was HK$512.6 million, or approximately 47.7% of the total cost of sales in the year ended April 30, 2011 compared to HK$371.2 million, or approximately 45.8% in the year ended April 30, 2010. Our direct labor costs increased to HK$226.6 million, or approximately 21.1% of the cost of sales in the year ended April 30, 2011 compared to HK$145.6 million, or approximately 18.0% in the year ended April 30, 2010. The increase in direct labor costs was in line with the overall increased level of wages and other workers’ benefits. Our factory overheads increased to HK$335.7 million, or approximately 31.2% in the year ended April 30, 2011 compared to HK$293.4 million, or approximately 36.2% in the year ended April 30, 2010.

Gross profit.  Our gross profit increased by approximately 58.8% to HK$248.7 million in the year ended April 30, 2011 from HK$156.6 million in the year ended April 30, 2010. Our gross profit margin increased to 18.8% from 16.2% between the two periods. This was primarily due to economies of scale and effective overall cost control.

Other income.  Our other income increased by approximately 6.8% to HK$4.7 million in the year ended April 30, 2011 from HK$4.4 million in the year ended April 30, 2010. The other income in the year ended April 30, 2011 included a one-off compensation received from the local government for acquiring a small piece of land owned by Heyuan Sun Line Industrial Limited in China.

Selling, general and administrative expenses.  Our selling, general and administrative expenses increased by approximately 31.0% to HK$83.6 million in the year ended April 30, 2011 from HK$63.8 million in the year ended April 30, 2010.

Interest expenses.  Our interest expenses increased by approximately 11.1% to HK$3.0 million in the year ended April 30, 2011 from HK$2.7 million in the year ended April 30, 2010. The increase was primarily due to higher bank borrowings during the year.

Income before income tax expense.  Our income before income tax expense increased by approximately 201.4% to HK$166.4 million in the year ended April 30, 2011 from HK$55.2 million in the year ended April 30, 2010.

Income tax expense.  Our income tax expenses increased by approximately 203.7% to HK$33.1 million, representing an effective tax rate of 19.9%, in the year ended April 30, 2011 from HK$10.9 million, representing an effective tax rate of 19.7%, in the year ended April 30, 2010. The increase was due to the additional tax provisions provided following the assessment of our uncertainty in income taxes during the year.

Net income.  Our net income increased by approximately 200.9% to HK$133.3 million in the year ended April 30, 2011 from HK$44.3 million in the year ended April 30, 2010.

Liquidity and Capital Resources

Our operations have been generally funded through a combination of net cash generated from its operations, equity capital and borrowings from financial institutions. We believe that we have adequate working capital to finance our operations.

Summary of Cash Flows

	Year Ended April 30,			8-month Period Ended December 31,
	2010	2011	2012	2011	2012
	(HK$’000)
Net Cash From Operating Activities	205,113	261,640	216,628	178,991	247,566
Net Cash From Investing Activities	(178,277)	(227,581)	(133,728)	(102,952)	(73,414)
Net Cash From Financing Activities	28,661	34,176	(110,180)	(115,785)	(63,118)
	55,497	68,235	(27,280)	(39,746)	111,034

For the 8-month period ended December 31, 2012 compared to the 8-month period ended December 31, 2011

Net cash generated from operating activities.  For the 8-month period ended December 31, 2012, we generated a net cash inflow from operating activities of approximately HK$247.6 million, which comprised operating cash flow before changes in operating assets and liabilities of HK$166.9 million, adjusted for net inflows from changes in operating assets and liabilities of HK$80.7 million. The net cash inflow increased by 38.3%, or HK$68.6 million, from HK$179.0 million for the 8-month period ended December 31, 2011, which was mainly contributed by the increased net inflows from changes in operating assets.

Net cash used in investing activities.  We recorded a net cash outflow from investing activities of HK$73.4 million for the 8-month period ended December 31, 2012, which was primarily attributable to the purchase of property, plant and equipment related to our capacity expansion as well as facilities upgrading during the period. Compared to the net cash outflow from investing activities of HK$103.0 million for the 8-month period ended December 31, 2011, the net cash used in investing activities, primarily for the purchase of property, plant and equipment was reduced by 28.7%, or HK$29.6 million.

Net cash generated from financing activities.  We recorded a net cash outflow from financing activities of HK$63.1 million for the 8-month period ended December 31, 2012. This was mainly due to approximately HK$60.0 million for the net repayment of bank borrowings and capital lease obligations, and approximately HK$2.8 million for the repurchases of shares during the period. Compared to the net cash outflow of HK$115.8 million from financing activities for the 8-month period ended December 31, 2011, the net cash outflow was reduced by 45.5% or HK$52.7 million. This was mainly because we used approximately HK$91.8 million to repurchase 1.57 million ordinary shares in December 2011.

For the year ended April 30, 2012

Net cash generated from operating activities.  In the year ended April 30, 2012, we generated a net cash inflow from operating activities of approximately HK$216.6 million, which comprised operating cash flows before changes in operating assets and liabilities of HK$213.6 million, adjusted for net inflows from changes in operating assets and liabilities of HK$3.0 million.

Net cash used in investing activities.  We recorded a net cash outflow from investing activities of HK$133.7 million, which was primarily attributable to the purchase of property, plant and equipment related to our capacity expansion as well as facilities upgrading.

Net cash generated from financing activities.  We recorded a net cash outflow from financing activities of HK$110.2 million. This was mainly due to the cash outflow of HK$92.0 million for the shares re-purchase transactions, and approximately HK$18.2 million for the repayment of bank borrowings and capital lease obligations during the fiscal year.

For the year ended April 30, 2011

Net cash generated from operating activities.  In the year ended April 30, 2011, we generated a net cash inflow from operating activities of approximately HK$261.6 million, which comprised operating cash flows before changes in operating assets and liabilities of HK$279.7 million, adjusted for net outflows from changes in operating assets and liabilities of HK$18.1 million.

Net cash used in investing activities.  We recorded a net cash outflow from investing activities of HK$227.6 million, which was primarily attributable to the purchase of property, plant and equipment related to our capacity expansion as well as facilities upgrading.

Net cash generated from financing activities.  We recorded a net cash inflow from financing activities of HK$34.2 million. This was mainly due to the net proceeds of approximately HK$58.2 million from the merger transaction, net bank borrowings and capital lease obligations of HK$46.0 million and after the payment of dividends of HK$70.0 million to former Plastec shareholders during the fiscal year prior to the consummation of the merger.

For the year ended April 30, 2010

Net cash generated from operating activities.  In the year ended April 30, 2010, we generated a net cash inflow from operating activities of approximately HK$205.1 million, which comprised operating cash flows before changes in operating assets and liabilities of HK$210.4 million, adjusted for net outflows from changes in operating assets and liabilities of HK$5.3 million.

Net cash used in investing activities.  We recorded a net cash outflow from investing activities of HK$178.3 million, which was primarily attributable to the purchase of property, plant and equipment related to our capacity expansion including new plants in Zhuhai and Kunshan as well as facilities upgrading.

Net cash generated from financing activities.  We recorded a net cash inflow from financing activities of HK$28.7 million. This was mainly due to the new bank borrowings, including the drawdown of two long term bank loans and after the payment of dividends of HK$20.0 million to former Plastec shareholders during the fiscal year.

Working capital

We believe that we have adequate working capital for our present requirements and that our net cash generated from operating activities, together with cash and cash equivalents, our borrowing capacity and the net proceeds from the merger, will provide sufficient funds to satisfy our working capital requirements, planned capital expenditures and debt repayments for the period ending 12 months from the date of this prospectus. As at the 8-month period ended December 31, 2012, we had a cash and bank balance of approximately HK$309.9 million, of which approximately HK$161.9 million was denominated in Hong Kong Dollars, approximately HK$99.2 million equivalent was denominated in US Dollars, approximately HK$34.0 million equivalent was denominated in Renminbi, while the balance of approximately HK$14.8 million equivalent were denominated in other currencies respectively.

Indebtedness

The following table shows our indebtedness as of December 31, 2012:

Actual HK$’000
Short-term debt:
Bank loans	96,892
Total Indebtedness	96,892

Our short-term debts as of December 31, 2012 comprised short-term bank loans of HK$96.9 million. As of December 31, 2012, we had available to us under various credit facilities an aggregate of approximately HK$340.1 million, of which HK$243.2 million was unused.

Contractual Obligations and Commitments

The following table sets forth our contractual cash commitments as of December 31, 2012. Amounts for debt obligations are principal amounts only.

	Payment by Period
	Total	Within 1 Year	Within 2 – 3 Years	Within 4 – 5 Years	After 5 Years
	(HK$’000)
Short-term debt obligations	96,892	96,892	—	—	—
Operating lease obligations	28,784	16,267	11,032	1,485	—
Capital commitments	10,955	10,955	—	—	—
TOTAL	136,631	124,114	11,032	1,485	—

We had no long-term debt obligations as of December 31, 2012. The short-term debt obligations in the above table included the short-term debts as disclosed under the section of this prospectus titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Indebtedness.”

The interest commitments for the short-term debt obligations to be paid within one year are estimated to be approximately HK$628,000, which amount is not included in the total amount of short-term debt obligations in the above table. This estimate is based on the terms of the short term debts with two assumptions: We used three months HIBOR quoted as of December 31, 2012, and estimated an average tenor of 45 days for the trade related import loans amongst the bank borrowings.

We entered into two interest rate swap contracts with two commercial banks to a portion of our borrowings which will expire on August 29, 2014 and September 8, 2014 respectively. For the remaining tenors of these two interest swaps, we estimated that we are obligated to pay a net cash of approximately HK$418,000.

The operating lease obligations in the above table included the rents payable for the leased properties as disclosed under the section of this prospectus titled “Business — Properties.”

The capital commitments in the above table included the contracted but not provided for acquisition of property, plant and equipment.

Orders

As consumer electronics, electrical home appliances and other end products to which we provide our products and services are relatively more sensitive to changes in consumer preference and to the impact of competing products, our customers tend to monitor the market demand and supply of their products and other competing products more closely and to time the introduction and inventorying of their products. These customers generally give us purchase orders one to two months in advance. As a result, we endeavor to maintain our competitive advantage by meeting our customers’ just-in-time inventory control requirements.

Off-Balance Sheet Arrangements

We have not entered into any financial guarantees or other commitments to guarantee the payment obligations of third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholders’ equity or that are not reflected in our combined financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to it or that engages in leasing, hedging or research and development services with us. There are no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, net sales or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to an investor.

Quantitative and Qualitative Disclosures About Market Risks

Market risk is a broad term for the risk of economic loss due to adverse changes in the fair value of a financial instrument. These changes may be the result of various factors, including interest rates, foreign exchange rates, commodity prices and/or equity prices.

Foreign exchange risk.  Plastec’s sales are mainly denominated in Hong Kong dollars and U.S. dollars. Plastec’s costs and capital expenditures are largely denominated in Renminbi and other foreign currencies. Fluctuations in currency exchange rates, particularly among the Hong Kong dollar, U.S. dollar and Renminbi, could have a significant impact on our financial condition and results of operations, affect our gross and operating profit margins and result in foreign exchange and operating gains or losses. We made a net foreign currency exchange gain of approximately HK$997,000 for the year ended April 30, 2010, incurred a loss of approximately HK$1,164,000 for the year ended April 30, 2011, made a gain of approximately HK$10,127,000 for the year ended April 30, 2012, made a gain of approximately 5,470,000 for the 8-month period ended December 31, 2011 and made a gain of approximately HK$2,102,000 for the 8-month period ended December 31, 2012, respectively. We currently do not plan to enter into any hedging arrangements, such as forward exchange contracts and foreign currency option contracts, to reduce the effect of our foreign exchange risk exposure. Even if we decide to enter into any such hedging activities in the future, we may not be able to effectively manage our foreign exchange risk exposure. In addition, Plastec’s financial statements are expressed in Hong Kong dollars but the functional currency of its principal operating subsidiaries in China is in Renminbi. To the extent Plastec’s PRC subsidiaries hold assets denominated in foreign currencies, any appreciation of Renminbi against such foreign currencies could result in a charge to our consolidated statement of income and decrease the value of our foreign currency denominated assets.

Interest rate risk.  Plastec’s exposure to interest rate risk relates to interest expenses incurred by its short-term and long-term borrowings. We have not used any derivative financial instruments to manage our interest rate risk exposure, except two-year interest rate swap contracts for an amount of HK$21.6 million and HK$40.0 million to fix the interest cost for its prevailing long-term bank loans in March and August 2010, respectively. Historically, we have not been exposed to material risks due to changes in interest rates on any third-party debt. However, future interest expenses on our borrowings may increase due to changes in interest rates.

Seasonality

Market demand for our products is derived from the demand for the products of our customers. Our customers market their products globally and any significant change in the global demand or preference for these consumer electronics, electrical home appliances, telecommunication devices and computer peripherals will affect our revenue. We have not been subject to any seasonality in our business operations in any material respect.

Inflation

Historically, inflation in the PRC has not materially impacted our results of operations. However, the soaring inflation in China underpinned by rising labor costs and overheads we experienced during a large part of fiscal year ended April 30, 2012 and during the 8-month period ended December 31, 2012, if continued, could have a significant impact on our financial condition and results of operations, affect our gross and operating profit margins and operating results.

No Subsequent Material Change

There have been no material changes in our financial condition and results of operations subsequent to December 31, 2012.

CORPORATE HISTORY AND STRUCTURE

Company

We are a Cayman Islands company organized under the Companies Law (2012 Revision) of the Cayman Islands, or the “Companies Law,” on March 27, 2008 as an exempted company with limited liability. We were originally organized under the name “GSME Acquisition Partners I” for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business, or control of such operating business through contractual arrangements, that had its principal operations located in the PRC.

On November 25, 2009, we closed our IPO of 3,600,000 units with each unit consisting of one ordinary share and one warrant, each to purchase one ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,000,000. Simultaneously with the consummation of the IPO, we consummated the private sale of 3,600,000 insider warrants at a price of $0.50 per warrant, generating total proceeds of $1,800,000.

From the consummation of our IPO until August 6, 2010, we were searching for a suitable target business to acquire. On August 6, 2010, we entered into the Merger Agreement with Plastec, each of the former Plastec shareholders and our merger subsidiary, which provided, among other things, that our merger subsidiary would merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. The Merger Agreement was subsequently amended in September 2010 and December 2010 but continued to provide for our merger subsidiary to merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. On December 10, 2010, we held an extraordinary general meeting of our shareholders, at which our shareholders approved the merger and other related proposals. On December 16, 2010, we closed the merger. At the closing, we issued to the former shareholders of Plastec an aggregate of 7,054,583 ordinary shares and agreed to issue them an aggregate of 9,723,988 earnout shares additionally upon the achievement by Plastec of certain net income targets. Also at the closing, 2,615,732 of the public shares sold in our IPO were converted into cash and cancelled based on the election of the holders to exercise their conversion rights. In connection with the merger, our business became the business of Plastec and we changed our name to Plastec Technologies, Ltd. On April 30, 2011, we further amended the Merger Agreement to remove certain earnout provisions contained within it and to issue an aggregate of 7,486,845 ordinary shares to the former Plastec shareholders.

In connection with the merger with Plastec, we amended the terms of the escrow agreement with the initial shareholders to include in escrow an aggregate of 2,418,878 of the insider warrants and to provide additional restrictions on the release from escrow of all of the securities, including the requirement to raise certain financing by December 16, 2011. On December 16, 2011, the escrow agreement was again amended and the date on which the required financing was needed by was extended to March 16, 2012. No funds were ultimately raised and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us at an aggregate consideration of $0.01 and cancelled.

As noted in the Introduction to this prospectus, on September 11, 2012, the Company determined to change its fiscal year end from April 30 to December 31. The change in fiscal year end was made so that the Company’s fiscal year end would coincide with all the Company’s operating subsidiaries in the People’s Republic of China.

Plastec

Plastec’s business operations began in 1993 in Hong Kong. It established its Shenzhen plant in the same year, while it expanded its capacity by establishing another plant in Dongguan Guangdong Province, China in 2002. Operation was branched out to Heyuan Guangdong Province in 2004, and further expand the capacity of Shenzhen in 2005. In 2008, further expansion of operation was noted, as it established plants in Zhuhai Guangdong Province and Kunshan Jiangsu Province.

The following sets forth organizational structure of our operating subsidiaries as of May 9, 2013:

**	formerly known as Sun Line (Macao Commercial Offshore) Company Limited
@@	formerly known as Fast Achieve Enterprises Ltd.

BUSINESS

General

We are a vertically integrated plastic manufacturing services provider. We provide comprehensive precision plastic manufacturing services from mold design and fabrication and plastic injection manufacturing to secondary-process finishing as well as parts assembly through our wholly owned subsidiary, Plastec.

We manufacture our products solely on the basis of customer orders. Our major customers include leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys.

The Asia-Pacific region has been our principal market, accounting for approximately 83.1%, 64.4%, 57.5%, 58.3% and 49.6% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. Europe ranks the second and accounted for approximately 16.3%, 35.2%, 42.0%, 41.0% and 40.7% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. The United States accounted for the balance for approximately 0.6%, 0.4%, 0.5%, 0.7% and 9.7% of our revenue for the three years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

Plastec has production facilities located in Guangdong Province and Jiangsu Province, China. Also, its newly established production plant in Saraburi Province, Thailand has been undergoing trial production runs since January 2013.

Our Competitive Strengths

We believe that our principal competitive strengths include the following:

Our ability to provide one-stop integrated manufacturing services

We provide one-stop integrated services for the manufacture of precision plastic components used in various electronic devices, including mold design, precision mold fabrication, plastic injection manufacturing, secondary-process finishing and parts assembly. As an integrated plastic manufacturing services provider, we are able to plan and undertake the entire plastic component manufacturing process for new products launched by our customers. With our dedication and expertise in mold design and fabrication, plastic injection manufacturing and secondary-process finishing, we are also able to assist our customers in moving their products from their conceptual design to mass production quickly and economically. Our integrated manufacturing ability allows our customers to focus on other aspects of the production and marketing of their products.

Our expertise and capabilities in high-precision mold design and fabrication

We possess considerable plastic manufacturing expertise and know-how and are able to provide quick and quality services to our customers, especially in high-precision mold design and fabrication. One of the strengths of our mold fabrication division is our ability to assist our customers in accurately prototyping their product concepts and in designing and manufacturing precision toolings and molds. We own advanced design software and equipment necessary for such high-precision mold fabrication, which enhances the efficiency of its mold design and fabrication. We also use some of the most advanced mold fabrication machines and plastic injection machines available in the industry. We believe our expertise and know-how in high-precision mold design and fabrication shortens the lead time we need before we mass-produce such products and represent a significant advantage over our competitors.

Our just-in-time delivery service

Our just-in-time delivery service is designed to meet our customers’ stringent inventory management systems and their demanding delivery schedules. We have strategically established our manufacturing facilities in Dongguan, Shenzhen, Zhuhai and Heyuan of Guangdong Province and Kunshan of Jiangsu Province, China as well as in Bangkok of Thailand in order to stay close to our customers’ assembly plants there, which strategic positioning not only enables us to accommodate our customers’ just-in-time inventory management systems but also reduces our transportation costs and enhances our direct communications with customers.

Our stringent quality control

Our customers include major companies in their respective industries who are generally known for their high quality products sold throughout the world, and a majority of our products are used in well-known brands. We have imposed stringent quality control measures on each phase of our manufacturing process, including our raw materials, semi-finished products and finished products. Our quality control procedures are designed to enable us to promptly identify flaws or defects during the production process. The successful implementation of our quality control system is demonstrated by the low rate of goods returned, which was approximately 0.55%, 0.74%, 0.34%, 0.36% and 0.09% during the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively, based on our total revenues of HK$966.8 million, HK$1,323.5 million, HK$1,291.2 million, HK$911.3 million and HK$933.9 million for each of the three years and two 8-month periods, respectively.

To ensure the quality of Plastec's manufacturing processes, Plastec has subjected its manufacturing facilities to various compliance standards and certifications available in the plastics industry. The most recent awards and certifications for each facility are presented in the following table:

Award/Certification	Award Date	Manufacturing Facility	Certifying Organization
ISO9001:2008 Certification	July 2012	Dongguan Sun Line Processing Factory (operations taken over by Dongguan Sun Chuen Manufacturing Plant)	SGS United Kingdom Ltd. (“SGS'')
ISO14001:2004 Certification	October 2011	Dongguan Sun Line Processing Factory (operations taken over by Dongguan Manufacturing Plant)	SGS
Certificate of Compliance to Standard for Safety (Component-fabricated parts)	January 2013	Dongguan Sun Chuen Manufacturing Plant	Underwriter Laboratories Inc. (“UL'')
ISO9001:2008 Certification	May 2012	Zhuhai Sun Line Manufacturing Plant	SGS
ISO9001:2008 Certification	August 2012	Kunshan Broadway Manufacturing Plant	Kaixin Certification (Beijing)
ISO14001:2004 Certification	August 2012	Kunshan Broadway Manufacturing Plant	Kaixin Certification (Beijing)
ICTI Code of Business Practices (2009 Version)	April 2012	Shenzhen Broadway Processing Factory (operations taken over by Shenzhen Broadway Manufacturing Plant)	ICTI Care Foundation (“ICTI'')
ISO9001:2008 Certification	April 2011	Shenzhen Broadway Processing Factory (operations taken over by Shenzhen Broadway Manufacturing Plant)	SGS
ISO14001:2004 Certification	June 2010	Shenzhen Broadway Processing Factory (operations taken over by Shenzhen Broadway Manufacturing Plant)	SGS

Our stringent quality control is highly regarded by our customers as one of the most important attributes that enables us to retain our existing customers and to expand our customer base. Our dedication to the quality of our products and services has also won us numerous certifications of satisfaction from our customers in respect of such products and services.

Our well established long-term customer relationships

We have successfully established and maintained good long-term business relationships with many of our customers. Most of our major customers have been doing business with us for more than five years and some of them for over 10 years. We believe our capability to design and fabricate high-precision mold and tooling, to manufacture high quality plastic components and our strategically located production facilities to accommodate the just-in-time inventory control systems of our customers and their demanding production schedules provide us with a significant competitive advantage over our competitors. We believe that we have earned the trust and confidence of our customers mainly due to our reliability in providing quality products and services at competitive prices on a timely basis.

Our experienced and dedicated management

Kin Sun Sze-To, Plastec’s Chairman and founder and our Chairman of the Board and Chief Executive Officer, and Chin Hien Tan, Plastec’s Executive Director and our Chief Operating Officer, have over 20 years of experience each in the plastic injection and molding industry. Mr. Sze-To leads a professional management team that possesses extensive industry experiences and knowledge in the latest plastic technology. Guided by our senior management, Plastec (via its precursor) entered the PRC market in 1993. As more and more global brands started to outsource component manufacturing from their China assembly plants over the years, we have strategically and principally established ourselves in the PRC market, with a diversified and growing customer base. We believe that our extensive experience accumulated over the past 20 years and our familiarity with the PRC market in particular, coupled with our scale of operations and cutting edge technology and equipment, are key competitive advantages that we have over many of our competitors.

Our Business Strategy

Our principal business strategies and future plans include the following:

Expanding our product mix and customer base

As plastic is becoming an increasingly popular material in many industries, we intend to capitalize on this trend by manufacturing plastic casings, components and utensils for products beyond the current categories. As most of our customers are multinational companies engaged in the production of a variety of products, we believe that our efforts to keep our technology and manufacturing capabilities in line with industry trends and the confidence and trust we have gained from our multinational customers will facilitate the realization of our strategy of seeking new business opportunities and expanding our product mix.

Continue to improve our production facilities and expand our production capacity

We are devoted to continuously improving and expanding our existing production facilities principally in Guangdong Province while we seek opportunities to further expand our production capacity in other parts of China or overseas, like establishing production facilities in Saraburi Province, Thailand. We believe these improvements will enhance our competitiveness in the higher-end plastic production market and will also improve our overall profit margin in the long-run.

Since our production is entirely customer order based, in order to meet demands of our customers in other regions of China or other parts of the world, and as a long-term plan, we may establish additional facilities in other parts of China or overseas where circumstances and demand justify. Well-selected strategic locations of production facilities will allow us to shorten our delivery time, facilitate communications with customers and help customers reduce their inventory carrying costs.

Continue to focus on leading global brands in our customer development efforts

We will continue to devote significant marketing efforts to maintaining our existing customers and developing new customers from leading global brands in order to broaden our customer base. As our manufacturing facilities are geared for high-end plastic products, we will continue to focus on top global brands that demand higher product quality and more stringent product specifications. Global brands also tend to have a shorter product cycle and generally launch new products and product models to the market at shorter intervals. We believe that we are uniquely positioned to cater to the needs of these customers with our technology, know-how and some of the most advanced production facilities available in the industry. In such pursuit, we not only enjoy generally better profit margins associated with newly launched products and models, but also benefit from the generally better credit standings of such global customers in our efforts to reduce credit risk. We believe that it is crucial for us to stay abreast with the global trend of manufacturing outsourcing and to be able to service needs of international manufacturers that decide to outsource their precision plastic products.

Continue to improve precision molding to cater to higher quality specifications

Capitalizing on our expertise in precision mold design and fabrication, we will continue to improve and enhance our high and stringent specification molding production. We plan to purchase additional state-of-the-art computerized design systems and molding equipment so as to further distinguish ourselves as a precision molding specialist in the industry. We expect that our high-end production approach will avoid or minimize competition from other PRC competitors and will increase our market share in high-precision component manufacturing.

Products and Services

We produce a vast array of plastic casings, components and utensils. These high-precision molded plastic products are designed and made for different applications. We also provide mold design and fabrication services, secondary-process finishing and parts assembly services to offer our customers with one-stop-shop services. As an industrial practice, customers are not required to inform us the final products; it would be hard for us to provide an accurate statistic of the segment for the plastic casings, components and utensils we produced. Based on the nature of our customers, we estimated that most of our products are used in the consumer electronics and telecommunication industry.

We categorize our sales by geographic market on the basis of the location of the customers that we are billing, regardless of the actual location of those goods we ship to such customers, as follows:

	Year ended April 30,			8 months ended December 31,
Revenues by geographic market	2010	2011	2012	2011	2012
Asia-Pacific Region	83.1%	64.4%	57.5%	58.3%	49.6%
Europe	16.3%	35.2%	42.0%	41.0%	40.7%
United States	0.6%	0.4%	0.5%	0.7%	9.7%
Total	100.0%	100.0%	100.0%	100.0%	100%

Production Process

Our production process currently takes approximately six to eight weeks on average from the design stage to the delivery of products to the customers. Over the years, we have implemented various measures to improve our efficiencies and to shorten lead-time. Complexity of the product specifications tends to prolong the time needed by us and the customer to finalize the product model. The stages of this production process where we play a crucial role include mainly:

•	mold design and fabrication;
•	plastic injection manufacturing;
•	secondary-process finishing; and
•	parts assembly.

Mold design and fabrication

Mold design and fabrication, or “tooling,” is a crucial step in the manufacturing process of molded precision plastic products. With our sophisticated equipment and substantial experience and know-how relating to mold development, we are capable of fabricating high precision molds for use in plastic injection machines of up to 850 tons in clamping force with parts dimension tolerance of up to 0.01 millimeters, which measures the changes in dimensions of molded plastic products before and after they are cooled. Molds with high precision are necessary for the production of high quality molded plastic products. Our design engineers closely collaborate with our customers throughout the mold design process in order to develop a mold that optimizes cost-efficiency, capacity and quality. We believe that our mold design and fabrication capability represents a substantial competitive strength over our competitors and constitutes an indispensable part of our core competencies in this precision plastic products business.

Mold design and fabrication is an interactive process between us and our customers. We have over 120 skilled design engineers and technicians in Shenzhen and Dongguan, assisted by computer-aided design, or “CAD,” and computer-aided manufacturing, or “CAM,” software systems to design the molds. Based on initial product designs and specifications provided by our customers, our design engineers use fused deposition modeling, or “FDM,” technology to prototype the finished products in accordance with the designs of the customers and prepare detailed specifications for the molds. Through a consultation process known as “co-design” for the molds, our design engineers would recommend improvements to the original product design and specifications, such as to increase durability of the molds and to enhance reliability of the products.

When we finalize the mold designs, we use CAD to draw up the detailed specifications. We then use CAM to detail our manufacturing procedures in accordance with the detailed CAD specifications and start to manufacture with the assistance of our advanced machinery such as our computer-numerical controlled, or “CNC,” machining systems. Our CNC machining systems commence milling the mold prototypes from graphite or copper electrodes. Once the customers have verified the finished-product prototypes, we commence fabrication of the molds via a combination of precision milling, grinding, wire-cutting and electro-discharge machining, or “EDM.”

We then polish, assemble and use the molds to manufacture an initial batch of the plastic products for the first-article inspection by our customers. We also offer chemical treatment process for the molds, at the request of our customers, to produce special textured casings or high-gloss mirror finishing for products.

Our tooling division is able to produce approximately 100 to 120 molds on a monthly basis with competitive lead time ranging from 20 to 60 days. The length of the lead time primarily depends on the complexity and size requirements of the mold. We produce molds that generally weigh up to 7.5 tons.

Our customers generally bear the costs of designing and producing customer-specific molds. We generally maintain and store the molds we have fabricated for our customers at our facilities for use in further productions. Sometimes we also own the molds, in which case we will bear the costs in designing and producing them. Through such additional services to our customers, we seek to create customer dependence on us to manufacture additional plastic parts and components when need arises.

Plastic injection manufacturing

To manufacture a molded plastic product, the mold is first mounted onto an injection molding machine and is clamped. Resin, in granular form, is then loaded into the machine, to be dehumidified and melted into viscous form. The viscous resin is then injected into the mold at high pressure. Coolant will then pass through the mold to solidify the resin into the shape required. When the plastic has cooled, the mold is unclamped and the product is ejected. We then perform quality checks on the products for flaws and defects before forwarding them for secondary-process finishing or packaging for shipment. The entire injection molding process takes approximately 15 to 60 seconds.

Each of our injection molding machines is capable of servicing a variety of applications and product configurations. Plastic injection molding machines are classified according to the clamping force, the maximum force/pressure an injection molding machine is capable of exerting in order to hold a mold in place during the injection molding process.

Secondary-process finishing

We provide a wide range of secondary-process finishing services, including smoothing and polishing, laser marking, silk-screening, pad printing, spraying, painting, ultra-violet coating, anti-fog coating, hot stamping and metallic coating in our production plants. We carry out most of these secondary-process finishing services in our controlled environment production areas. Although we automate some of our secondary-process finishing services, such as spray painting, a significant portion of its other secondary-process finishing services is labor-intensive due to the different secondary-process finishing requirements from our customers. Our secondary-process finishing enhances the appearance or external functionality of molded plastic products.

Parts assembly

In response to increasing demands for integrated manufacturing solutions from our customers, we also provide parts assembly services for our molded plastic products as a turn-key solution to our customers. We usually assemble the plastic components into semi-finished parts before their delivery. Our customers will further incorporate their electronic or electrical components into our products to produce their finished products. The parts assembly business has become an important part of the integrated manufacturing services desired by our customers. Most of our parts assembly services, however, are labor-intensive due to the different assembly requirements from our customers.

Quality Control

Commensurate with our competitive capabilities in high-precision plastic product manufacturing, we have established an in-house quality control, or “QC,” department that maintains stringent quality controls over all of our products. We strictly carry out all customer-required QC measures in addition to routine quality control. Our fundamental QC principle is to build quality not only into our products and services but also into our processes at the earliest possible stage. Our QC procedures require quality control checks to be performed at each critical stage of our production process to meet our own quality requirements and to conform to our customer’s specifications. Quality control checks are carried out, recorded and monitored by our QC department.

As integrated plastic manufacturing services are relatively labor intensive by nature, we deploy staff members at various control check points to make sure that our customers’ numerous requirements in product designs, appearances and functionalities are properly observed. Our QC staffs are located at all of our manufacturing plants in China.

In addition to our human quality controllers, we also use some of the most advanced machines to control and test our product quality. As of the date of this prospectus, our QC department also employs the following equipment to monitor our product quality:

•	Coordinate measuring machine.
•	Optical measuring system.
•	Spectrophotometer.
•	RoHS analyzing system.
•	Paint thickness tester.
•	UV analyzer.

For plastic components, we are required by our customers to have the procurement and manufacturing processes certified by The Underwriters Laboratories Inc.

Some of our manufacturing processes and quality control systems are subject to semi-annual QC audit by SGS United Kingdom Ltd., a provider of inspection, verification, testing and certification services, or other internationally recognized organizations. Such audit includes verification of personnel training, proper maintenance and calibration of equipment used in the manufacturing process as well as use of correct procedures for all operations.

Production Facilities and Capacity

As of the date of this prospectus, we have production facilities in China to carry out our manufacturing operations, all of which are located in Guangdong Province, China, adjacent to Hong Kong, except the one located in Jiangsu Province, China. Our newly established production plant in Saraburi Province, Thailand has been undergoing trial production runs since January 2013. As at the 8-month period ended December 31, 2012, the plant and machinery accounted for approximately 37.3% of our total assets in terms of net book values.

During the fiscal year ended April 30, 2012, we had completed the construction of a four-story extension to our mold design and fabrication center at our Shenzhen plant. By August, 2012, the construction of another 9-story industrial building for our plastic injection and assemble operations at our Shenzhen plant was also completed. As a result of all these expansions, which boost operating floor space at our Shenzhen plant by approximately 37,000 square meters, our capacities and capabilities both in terms of better serving stringent customers requirements and attracting new customers have been enhanced.

Sales and Marketing

We manufacture our products solely on the basis of customer orders. Our major customers include leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys. We market our manufacturing services largely through specific targeted client developments, rather than large-scale promotion efforts, such as various trade shows organized for the plastic industry. Our marketing personnel are mostly plastic industry engineers or technicians. They endeavor to identify appropriate potential customers and to qualify us for the approved vendor status at these customers. A vendor qualification process typically takes 6 to 18 months in the plastics industry for precision plastic manufacturing services. Once a potential customer is identified and has expressed interest in exploring our services, it will often involve an initial period of questions and answers, followed by various in-depth interactive investigations by the potential customer, including factory audit, technical capacity and capability audit, QC audit, supplier audit, attention-to-detail evaluation, environmental assessment, financial analysis and general industry reputation investigation.

In addition to maintaining the solid working relationship with our current customers principally in Guangdong Province of China, we are actively developing new clientele, not only with respect to leading international OEMs, ODMs and OBMs with whom we have not had an opportunity to cooperate, but also with respect to our current multinational customers with operations in regions other than Guangdong Province in China.

Our marketing and sales staffs are able to understand the business and technical needs of our customers, to engage in in-depth discussions with our customers with respect to their requirements, and to assist our customers in enhancing and materializing the contemplated functionalities of the products they plan to launch. In addition to liaising with customers, securing sales orders and providing after-sales services, our marketing and sales professionals also play an important role in promoting our corporate image through our dedication and professionalism. In the past, we have also developed important customers and generated significant sales through referrals from existing customers.

Credit Control Policy

We usually require our customers to pay an advance deposit for production of molds to cover the related development costs. Payment of the balance of the production of molds and manufacturing of plastic products is typically subject to normal credit terms ranging from approximately 60 to 120 days. However, the exact credit term granted to a customer is dependent on a number of criteria such as the length of business relationship, general market standing, past payment record and financial strength of the relevant customer. Our finance department reviews and approves the credit term of each customer before it is agreed and implemented.

The credit terms extended to Plastec by its trade suppliers are mostly between 30 to 90 days.

Inventory Management

As our production process is sales driven, we commence production only after we have received confirmation from our customers with respect to their purchase orders. Similarly, we purchase raw materials in accordance with the pre-determined production schedules. Our production model, therefore, allows us to minimize our inventory level due to the fact that we purchase the majority of our raw materials only when they are needed to fulfill our customers’ orders. We also maintain a minimum inventory of finished goods as we endeavor to manufacture our products in accordance with our customers’ “just-in-time” delivery production schedules.

As at April 30, 2010, 2011 and 2012 and the 8-month period ended December 31, 2012, our inventory level was approximately HK$74.3 million, HK$117.7 million, HK$128.4 million and HK$97.5 million, respectively, and our inventory turnover during these time periods was 33, 40, 41, and 30, respectively (based on 365 days a year and 245 days for an 8-month period ended December 31). We review our inventory level on an ongoing basis. Generally, we make provision for any slow-moving inventory that is older than six months. We may sell obsolete inventory as scrap and recognize income derived from such sales as part of our other income.

Research and Development

We do not have a dedicated research and development department. As a result, we do not separately account for research and development expenditures, as they are included in our cost of sales. However, in response to our customers’ technical requirements, we launch various research and development initiatives as a part of our manufacturing process, to focus on enhancing mold design and fabrication, the overall manufacturing process and the secondary-process finishing. We organize our engineers and other technical personnel to undertake these efforts to improve the quality of our products and services and to widen our manufacturing capabilities and know-how. We will continue to upgrade and expand our capabilities in mold design and fabrication and in our integrated manufacturing services in order to provide higher value-added services to our customers.

Major Customers

Our major customers consist of some of the leading international OEMs, ODMs and OBMs of consumer electronics, electrical home appliances, telecommunication devices, computer peripherals and precision plastic toys. We believe that we have maintained good working relationships with our customers. Due to the nature of the plastics industry, we have attached as much importance to customer maintenance as to customer development.

We have five customers which accounted for 5.0% or more of our total revenue, who collectively accounted for approximately 66.2%, 75.2%, 77.1%, 77.3% and 74.0% of our revenues for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively. Historically, our largest customer accounted for approximately 32.5%, 33.3%, 35.6%, 35.5% and 36.4% of our revenues for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

None of our directors, executive officers or significant shareholders or any of their affiliates has any ownership interest, direct or indirect, in any of our major customers. Related party transactions are disclosed under the section of this prospectus titled “Certain Relationships and Related Transactions.”

Major Suppliers and Raw Materials

We purchase a variety of raw materials, including resins, chemicals, solvent and mold base, from over 40 suppliers, of which 95.1% are based in Hong Kong and 4.9% are based in China. Our customers determine the suppliers of specific raw materials to be used in their products. With our customer’s approved suppliers, we negotiate the price and quantity of raw materials with the suppliers. Our customers typically provide multiple suppliers for any specific raw material. To a significant extent, our customers maintain control over the quality and pricing of raw materials used in their products and we are generally allowed to pass through any significant raw material price increases or decreases to them.

We had three suppliers which accounted for 5.0% or more of our total purchases for the year ended April 30, 2010, who collectively accounted for approximately 38.2% of our purchases in that year. We had two suppliers which accounted for 5.0% or more of our total purchases for the years ended April 30, 2011 and 2012 and the 8-month period ended December 31, 2011, who collectively accounted for approximately 23.4%, 24.1% and 23.7% of our purchases, respectively. We had three suppliers which accounted for 5.0% or more of our purchases for the 8-month period ended December 31, 2012, who collectively accounted for approximately 23.3% of our purchases in this 8-month period. Historically, our largest supplier accounted for approximately 22.7%, 13.7%, 13.7%, 12.3% and 10.5% of our purchases for the years ended April 30, 2010, 2011 and 2012 and the 8-month periods ended December 31, 2011 and 2012, respectively.

The settlement for our purchase of raw materials are mostly denominated either in Hong Kong dollars or U.S. dollars on an open account basis with credit terms ranging from 30 to 90 days.

As disclosed in the section above titled “Inventory Management,” because our production is customer driven, we commence production only upon receipt of a customer’s purchase orders. Similarly, we purchase raw materials according to a pre-determined production schedule. We endeavor to minimize our inventory risk by purchasing the majority of raw materials only when needed to fulfill customers’ orders.

We have not experienced any difficulties in obtaining raw materials from our suppliers. We have generally maintained a good business relationship with our suppliers and do not believe that we will experience any significant difficulties in sourcing raw materials from our existing suppliers or in finding alternative suppliers if necessary in the future.

None of our directors, executive officers or significant shareholders or any of their affiliates has any ownership interest, direct or indirect, in any of our major suppliers. Related party transactions are disclosed under the section of this prospectus titled “Certain Relationships and Related Transactions.”

Competition

There are many precision plastic product manufacturing service providers in China, Hong Kong and Thailand. Our industry is fragmented and we are not aware of any independent published statistics on market share or industry ranking for its industry.

We believe that the key factors considered by customers when choosing a vendor for precision plastic products and services include the vendor’s overall capabilities, such as ability to provide integrated manufacturing and finishing services, mold design and fabrication capabilities, products quality, scope and flexibility of product offering, speed of supply, pricing, attention to details, financial strength, as well as the customer’s previous experience and relationships with the vendor. We believe that our in-house mold design and fabrication capability, our integrated precision plastic manufacturing and finishing capability, our in-depth knowledge and know-how in this industry and our advanced machinery and equipment give us a competitive advantage over many of our competitors.

While most of the foreign manufacturers, including us, with production sites in China currently dominate the higher-end sector of the PRC plastic OEM, ODM and OBM market, domestic PRC manufacturers, including various medium- and small-size companies, largely compete in the mid- to lower-end market. Domestic PRC manufacturers, however, often have wider sales networks in the country and lower production costs. In addition, they are quickly catching up in manufacturing technology and overall quality control. In addition, China has lifted its import restrictions, lowered import tariffs and relaxed foreign investment restrictions after its entry into the World Trade Organization in December 2001. This has led to increased competition from foreign imports. We cannot assure that, as more foreign and domestic competitors establish PRC-based manufacturing facilities to lower their production costs, price competition will not further intensify in the marketplace.

Government Regulations

Our operations are subject to the following laws and regulations.

Wholly-Foreign Owned Enterprises.  Our PRC subsidiaries are all wholly foreign-owned enterprises, which are subject to foreign investment laws of the PRC. The wholly foreign-owned enterprises are governed by the Law of the People’s Republic of China on Foreign-Capital Enterprises and its amendment, which were promulgated on April 12, 1986 and October 31, 2000 respectively, and its Implementation Regulations promulgated on December 12, 1990 and April 12, 2001 (together the “Foreign Enterprises Law”), which regulate all the matters as to establishment procedures, approval procedures, registered capital requirements, foreign exchange restrictions, accounting practices, taxation, employment and all other relevant matters.

The Ministry of Commerce or its delegated authorities (together the “MOC”) is the examining and approving body for the establishment of a wholly foreign-owned enterprise, and will issue a certificate of approval after an application has been examined and approved. Following MOC’s approval, a wholly foreign-owned enterprise shall also obtain a business license from the local industrial and commercial administrative authorities before it can commence business. The date of issue of the business license of a wholly foreign-owned enterprise is the date of its establishment. In the event of division, merger or other major changes, a wholly foreign-owned enterprise shall also report to, and seek approval from the MOC and carry out procedures for registration of such changes with the industrial and commercial administrative authorities. All of our PRC subsidiaries currently hold valid and most updated certificates of approval for establishment of enterprises with foreign investment and business licenses respectively.

Further, any investments conducted by foreign investors and foreign enterprises in the PRC shall be subject to the Guidance Catalogue of Industries for the Foreign Investment (the “Guidance Catalogue”), the latest version of which was promulgated by the MOC and the National Development and Reform Commission on December 24, 2011 and came into effect January 30, 2012. The Guidance Catalogue set out categories of foreign investment industries, namely, the Encouraged Foreign Investment Industries, the Restricted Foreign Investment Industries and the Prohibited Foreign Investment Industries. Any industry not listed in the Guidance Catalogue is classified as the Permitted Foreign Investment Industries. Under the Guidance Catalogue, our business does not fall under the prohibited or the restricted categories for foreign investments.

Processing Industry Regulation.  Until December 2012, we operated two processing factories in Guangdong and Shenzhen, China for our manufacturing operations pursuant to two processing agreements entered into between our subsidiaries and the relevant Chinese counterparties respectively. Our wholly foreign-owned enterprise subsidiaries have since taken over these operations so that we are no longer reliant upon such processing agreements or subject to the processing industry regulations described in this section. Pursuant to the Provisional Regulations on the Examination, Approval and Management of the Processing Industry (the “Processing Industry Provisional Regulations”), which was promulgated by the MOC on May 27, 1999 and formally implemented on June 1, 1999, “processing trade” means the business activity of bonded import from abroad of all or some raw and secondary materials, components, parts, mechanical components and packing materials (“Imported Materials and Parts”) and the re-export thereof as finished products after processing or assembling by an enterprise in China. It includes processing of supplied materials and processing of purchased materials. “Operating enterprise” means any type of import and export enterprise or foreign-invested enterprise which is responsible for entering into a foreign processing trade import and export contract as well as export processing and assembling service companies which have been approved and have obtained permission to engage in the business of processing business. Operating enterprises engaging in processing trade must first be examined and receive the approval of the authority for foreign economic relations and trade (presently, the MOC). “Processing enterprise” means a production enterprise with legal person status which accepts the entrustment of an operating enterprise and is responsible for processing or assembling Imported Materials and Parts, as well as factories established by operating enterprises which, although lacking legal person status, keep relatively independent accounts and have obtained a business permit. A processing enterprise must have appropriate production capability. The MOC is in charge of the administration and approval of the processing trade business. According to the Regulation of Guangdong Province on the Foreign Processing and Assembling Business (2012 Amendment), the processing agreement must be approved by the MOC at the municipal or county level. The approved processing agreement is the necessary evidence for the enterprise to register at the local taxation department and registration and archival-filing formalities at customs and to apply for opening an account to the local bank operating foreign exchange businesses. Both the Dongguan Sun Line processing agreement and Shenzhen Broadway processing agreement (discussed below at page 54) (including their respective amendments and extensions) were properly approved by Dongguan and Shenzhen MOCs respectively.

According to the Supervisory Guidelines on the Processing Industry promulgated by the PRC Customs Department on February 26, 2004, last amended on 2010, operating enterprises and processing enterprises shall, in accordance with the Accounting Law of the PRC and other relevant laws, administrative regulations, and rules of the State, establish account books, statements, and other relevant documents that comply with the requirements of Customs supervision to record the information of import, storage, assignment, transfer, sale, processing, use, wearing-off, export, and etc. relating to its processing trade goods, keep accounts and make assessments on the basis of legal and valid certificates. Further, operating enterprises and processing enterprises shall, pursuant to the provisions, submit the annual statements of the business operations of the previous year to Customs along with other relevant documents. An operating enterprise must complete the formalities for putting processing trade goods on file with Customs in the area where the processing enterprise is located, in order to obtain the Manual for Processing Industries, and shall also submit an import and export declaration of processing trade goods to Customs and include such relevant documents as the manual of processing trade, the special Customs declaration form for import and export processing trade goods, and etc.

Imports and Exports.  Most of our products manufactured in China are exported to foreign countries. Therefore we are subject to the laws and regulations in relation to import and exports. According to the PRC Foreign Trade Law, which was promulgated on May 12, 1994 and revised on April 6, 2004, a foreign trade operator who is engaged in the import and export of goods or technologies shall process the filing and registration with the department of foreign trade under the State Council or its authorized institute, unless otherwise provided by the laws and regulations. The specific method for filing and registration shall be formulated by the department of foreign trade under the State Council (presently, the MOC). For the foreign trade operators who fail to register in accordance with the provisions of the regulations, Customs will not process the import and export goods declaration and clearance procedure. According to the Import and Export Regulations, which were promulgated by the State Council on December 10, 2001 and implemented on January 1, 2002, the government can prohibit and restrict the import and export of goods under certain circumstances. No goods may be imported and exported when the government prohibits the import and export. The goods under national restriction on import quantity are subject to quota administration. The goods under other import restriction are subject to permit administration. No restriction is imposed on goods of free import.

Further, the Foreign Trade Law and the Measures for the Archival Filing and Registration of Foreign Trade Operators, which were promulgated by the MOC on June 25, 2004, require enterprises engaged in foreign trade to register with the relevant authorities in charge of foreign trade under the State Council presently, the MOC) and obtain permission for their foreign trade operations, if necessary. All of our PRC subsidiaries who are engaged in the export business have obtained such permissions and currently hold valid Customs Declaration Registration Certificates for Consignors and Consignees of Import and Export Goods.

Environmental Regulations.  The Ministry of Environmental Protection of the PRC (the “MEP”) is responsible for the overall supervision and administration of the environmental protection work in the PRC and is the principal department in this discipline. The Environmental Protection Law of the PRC, approved and implemented by the Standing Committee of the National People’s Congress on December 26, 1989, was enacted to protect and improve the living environment and ecological environment, prevent and administer pollution and other public hazards in order to safeguard human health. According to this law, enterprises causing environmental pollution and other public hazards must incorporate the environmental protection works into their plans and establish an accountability system in environmental protection. In constructing the projects that may cause environmental pollution, such enterprises must comply with the requirements of environmental protection administration for the respective construction projects. The prevention pollution facilities of the construction project must be designed, constructed and put into production at the same time with the main subject work. The construction project cannot be put into production or use until the environmental protection facilities have obtained the inspection and approval from the environmental protection administration authority approving the original report on environmental impact.

Particularly, the Regulations on Administration of Construction Project Environmental Protection and the Administration Measures of Inspection and Acceptance of the Environmental Protection of the Construction Projects, implemented on November 29, 1998 and February 1, 2002 respectively, have detailed the requirements in different levels of environmental protection, pursuant to which, for development projects (including but not limited to alteration, expansion and technology re-engineering projects) that affect the environment, environment impact evaluation shall be conducted according to the impact level. The developer shall submit such environment impact evaluation report, report form or registration form at the feasibility study stage for approval. Any commencement of development work without prior approval may be subject to cease work order, reinstatement order or a fine of not more than RMB100,000. After the construction project is completed, the construction enterprise shall apply for the inspection and acceptance of the environmental protection of the construction project from the environmental protection administration authority. All of our PRC subsidiaries have complied with the relevant environmental requirements, and we have not received any administrative penalties by the relevant governmental authorities.

Production Safety.  On June 29, 2002, the Standing Committee of the National People’s Congress passed the Production Safety Law of the PRC (implemented on November 1, 2002), pursuant to which, enterprises engaging in production and business operation activities shall observe the relevant laws, regulations concerning production safety, strengthen the administration of production safety, establish and perfect the accountability system for production safety, perfect the conditions for production safety, and ensure the safety in production. They shall also set up apparent safety warning signs at the production or business operation sites or on the relevant facilities or equipment that have substantial dangerous elements. For production and business operation enterprises with more than 300 employees, they shall establish an administrative organization for production safety or have full-time personnel for the administration of production safety. For production and business operation enterprises with not more than 300 employees, they shall have full or part time personnel for the administration of production safety. The safety facilities of the newly built or rebuilt or expanded engineering projects shall be designed, built and put into production and use at the same time with the main subject of the projects. The State Administration of Work Safety (“Work Safety Administration”) shall implement comprehensive supervision and administration of the work of work safety of the whole country. The Work Safety Administration’s local branches at the county level and above in charge of the supervision and administration of work safety shall implement comprehensive supervision and administration of the work of work safety within their respective administrative jurisdictions according to the present Law. All of our PRC subsidiaries have strictly applied the relevant safety requirements and adhered to our internal policies and procedures to ensure safety on the manufacturing premises, and we have not received any administrative penalties by the relevant governmental authorities.

According to the Fire Control Law of the PRC promulgated on September 1, 1998 and amended on October 28, 2008, we are required to submit the design and drawings of a construction project to the relevant fire control bureau for approval before commencement of the construction. Also upon completion of a construction project, fire prevention mechanisms of the construction project should be evaluated and approved by the relevant fire control bureau before commencement of operation. All of our PRC subsidiaries had passed the evaluation and approval procedure conducted by the relevant fire control bureau before they commence manufacturing operations.

Dividends and Distributions.  Our operating subsidiaries are subject to certain government restrictions on their ability to pay dividends and make certain distributions to us, as their sole owner. Under PRC laws, the PRC subsidiaries must allocate at least 10% of their respective after-tax profit to their statutory general reserve funds until the balance of the fund reaches 50% of their registered capital, and certain amount of statutory employee welfare reserve funds and bonus. These reserve funds are also not distributable as cash dividends. Further, no dividends shall be distributed unless the losses of previous years have been made up. In addition, in the case of distribution of additional equity interests by the PRC subsidiaries to Plastec which are credited as fully paid through capitalizing their undistributed profits, governmental approval is required as it is a form of an increase in the registered capital and total investment in its subsidiaries in China. Each of our Thailand operating subsidiaries must appropriate at least one-twentieth (or 5%) of the distributable profits arising from its business to a reserve fund before making distribution of dividends, until the reserve fund reaches one-tenth of the capital of the company. Distributions that we receive from the Thailand operating subsidiaries are subject to a withholding tax at a rate of up to 15%.

Properties

As at December 31, 2012, Plastec owned the following land use rights:

Plant	Location	Site area/sq. m.	Land use rights certificate no.	Expiration	Gross floor area/sq. m.	Building ownership certificate no.
Heyuan Sun Line Manufacturing Plant	Diaoyutai Hongyue Science & Technology Park, Heyuan City	64,551	He Guo Yong (2004) 555	March 26, 2054	6,912.2 2,726.0	Yue Fang Di Zheng Zi C4074932/ C4078389

As of the date of this prospectus, Plastec’s manufacturing plants were subject to the following leases (referred to also as Tenancy Agreements):

Plant/Subsidiary Lessee	Location	Lessor	Site area/Gross floor area (sq. m.)	Status of Land	Term of Lease	Fees
Dongguan Sun Chuen Manufacturing Plant/Dongguan Sun Chuen Plastic Products Co., Ltd.	Daling Village, Dalingshan Township, Dongguan City, Guangdong Province	Dongguan Fuxing Property Management Co., Ltd.	9,333/25,137	Collectively owned land	1/1/2013 to 12/31/2019(1)	RMB 228,895 per month for the first two years, RMB 251,781 per month for the remaining five-year period
	Daling Village, Dalingshan Township, Dongguan City, Guangdong Province	Zhang Shixiu	8,540/28,212	State owned land	1/1/2013 to 12/31/2019(1)	RMB 263,977 per month for the first two years, subject to a 10% increase for the remaining five-year period
Shenzhen Broadway Manufacturing Plant/Broadway Precision (Shenzhen) Co. Ltd.	Furong Industrial District, Furongmei Area, Shajing Street, Xinqiao Village, Bao’an District, Shenzhen City, Guangdong Province	Broadway Precision Technology Limited	47,190/81,251	Collectively owned land	12/1/2012 to 11/30/2015	RMB 731,259 per month
Kunshan Broadway Manufacturing Plant/Broadway Precision Industrial (Kunshan) Ltd.	88 Chang Shun Road, Chang Po Town, Kunshan City, Jiangsu Province	Kunshan Huixia Metals Manufacturing Co., Ltd.	7,142/8,191	Collectively owned land	8/10/2008 to 8/20/2018(2)	RMB 72,275/month for first five years, subject to a 10% increase for the second five-year period

Plant/Subsidiary Lessee	Location	Lessor	Site area/Gross floor area (sq. m.)	Status of Land	Term of Lease	Fees
	168 Chang Shun Road, Chang Po Town, Kunshan City, Jiangsu Province	Village Committee of Jinhua Village, Zhangpu Town, Kunshan City	3,500/4,500	Collectively owned land	3/1/2010 to 3/1/2019(3)	RMB 648,000/year for first four years,(4) RMB 712.800/year for the next five years
Zhuhai Sun Line Manufacturing Plant/Sun Line Precision Industrial Ltd.	22 Shinhe No. 2 Road, Baijiao Scientific & Technological Industry Park, Zhuhai City, Guangdong Province	Zhuhai Kaixinda Investment Planning Co., Ltd.	43,017/24,480	State owned land	11/1/2008 to 10/31/2018(5)	RMB 119,854 per month(6)
Broadway Thailand Manufacturing Plant/Broadway Industries (Thailand) Co., Ltd./Broadway Precision (Thailand) Co., Ltd.	39/1 Moo 5 Phaholyothin Road Tambui Nongyao, Ampere Mueng at Saraburi Province (18000), Thailand	PIAM Manufacturing Co., Ltd.	22,400/5,952	Privately owned land	5/1/2012 to 4/30/2021(7)	1,101,120 baht per month(8)

(1)	The rental period for this lease is split into two terms. The first two-year period is the mandatory period. The next five-year period is the optional period.
(2)	The rental period for this lease is split into two five-year terms. The first five years of the period is the mandatory rental period. The second five years of the period is the optional rental period.
(3)	The rental period for this lease is split into two terms. The first four years of the period is the mandatory rental period. The second five years of the period is the optional rental period.
(4)	In the first year of the lease, the lessee subsidiary received a deduction of one month’s rent.
(5)	The rental period for this lease is split into two five-year terms. The first five years of the period is the mandatory rental period. The second five years of the period is the optional rental period. Under the original agreement, the lessee subsidiary had the option of renting a second workshop at the same location. By supplemental agreement, our subsidiary and the lessor agreed to terms under which the second workshop would be rented. The term of lease for such space began on August 1, 2009 and continues through the same date as the original agreement.
(6)	Includes RMB 50,000 per month under the initial agreement and RMB 69,854 per month for the second workshop’s maintenance and management fee. The monthly fee for the second workshop is subject to a 10% increase or decrease during the second five-year period as determined by negotiations between the parties.
(7)	The initial term of the lease is through April 30, 2015. At the option of the lessee subsidiary, the lease may be renewed for two subsequent three-year terms following the expiration of the initial term.
(8)	The lessor agreed to waive the first two months’ rent.

We also lease office space (through one of our subsidiaries) from Guan Shaohong, pursuant to an agreement for 653 square feet of space located at Alameda Dr. Carlos D’Assumpcao, No. 181-187, 12 Andar, B12, Edif. Centro Comercial do Grupo Brilhantismo, Macao. The lease commenced September 15, 2011 and expires September 14, 2013. Pursuant to the rental agreement, our subsidiary pays HK$7,200 per month.

Employees

As of December 31, 2012, we had an aggregate of 5,374 employees either directly employed by us or employed by the PRC counterparties pursuant to the processing agreements. We consider our relationships with our employees to be good and expect that these relationships continue in the future. We have not experienced any strikes or work stoppages by our employees since our inception.

The tables below show our employees by geographic area and function as of December 31, 2012.

Employees by geographic area

China	5,327
Hong Kong	16
Macau	3
Thailand	28
Total:	5,374

Employees by function

Management	45
Marketing and support functions	15
Engineering	49
Production	4,726
General administration	539
Total:	5,374

Material Contracts

The following summarizes each material contract, other than contracts entered into in the ordinary course of business, to which we or any subsidiary of ours is a party for the immediately preceding two years.

Processing Agreements.

Although we own, and have always owned, all of the manufacturing equipment at our production facilities, our Dongguan Sun Line Processing Factory (“Dongguan Factory”) and Shenzhen Broadway Processing Factory (“Shenzhen Factory”) have previously been operated pursuant to Processing Agreements with PRC third parties. The processing agreement for the Shenzhen Factory expired on December 31, 2012. We have not renewed the agreement. As of August, 2012, we created a new wholly foreign-owned enterprise duly approved by the relevant PRC governmental authorities which has taken over all Shenzhen Factory operations. The processing agreement for the Dongguan Factory will expire in November 2013 but has been rendered ineffective since we have merged the Dongguan operations into an existing wholly foreign-owned enterprise subsidiary in the PRC effective from January 2013, which has assumed all operations of the Dongguan Factory at the same property on which the processing factory used to be located under a new Tenancy Agreement. The Dongguan Factory merger was approved by the relevant PRC governmental authorities. Accordingly, we no longer rely on the PRC counterparties to processing agreements for the operation of our Dongguan or Shenzhen operations.

Dongguan Sun Line Processing Agreement.  This agreement was entered into by our subsidiary Sun Line Industrial Limited (“Sun Line (HK)”) on November 5, 2002, and extended by agreement on August 21, 2012, with Dongguan Dalingshan Foreign Trade & Economic Development Corporation and was approved by

Dongguan City Foreign Trade and Economic Cooperation Bureau on November 6, 2002. The agreement contemplated a mutually beneficial venture between Sun Line (HK) and the PRC counterparty under the following terms:

Sun Line (HK) was responsible for (1) providing all manufacturing equipment as well as all raw and other materials required in the manufacturing of its products without attributing a monetary value to such contribution by it to the venture, (2) transportation, installation, testing and technical management of its equipment, (3) hiring employees through the relevant government-approved labor administrative agencies and (4) accepting all products of acceptable quality for export. The PRC counterparty was responsible for (1) providing the relevant manufacturing premises to the venture and (2) assisting Sun Line (HK) in completing the necessary governmental approval process and in managing the daily operations of the Sun Line Factory. The agreement was subject to a three-month probation from the effective date of the Processing Agreement during which the parties evaluated the viability of the venture, including the operating results.

Sun Line (HK) paid the PRC counterparty a monthly processing fee calculated on the basis of the labor used, volume of products produced, size of the land parcel and the manufacturing premises involved. Interest accrued on late processing fee payments based on the prevailing interest rates of a Hong Kong bank for each delayed day and subject to suspension of delivery of products from the Sun Line Factory. Sun Line (HK) also bore the cost of import and export agent fees and port construction funds. The PRC counterparty paid the rental tax to the relevant PRC taxing authorities with respect to the manufacturing premises used in the venture.

This agreement did not contain any termination clauses. If terminated pre-maturely due to a breach by the PRC counterparty, the PRC counterparty would have been required to compensate Sun Line (HK) for all losses and damages arising from such breach available under the PRC contract law. The agreement has not been terminated and will expire without consequence in November 2013. Our subsidiary has assumed all operations and will continue such operations on its own past the expiration of the agreement.

Shenzhen Broadway Processing Agreement.  This agreement was initially entered into by one Hong Kong Broadway Industrial Co., Ltd. (unrelated to us) on December 18, 1996 with Shenzhen Shamin Industrial Holdings Co., Ltd. and was approved by Shenzhen City Bao’an Economic Development Board in Shenzhen on December 20, 1996. This agreement was varied on June 28, 2006 (when approval was obtained) to the effect that our subsidiary then, Broadway Industrial Holdings Limited (“Broadway Industrial (BVI)”), was to assume all liabilities and responsibilities thereunder in lieu of Hong Kong Broadway Industrial Co., Ltd. and the term of which was extended twice (approvals were obtained on July 21, 2006 and January 30, 2011 respectively) to last up to December 31, 2012. The agreement (as varied) contemplated a mutually beneficial venture between Broadway Industrial (BVI) and the PRC counterparty under the following terms:

Broadway Industrial (BVI) was responsible for (1) providing all manufacturing equipment as well as all raw and other materials required in the manufacturing of its products without attributing a monetary value to such contribution by it to the venture, (2) transportation, installation, testing and technical management of its equipment, (3) hiring and firing employees through the PRC counterparty and (4) accepting all products of acceptable quality for export. The PRC counterparty was responsible for (1) providing the relevant manufacturing premises and manufacturing labor to the venture, (2) making available water and electricity necessary for the manufacturing needs, (3) assisting Broadway Industrial (BVI) in completing the PRC customs clearance for the imports and exports of the venture and (4) providing the factory manager, finance officer, warehouse personnel and other factory administrative personnel. The agreement was subject to a three-month probation from the effective date of the agreement during which the parties evaluated the viability of the venture.

Broadway Industrial (BVI) paid the PRC counterparty an agreed monthly processing fee calculated on the basis of the labor used, volume of products produced and the land and manufacturing premises provided by its contractual counterparty. Processing fee payments delayed more than 15 days were subject to interest based on the prevailing interest rates of a Hong Kong bank for each delayed day, and any such delay over 30 days was subject to suspension of delivery of products from the Processing Factory and other measures that its contractual counterparty may take. Broadway Industrial (BVI) was also responsible for paying for utilities.

Further, if Broadway Industrial (BVI) failed to provide sufficient materials to the factory, and in turn minimum producing days could not be met, it was required to compensate the PRC counterparty.

Disputes between the parties relating to the agreement are subject to arbitration by China International Economic and Trade Arbitration Commission Shenzhen Branch.

This agreement also provided for termination of the agreement following the occurrence of certain events.

This agreement was further varied on October 24, 2011 (when approval was obtained) to the effect that our subsidiary, Broadway Precision Technology Ltd., was to assume all liabilities and responsibilities thereunder in lieu of Broadway Industrial (BVI). We opted not to extend the agreement upon its expiration on December 31, 2012 as by then our wholly foreign-owned enterprise PRC subsidiary had overtaken and replaced the Shenzhen processing factory operations.

Neither of the processing agreements expressly stated that the PRC counterparties had an obligation to maintain necessary licenses and to comply with PRC laws and regulations. However, the Dongguan Sun Line Processing Agreement contained certain terms that required the PRC counterparty to comply with relevant labor, fire control and tax laws.

Tenancy Agreements and Leases.  Each of the Tenancy Agreements and leases is summarized under the above section entitled “Business — Properties.”

Merger Agreement.  On August 6, 2010, we entered into the Merger Agreement with Plastec, each of the former Plastec shareholders and our merger subsidiary, which provided, among other things, that our merger subsidiary would merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours. The Merger Agreement was subsequently amended on September 13, 2010 and December 9, 2010, but continued to provide for our merger subsidiary to merge with and into Plastec, with Plastec surviving as a wholly owned subsidiary of ours.

On December 16, 2010, we consummated the merger pursuant to the terms of the Merger Agreement. At the closing of the merger, our merger subsidiary merged with and into Plastec with Plastec surviving the merger and becoming a wholly owned subsidiary of ours. In connection with the merger, we issued to the former Plastec shareholders an aggregate of 7,054,583 ordinary shares. Also at the closing, 2,615,732 of the public shares were converted into cash and cancelled based on the election of the holders to exercise their conversion rights.

After payment to converting shareholders, approximately $9.8 million was disbursed from the trust account to us. After payment of transaction related expenses, including the payment of an additional $0.30 per share to converting shareholders, approximately $7.3 million was made available for our continued working capital requirements. We were supposed to obtain the funds to pay the additional $0.30 per share by drawing down on a letter of credit posted by Cohen & Company Securities, LLC in connection with the IPO. We were then to issue to Cohen & Company Securities, LLC an interest-bearing promissory note in the amount drawn down. We determined instead to pay the additional $0.30 per share rather than drawing on the letter of credit to save interest payments that would have been required to be paid to Cohen & Company Securities, LLC under the promissory note. Additionally, in connection with the closing, we entered into an agreement with the underwriters from our IPO whereby such underwriters agreed that the deferred underwriting discounts and commissions they were entitled to be paid upon consummation of the merger would no longer be owed.

Under the Merger Agreement, we had agreed to issue to the former Plastec shareholders up to an additional 9,723,988 shares as an earnout if certain net income targets were met for the years 2011 through 2013. On April 30, 2011, we entered into a further amendment to the Merger Agreement to remove the earnout provisions contained within it and to immediately issue an aggregate of 7,486,845 ordinary shares to the former Plastec shareholders. We determined to enter into the amendment to simplify the structure of the transaction based on feedback from our current and potential investors. Although we believe that Plastec would have reasonably likely met all three of the applicable net income targets set forth in the Merger Agreement, we determined to discount the number of shares issued to the former Plastec shareholders representing the 2013 net income target by more than 50% from the amount that was originally contemplated under the Merger Agreement for time value, as well as due to the uncertainty of Plastec actually achieving the 2013 net income target since it was so far in the future and macroeconomic conditions are always subject to change based on factors outside of our control.

Indemnity Escrow Agreement.  At the closing of the Merger, we entered into an escrow agreement with certain of the former Plastec shareholders. Pursuant to the escrow agreement, 10%, or an aggregate of 472,796, of the shares issued to the former Plastec shareholders (except Cathay Plastic Limited) were placed and held in escrow until thirty days after our filing of an annual report on Form 20-F for the year ended April 30, 2011. The shares held in the escrow were used to indemnify us and Plastec for losses suffered by either resulting from the inaccuracy or breach of any representation or warranty of Plastec or its former shareholders contained in the Merger Agreement or delivered pursuant thereto, or from the breach or non-fulfillment of any covenant or agreement of Plastec or its former shareholders contained in the Merger Agreement. We filed our annual report on Form 20-F for the year ended April 30, 2011 with the SEC on November 9, 2011 and the entire 472,796 shares issued to the former Plastec shareholders (except Cathay Plastic Limited) held in escrow were released to them in December 2011.

Amended Initial Shareholders’ Escrow Agreement.  At the closing of the merger on December 16, 2010, the initial shareholders agreed that a portion of the ordinary shares and insider warrants held by them would be held in escrow subject to forfeiture and cancellation in the event our Company did not raise up to approximately $20 million in equity financings by the required financing date, as extended by a further amendment dated December 16, 2011, to March, 2012. No funds were ultimately raised and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us at an aggregate consideration of $0.01 and cancelled.

Employment Agreements.  At the closing of the merger, amendments to certain employment agreements were entered into between Sun Line Industrial Limited, or “Sun Line (HK),” (an indirect subsidiary of ours) and each of Kin Sun Sze-To, our Chairman of the Board and Chief Executive Officer, Chin Hien Tan, our Chief Operating Officer, and Ho Leung Ning, our Chief Financial Officer, to provide for their services to be extended to cover us with no additional compensation in terms of base salary. On June 1, 2012, Broadway (Macao Commercial Offshore) Company Limited, or “Broadway (Macao),” (formerly known as Sun Line (Macao Commercial Offshore) Company Limited), another indirect subsidiary of ours, entered into an amendment to its employment agreement with Mr. Tan to cover his services as our Chief Operating Officer on like terms as those covered under an employment agreement between him and Sun Line (HK) which was superseded thereby and terminated by mutual consent on June 1, 2012. On March 28, 2013, Broadway Precision Co. Limited, or “Broadway Precision (HK),” (an indirect subsidiary of ours) entered into employment agreements with Kin Sun Sze-To and Ho Leung Ning to take effect from April 1, 2013, on which date their respective employment agreements with Sun Line (HK) (as amended) were terminated by mutual consents. On April 1, 2013, Broadway Precision (HK) entered into amendments to its employment agreements with Kin Sun Sze-To and Ho Leung Ning to cover their services as the Company’s Chairman of the Board-cum-Chief Executive Officer and Chief Financial Officer, respectively on like terms as those covered under their previous employment agreements with Sun Line (HK) (as amended). For a description of the material terms of the current employment agreements, as amended, see the section of this prospectus titled “Directors, Senior Management and Employees — Compensation of Senior Management/Executive Officers.”

Bank Facilities.  From time to time, we enter into bank facilities, under which certain lenders agree to provide us or our subsidiaries with loans on the terms and conditions set forth in the applicable facility letter (collectively, the “Facility Letters”). The Facility Letters typically contain customary representations and conditions. Presently, we or our subsidiaries are party to the following bank facilities each of which is included as an exhibit to the registration statement of which this prospectus forms a part:

Bank	Borrower(s)	Guarantor(s)	Date	Maximum Limit	Interest Rate
Australia and New Zealand Banking Group Limited, Hong Kong Branch	Sun Line Industrial Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd.	Company	1/20/2012	HK$80,000,000	1.25% per annum over Cost of Funds
Citic Bank International Limited	Sun Line Industrial Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd.	Plastec, Sze-To	7/11/2012	HK$20,000,000	2.0% per annum over HIBOR/LIBOR
DBS Bank (Hong Kong) Limited	Sun Line Industrial Limited, Broadway Industrial Holdings Limited and Sun Ngai Spraying & Silk Print Co., Ltd.	Plastec, Sze-To	8/25/2009, as modified 11/29/2010 and 8/30/2011	HK$40,000,000	2% per annum over HIBOR (or when in USD LIBOR)
Hang Seng Bank Limited	Sun Line Industrial Limited, Allied Sun Corporation Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd. and Sun Line Precision Ltd.	Plastec, Sze-To	11/27/2012	HK$70,000,000	1.25% per annum over 1/2/3 month(s) HIBOR or bank’s Cost of Funds, whichever is higher
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	Sun Line Industrial Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd., Sun Line Precision Ltd.	Company	5/9/2012	HK$80,000,000	1.25% per annum over Cost of Funds
The Hongkong and Shanghai Banking Corporation Limited	Sun Line Industrial Limited, Sun Line Precision Ltd, Broadway Precision Technology Ltd.	Company, Plastec, Sze-To	11/29/2012	HK$50,140,000	1.25% per annum over 3 months HIBOR

Certain of the facilities provide for individual facility limits and interest rates for different types of borrowings available under the Facility Letter (e.g., Revolving Term Credit Facility versus Letters of Credit). More information about our borrowings under such facilities is available in Note 7 to the Consolidated Financial Statements included as part of this Prospectus.

Repurchase 1.57 million shares.  We entered into a share purchase agreement with Sun Yip Industrial Company Limited (an entity controlled by Mr. Sze-To) (“Sun Yip”) on December 1, 2011 upon prior approval of the uninterested members of our board, pursuant to which 1,570,000 ordinary shares were repurchased by us at a price of $ 7.5 per share or approximately $11.8 million in cash.

Repurchase 600,000 shares.  On January 15, 2013, we entered into share purchase agreements with certain shareholders for the repurchase by us of an aggregate of 600,000 shares at a price of $6.00 per share, or $3,600,000.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Our current directors and executive officers are:

Name	Age	Position
Kin Sun Sze-To(4)	51	Chairman of the Board and Chief Executive Officer
Chin Hien Tan(4)	54	Chief Operating Officer
Ho Leung Ning(4)	52	Chief Financial Officer
Eli D. Scher(1)(3)	33	Non-Executive Vice Chairman of the Board
J. David Selvia(2)	37	Director
Chung Wing Lai(1)(2)(3)	65	Director
Joseph Yiu Wah Chow(1)(2)(3)	53	Director

(1)	Serves as a member of the Audit Committee.
(2)	Serves as a member of the Compensation Committee.
(3)	Serves as a member of the Nominating and Corporate Governance Committee.
(4)	Serves as a member of the Executive Committee.

Kin Sun Sze-To has been our Chairman of the Board and Chief Executive Officer since the consummation of the merger in December 2010 and has served as the Chairman of Plastec’s Board and an Executive Director since its formation. Mr. Sze-To founded the precursor of the Plastec group in 1993. Mr. Sze-To is responsible for directing and reviewing Plastec’s long-term business development strategies, as well as establishing its operational objectives and assignments. Mr. Sze-To is also responsible for directing and overseeing Plastec’s marketing and business expansion. Prior to founding Plastec, Mr. Sze-To started his career in the specialized field of spraying and silk screening of plastics products, before diversifying and accumulating over 20 years of experience in other areas of the plastic injection and molding industry. We believe Mr. Sze-To’s past business experience in the plastics industry as well as his contacts and relationships make him well qualified to be a member of our board of directors. Mr. Sze-To graduated from the Third Kaiping High School of China in 1978.

Chin Hien Tan has served as our Chief Operating Officer since the consummation of the merger in December 2010 and has been Plastec’s Executive Director since January 2005. Mr. Tan joined Plastec’s precursor in 1999 and is responsible for the administration and management of its PRC operations as well as its marketing development. He has over 24 years of experience in the manufacturing industry, with 19 years of experience in three manufacturing entities in Singapore. We believe Mr. Tan’s past business experience in the manufacturing industry makes him well qualified to be a member of our board of directors. Mr. Tan graduated from the River Valley High School of Singapore with a General Certificate of Education, Advanced level, in 1977.

Ho Leung Ning has served as our Chief Financial Officer since the consummation of the merger in December 2010 and has been an Executive Director of Plastec since January 2005. Mr. Ning joined Plastec as a deputy general manager in January 2005. Mr. Ning is responsible for Plastec’s corporate planning and financial activities, and he has over 20 years of experience in the banking and finance industry. Prior to joining Plastec, Mr. Ning was the Assistant General Manager of the Hong Kong branch of The Bank of Tokyo Mitsubishi UFJ Ltd. We believe Mr. Ning’s past business experience and financial knowledge and understanding makes him well qualified to be a member of our board of directors. Mr. Ning graduated from the Hong Kong Baptist University with an Honors Diploma in Economics in 1984.

Eli D. Scher has served as our Non-Executive Vice Chairman of the Board since January 2011, shortly after the consummation of the merger in December 2010. Previously, he served as GSME Acquisition Partners I’s Chief Executive Officer from its inception. From February 2011 to April 2012, Mr. Scher served as an investment analyst at Perella Weinberg Partners. From July 2007 to December 2010, Mr. Scher served as chief executive officer of GSME Capital Partners Inc., a principal investment business headquartered in Shanghai founded in July 2007. From July 2007 to February 2008, Mr. Scher served as chief development officer and a director of Media Communication Group, a high-technology, LED media business that is the exclusive operator of LED advertising screens in the subway systems of China’s major cities, and served as its chief financial officer from February 2008 to January 2011. Additionally, Mr. Scher co-founded Fundamental Films, a film distribution and production company, headquartered in Shanghai, in 2008 and served as a director until January 2011. From September 2003 to February 2007, Mr. Scher served as a principal at Daroth Capital Advisors LLC, which is involved in investing and advising clients on financings, mergers and acquisitions and restructurings, where he led the firm’s Asian business development efforts. We believe Mr. Scher’s past business experience and financial contacts and relationships make him well qualified to be a member of our board of directors. Mr. Scher received an A.B. in East Asia Studies from Princeton University in 2002. Mr. Scher is fluent in Mandarin Chinese.

J. David Selvia has served as a Director of ours since the consummation of the merger in December 2010 and has been an Independent Non-Executive Director of Plastec since June 2010. Mr. Selvia joined Cathay Plastic Limited (BVI) (“Cathay”) in July 2006 as Vice President and served in such capacity until April 2010 when he was appointed Managing Director. Mr. Selvia is currently responsible for analyzing new investment opportunities and investment execution. Prior to joining Cathay, from 2004 to 2006, Mr. Selvia attended The Wharton School of the University of Pennsylvania and the Lauder Institute at the University of Pennsylvania to obtain his Masters degree in Business Administration and Masters degree in International Relations. Previously, Mr. Selvia served as the Business Development Director for GE Capital (Asia) and Business Development Manager for GE Corporate Initiatives Group, both based in Shanghai, from 2000 to 2004. We believe Mr. Selvia’s past business experience, investment activities and contacts and relationships make him well qualified to be a member of our board of directors. Mr. Selvia received a Bachelor of Arts degree in Economics and International Relations from Boston University in 1998 and a Masters degree in Finance from The Wharton School of the University of Pennsylvania in 2006 as well as a Masters degree in International Relations from the Lauder Institute at the University of Pennsylvania in 2006. Mr. Selvia speaks Mandarin.

Chung Wing Lai has been a Director of ours since the consummation of the merger in December 2010. Since July 2002, Mr. Lai has been involved in business consultancy and advisory work in the Asia Pacific region. From 1999 to February 2009, he was an independent non-executive director of Kingboard Copper Foil Holdings Ltd, a public listed company on The Stock Exchange of Singapore. He was previously the managing director of Seaunion Holdings Ltd. (now known as South Sea Petroleum Holdings Ltd), an oil and gas company listed on The Stock Exchange of Hong Kong Ltd. He is an independent non-executive director of Kingboard Chemical Holdings Ltd, which is a public listed company on The Stock Exchange of Hong Kong Ltd. We believe Mr. Lai’s past business experience, including serving as an independent director of a number of publicly listed companies, makes him well qualified to be a member of our board of directors. Mr. Lai received a Bachelor-of-Laws (Honours) degree from the University of London in 1983.

Joseph Yiu Wah Chow has been a Director of ours since the consummation of the merger in December 2010. Mr. Chow has over 20 years experience in auditing, accounting, and financial management. He has been a senior partner of JYC & Company, an accounting firm, since January 2006 and a practicing director of KTC Partners CPA Ltd. since May 2008. We believe Mr. Chow’s financial background in auditing, accounting and financial management makes him well qualified to be a member of our board of directors and chairman of our audit committee. Mr. Chow graduated from the University of Ulster in the United Kingdom with a Bachelor degree in Accounting in 1989. Additionally, Mr. Chow is also admitted as a member of Association of Chartered Certified public Accountants in 1991 and a member of the Hong Kong Institute of Certified Public Accountants in 1992. He has also been an associate member of the Taxation Institute of Hong Kong since 1992, Hong Kong Securities Institute since 1998 and Institute of Chartered Accountants in England and Wales since 2006.

Each director serves until our next annual general meeting, if one is called for, and until his successor is elected and qualified. We have not entered into service or similar contracts with our directors.

Independence of Directors

Although we are not required to have a majority of independent directors on our board of directors, we have elected to have a majority of independent directors and have determined to utilize the definition of an “independent director” utilized by the NASDAQ Stock Market. Under the listing standards of the NASDAQ

Stock Market, an “independent director” is generally defined as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which, in the opinion of the company’s board of directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Accordingly, consistent with the above-referenced considerations, our board of directors has affirmatively determined that each of Eli D. Scher, J. David Selvia, Chung Wing Lai and Joseph Yiu Wah Chow is an independent director, constituting a majority of our board of directors.

Board Committees

We have standing executive, audit, compensation and nominating and corporate governance committees. Except for the executive committee, each of these committees is comprised entirely of independent directors, as defined by the listing standards of the NASDAQ Stock Market. Moreover, the compensation committee is composed exclusively of individuals intended to be, to the extent required by Rule 16b-3 of the Exchange Act, non-employee directors and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code, qualify as outside directors for purposes of Section 162(m) of the Internal Revenue Code.

Executive Committee

Our executive committee is currently comprised of Kin Sun Sze-To, Chin Hien Tan and Ho Leung Ning. While the executive committee does not have a formal written charter, the board has determined that the executive committee’s responsibilities will be to generally manage our business affairs and exercise all powers of the board (other than actions that would require the board to act as a whole or which actions are vested in other committees of the board or require shareholders’ approvals).

Audit Committee Information

Our audit committee is currently comprised of Joseph Yiu Wah Chow, Chung Wing Lai and Eli D. Scher, with Joseph Yiu Wah Chow serving as chairman. The audit committee, pursuant to the audit committee charter, is responsible for engaging independent certified public accountants, preparing audit committee reports, reviewing with the independent certified public accountants the plans and results of the audit engagement, approving professional services provided by the independent certified public accountants, reviewing the independence of the independent certified public accountants, considering the range of audit and non-audit fees, reviewing the adequacy of our internal accounting controls and reviewing all related party transactions.

Financial Experts on Audit Committee

The audit committee will at all times be composed exclusively of “independent directors” who are “financially literate” as defined under NASDAQ listing standards. The definition of “financially literate” generally means being able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

In addition, our board of directors has determined that Joseph Yiu Wah Chow satisfies the definition of financial sophistication and also qualifies as an “audit committee financial expert,” as defined under rules and regulations of the SEC.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Chung Wing Lai, Joseph Yiu Wah Chow and Eli D. Scher, with Chung Wing Lai serving as chairman. The nominating and corporate governance committee is responsible for seeking, considering and recommending to the board qualified candidates for election as directors and will approve and recommend to the full board of directors the appointment of each of our executive officers. It also periodically prepares and submits to the board of directors for adoption the committee’s selection criteria for director nominees. It reviews and makes recommendations on matters involving the general operation of the board and our corporate governance, and annually recommends to the board nominees for each committee of the board. In addition, the committee annually facilitates the assessment of the board of directors’ performance as a whole and of the individual directors and report thereon to the board.

Compensation Committee

Our compensation committee currently is comprised of Joseph Yiu Wah Chow, Chung Wing Lai and J. David Selvia, with Joseph Yiu Wah Chow serving as chairman. The principal functions of the compensation committee are to:

•	evaluate the performance of our officers;
•	review any compensation payable to our directors and officers;
•	prepare compensation committee reports; and
•	administer the issuance of any ordinary shares or other equity awards issued to our officers and directors.

Compensation of Senior Management/Executive Officers

Our executive officers are currently compensated at the Plastec subsidiaries level on terms summarized below:

Employment Agreements

Each of Kin Sun Sze-To, Chin Hien Tan and Ho Leung Ning are and have been employed by certain of Plastec’s subsidiaries pursuant to certain employment agreements receiving aggregate annual base salary in the sums of HK$3.9 million, HK$1.69 million and HK$1.56 million, respectively. These employment agreements have been amended to provide for their services to be extended to cover us with no additional compensation in terms of base salary. The following table and summary set forth certain key information about such employment agreements as they currently relate to us:

Executive Officer	Position	Term	Employing entity
Kin Sun Sze-To	Chairman of the Board and Chief Executive Officer of Plastec Technologies, Ltd., General Manager of Broadway Precision (HK)	Until December 16, 2013, being third anniversary of closing of the merger	Broadway Precision Co. Limited (“Broadway Precision (HK)”) (1)
Chin Hien Tan	Chief Operating Officer of Plastec Technologies, Ltd. and Sales Manager of Broadway (Macao)	Until December 16, 2013, being third anniversary of closing of the merger	Broadway (Macao Commercial Offshore) Company Limited (“Broadway (Macao)”)
Ho Leung Ning	Chief Financial Officer of Plastec Technologies, Ltd. and Deputy General Manager of Broadway Precision (HK)	Until December 16, 2013, being third anniversary of closing of the merger	Broadway Precision (HK) (1)

(1)	On March 28, 2013, Broadway Precision (HK), our indirect wholly-owned subsidiary, entered into employment agreements with Kin Sun Sze-To and Ho Leung Ning to take effect from April 1, 2013, on which date their respective employment agreements with Sun Line Industrial Limited (“Sun Line (HK)”) (as amended at the closing of the merger on December 16, 2010) were terminated by mutual consents. On April 1, 2013, Broadway Precision (HK) entered into amendments to its employment agreements with Kin Sun Sze-To and Ho Leung Ning to cover their services as the Company’s Chairman of the Board-cum-Chief Executive Officer and Chief Financial Officer, respectively on like terms as those covered under their previous employment agreements with Sun Line (HK) (as amended).

Each employment agreement terminates upon the death or disability (as defined in the agreements) of the executive officer and may be terminated by either Broadway Precision (HK)/Broadway (Macao) (as the case may be) or the executive officer with or without “cause” (as defined in the agreements). Upon termination for death, disability, for cause by Broadway Precision (HK)/Broadway (Macao) (as the case may be) or without cause by the executive officer, the executive officer is entitled to all accrued and vested amounts due upon termination. Upon termination without cause by Broadway Precision (HK)/Broadway (Macao) (as the case may be) or for cause by the executive officer, the executive officer is entitled to his compensation for the remainder of the term of the agreement as if the employment agreement had not been terminated.

The agreements provide that each of the executive officers, during the period of one year following termination of his employment, shall not, for himself or on behalf of, or in conjunction with, any other person, persons, company, partnership, limited liability company, corporation or business of whatever nature, (a) engage (as an officer, director, manager, member, shareholder, owner, partner, joint venturer, trustee, or in a managerial capacity, whether as an employee, independent contractor, agent, consultant or advisor, or as a sales representative) in any entity that designs, researches, develops, markets, sells or licenses products or services that are substantially similar to or competitive with our business and that of our subsidiaries from time to time or at the date of termination of the executive officer’s employment, (b) call upon any person who is at that time, or within the preceding twelve (12) months has been, an employee of ours or our subsidiaries, for the purpose, or with the intent, of enticing such employee away from, or out of, the employ of us or our subsidiaries or for the purpose of hiring such person for the executive officer or any other person or entity, unless any such persons’ employment with respect to us or our subsidiaries was terminated by us more than six (6) months prior thereto, (c) call upon any person or entity who is then or has been within one year prior to that time, a customer of ours or our subsidiaries, for the purpose of soliciting or selling products or services in competition with us or our subsidiaries or (d) call upon any prospective acquisition or investment candidate, on the executive officer’s own behalf or on behalf of any other person or entity, which candidate was known by the executive officer to have, within the previous twelve (12) months, been called upon by us or our subsidiaries or for which we or our subsidiaries made an acquisition or investment analysis or contemplated a joint marketing or joint venture arrangement with, for the purpose of acquiring or investing or enticing such entity into a joint marketing or joint venture arrangement. The employment agreements provide for injunctive relief against the executive officers in the event of a breach of these non-competition provisions, in addition to other available remedies.

Compensation

Base Salary at Plastec subsidiaries level

The aggregate amount of base salary paid by Plastec’s subsidiaries during the 8-month period ended December 31, 2012 to our executive officers as a group for services in all service capacities was approximately HK$4.3 million.

Bonus Plan for Management/Executive Officers at the company level

We have also established a bonus plan for our management/executive officers. Pursuant to the plan, in order for any bonus to be paid, we must achieve an annual net profit (excluding any extraordinary items) of HK$78,000,000 in any fiscal year, which we refer to as the “Net Profit Target.” If the Net Profit Target is achieved in any fiscal year, a pool of 4% of any amount over the Net Profit Target will be set aside to provide bonuses to our management/executive officers. Of the bonus pool that is created, Kin Sun Sze-To, Chin Hien Tan and Ho Leung Ning would currently be entitled to 32%, 24% and 24%, respectively, of the available bonus, with the remaining amount being made available for distribution to our remaining officers, subject to adjustment at the discretion of the board. Payment of any bonuses under the plan will be in cash or our ordinary shares (to be purchased in the open market), at the board’s sole discretion. The plan has taken effect beginning with the current fiscal year ending April 30, 2011.

We had met the Net Profit Target for the year ended April 30, 2011 and accordingly paid bonuses in the total sum of HK$1,770,000 under the plan to our executive officers. As, however, our net profit after tax for the year ended April 30, 2012 fell short of the Net Profit Target, no bonuses were paid to any of our executive officers with respect to financial year ended April 30, 2012. No bonuses were provided for the 8-month period ended December 31, 2012.

Summary Executive Compensation Table

The following table sets forth the compensation of our executive officers for the 8-month period ended December 31, 2012:

Name and Principal Position	8 months ended December 31,	Salary (HK$)	Bonus (HK$)	Total (HK$)
Kin Sun Sze-To Chairman of the Board and Chief Executive Officer	2012	2,360,000	—	2,360,000
Chin Hien Tan Chief Operating Officer	2012	949,150	—	949,150
Ho Leung Ning Chief Financial Officer	2012	960,000	—	960,000

The following table sets forth the compensation of our executive officers for the year ended April 30, 2012:

Name and Principal Position	Year	Salary (HK$)	Bonus(1) (HK$)	Total (HK$)
Kin Sun Sze-To Chairman of the Board and Chief Executive Officer	2012	3,910,484	708,000	4,618,484
Chin Hien Tan Chief Operating Officer	2012	1,589,100	531,000	2,120,100
Ho Leung Ning Chief Financial Officer	2012	1,500,000	531,000	2,031,000

(1)	Bonus paid during the financial year ended April 30, 2012 is based on our financial results in the year ended April 30, 2011.

Compensation of Non-Executive Independent Directors

During the year ended April 30, 2012 and the 8-month period ended December 31, 2012, each of Eli D. Scher (our non-executive Vice Chairman), J. David Selvia, Chung Wing Lai and Joseph Yiu Wah Chow, our four non-executive independent directors, was paid HK$39,000, HK$20,000, HK$20,000 and HK$20,000, and HK$39,000, HK$20,000, HK$20,000 and HK$20,000, respectively, for each month that they continue to serve on our board. We also made a one-time cash payment in the sum of HK$150,000 to Joseph Yiu Wah Chow on the approval of the compensation committee (with Mr. Chow abstained from voting) in November 2011 in recognition of additional services he performed for us during May and October 2011 as the audit chair. The aggregate amount of compensation paid to our non-executive independent directors during the year ended April 30, 2012 and the 8-month period ended December 31, 2012 were HK$1,338,000 and HK$792,000, respectively.

Code of Ethics

In November 2009, our board of directors adopted a code of ethics that applies to our directors, officers and employees as well as those of our subsidiaries. We will provide to any person upon request, without charge, a copy of our code of ethics. Please direct such requests in writing to us, Attention Kin Sun Sze-To, Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

Principal Legal Advisers

Our principal legal adviser in the United States is Graubard Miller, located at 405 Lexington Avenue, New York, New York 10174. Our principal legal adviser in the Cayman Islands is Maples and Calder, located at PO Box 309, Ugland House, South Church Street, George Town, Grand Cayman KY1-1104, Cayman Islands. Our principal legal adviser in the People’s Republic of China is Jingtian & Gongcheng, located at 34/F, Tower 3, China Central Place, 77 Jianguo Road, Chaoyang District, Beijing 100025 People’s Republic of China.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of May 9, 2013, certain information regarding beneficial ownership of our shares by each person who is known by us to beneficially own more than 5% of our shares. The table also identifies the share ownership of each of our directors, each of our named executive officers, and all directors and officers as a group. Except as otherwise indicated, the shareholders listed in the table have sole voting and investment powers with respect to the shares indicated. Our major shareholders do not have different voting rights than any other holder of our shares.

Shares which an individual or group has a right to acquire within 60 days pursuant to the exercise or conversion of options, warrants or other similar convertible or derivative securities are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting and investment power. Except as otherwise indicated below, each beneficial owner holds voting and investment power directly. The percentage of ownership is based on 13,692,228 shares issued and outstanding as of May 9, 2013.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership		Percent of Class
Major Shareholders:
Jing Dong Gao	1,681,048	(2)	11.4%
Cathay Plastic Limited(3)	1,276,382	(4)	9.3%
Kwok Wa Hung	1,057,603	(5)	7.7%
Directors and Executive Officers:
Kin Sun Sze-To	8,741,784	(6)	63.9%
Chin Hien Tan	474,868	(7)	3.5%
Eli D. Scher	110,596	(8)	*
Ho Leung Ning	241,971	(9)	1.8%
J. David Selvia	0
Chung Wing Lai	0
Joseph Yiu Wah Chow	0
All directors and executive officers as a group (7 individuals)	9,569,219	(10)	69.4%

*	Represents less than 1% of outstanding.
(1)	Unless otherwise indicated, the business address of each of the individuals is Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong. Unless otherwise indicated, none of the individuals have voting rights that differ from other shareholders.
(2)	Consists of 633,787 ordinary shares (being the aggregate of (i) 291,262 ordinary shares purchased in a private transaction on December 8, 2010, as disclosed on Schedule 13D filed with the SEC on December 29, 2010, (ii) 208,800 ordinary shares released upon consummation of the merger with Plastec pursuant to the terms of Amendment No. 1 to Stock Escrow Agreement dated as of December 16, 2010 plus (iii) 133,725 initial shares continue to be held in escrow pursuant to the terms of Amendment No. 2 to Stock Escrow Agreement dated as of December 16, 2011) and 1,047,261 ordinary shares issuable upon the exercise of currently exercisable insider warrants held by MCK Capital Co., Limited, an entity controlled by Mr. Gao. The business address of each is 762 West Beijing Road, Shanghai, China 200041.
(3)	The business address of Cathay Plastic Limited is c/o New China Management, Ltd., 14th Floor, St. John’s Building, 33 Garden Road, Central, Hong Kong.
(4)	Each of the following entities and individuals may be considered the beneficial owner of the ordinary shares held by Cathay Plastic Limited: Cathay Capital Holdings, L.P., as the sole shareholder of Cathay

Plastic Limited; Cathay Master GP, Ltd., as the general partner of Cathay Capital Holdings, L.P.; New China Capital Management, LP, as the investment manager of Cathay Capital Holdings, L.P.; NCCM, LLC and TAM China, LLC, as the general partners of New China Capital Management, LP; Hermann Leung, as an officer or director of Cathay Capital Holdings, L.P.; Paul Wolanksy, as an officer or director of Cathay Capital Holdings, L.P. and Cathay Master GP, Ltd. and sole member of NCCM, LLC; and Donald Sussman, as an officer or director of Cathay Master GP, Ltd. and sole member of TAM China, LLC. The foregoing information is derived from a Schedule 13D/A filed with the SEC on January 23, 2012.
(5)	Consists of 887,603 ordinary shares held by Top Universe Management Limited, an entity controlled by Mr. Hung, and 170,000 ordinary shares held by Mr. Hung. The business address of both is 16/F, Guangdong Finance Building, 88 Connaught Road West, Central, Hong Kong. The foregoing information is derived from a Schedule 13G/A filed with the SEC on May 12, 2011 and other information known to us.
(6)	Consists of 7,386,523 ordinary shares held by Sun Yip Industrial Company Limited and 1,355,261 ordinary shares held by Tiger Power Industries Limited, each of which is an entity controlled by Mr. Sze-To. The foregoing information is derived from a Schedule 13D/A filed with the SEC on December 22, 2011.
(7)	Consists of 474,868 ordinary shares held by Fine Colour Limited, of which Mr. Tan is a 50% owner.
(8)	Consists of 12,169 ordinary shares (representing Mr. Scher’s initial shares held in escrow pursuant to the terms of Amendment No. 2 to Stock Escrow Agreement dated as of December 16, 2011) and 98,427 ordinary shares issuable upon the exercise of currently exercisable insider warrants. The foregoing information is derived from other information known to us.
(9)	Includes 241,971 ordinary shares held by Expert Rank Limited, an entity controlled by Mr. Ning.
(10)	Includes 98,427 ordinary shares issuable upon the exercise of currently exercisable insider warrants.

There have been no significant changes in the percentage ownership of the individuals and entities above except as a result of their acquisition of the securities disclosed above.

As of            , 2013, there were      shareholders of record holding a total of 13,692,228 of our ordinary shares. To the best of our knowledge there were      shareholders of record with addresses in the United States holding approximately      (    %) of our outstanding ordinary shares and      warrant holders of record with addresses in the United States holding approximately     (    %) of our outstanding warrants. Each of the foregoing calculations includes      unit holder with a United States address holding      units, each consisting of 1 ordinary share and 1 warrant. Shares and warrants held in the names of banks, brokers and other intermediaries were assumed to be held by residents of the same country in which the bank, broker or other intermediary was located.

SHARES ELIGIBLE FOR FUTURE SALE

We have 13,692,228 ordinary shares issued and outstanding as of May 9, 2013. Of these shares, 382,507 shares were issued in private transactions prior to or in connection with our IPO, 938,293 shares were issued in our IPO and the remaining 12,371,428 shares were issued in connection with our merger. The shares issued in our public offering are freely tradable without restriction or further registration under the Securities Act of 1933, as amended, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act of 1933, as amended. Any shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will be restricted from public sale as restricted stock. In connection with this offering, we are registering the resale of the shares issued prior to or in connection with our IPO and the shares issued in connection with our merger. As a result, substantially all of our shares will be freely tradeable.

Rule 144.  Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;
2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
3.	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and
4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that does not, with respect to the shares, exceed the greater of either of the following:
1.	1% of the total number of shares then outstanding; or
2.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about us, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements. Accordingly, our initial shareholders have been free to sell their securities pursuant to Rule 144 since December 16, 2011, provided other requirements for use of Rule 144 are satisfied at the time of sale.

In connection with our merger in December 2010, Sun Yip Industrial Company Limited and Tiger Power Industries Limited agreed to continue to hold until April 30, 2013 a minimum of 3,345,139 shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Code of Ethics and Related Person Policy

Our Code of Ethics requires it to avoid, wherever possible, all related party transactions that could result in actual or potential conflicts of interest, except under guidelines approved by the board of directors (or the audit committee, if one exists). Related-party transactions with respect to smaller reporting companies such as us are defined under SEC rules as transactions in which (1) the aggregate amount involved will or may be expected to exceed the lesser of $120,000 or one percent of the average of the smaller reporting company’s total assets at year end for the last two completed years, (2) we or any of our subsidiaries is a participant, and (3) any (a) executive officer, director or nominee for election as a director, (b) greater than 5 percent beneficial owner of our shares, or (c) immediate family member of the persons referred to in clauses (a) and (b), has or will have a direct or indirect material interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity). A conflict of interest situation can arise when a person takes actions or has interests that may make it difficult to perform his or her work objectively and effectively. Conflicts of interest may also arise if a person, or a member of his or her family, receives improper personal benefits as a result of his or her position.

Our audit committee, pursuant to its written charter, is responsible for reviewing and approving related-party transactions to the extent we enter into such transactions. The audit committee will consider all relevant factors when determining whether to approve a related party transaction, including whether the related party transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related party’s interest in the transaction. No director will be able to participate in the approval of any transaction in which he is a related party, but that director will be required to provide the audit committee with all material information concerning the transaction. Additionally, we will require each of our directors and executive officers to complete a directors’ and officers’ questionnaire on an annual basis that elicits information about related party transactions.

These procedures are intended to determine whether any such related party transaction impairs the independence of a director or presents a conflict of interest on the part of a director, employee or officer.

Our Related Person Transactions

Initial Shareholders Escrow

In connection with the IPO, the initial shareholders placed a total of 1,200,000 ordinary shares, or “initial shares”, in escrow pursuant to an escrow agreement dated as of November 19, 2009 with Continental Stock Transfer & Trust Company, as escrow agent.

In connection with the merger with Plastec, the parties amended the terms of the escrow agreement on December 16, 2010 to include in escrow an aggregate of 2,418,878 of the insider warrants and to provide additional restrictions on the release from escrow of all of the securities. Pursuant to the escrow agreement, as amended, an aggregate of 240,000 ordinary shares were released to the initial shareholders from escrow upon consummation of the merger. The remaining ordinary shares will not be released from escrow until (i) with respect to 25% of such shares, when the closing price of our ordinary shares exceeds $12.00 for any 20 trading days within a 30-trading day period following the consummation of the merger, (ii) with respect to 25% of such shares, when the closing price of our ordinary shares exceeds $14.00 for any 20 trading days within a 30-trading day period following the consummation of the merger, (iii) with respect to 25% of such shares, when the closing price of our ordinary shares exceeds $16.00 for any 20 trading days within a 30-trading day period following the consummation of the merger and (iv) with respect to 25% of such shares, when the closing price of our ordinary shares exceeds $20.00 for any 20 trading days within a 30-trading day period following the consummation of the merger. However, such shares will only be released from escrow if, in addition to meeting the price targets referred to above, we raise in one or more equity financings an aggregate of approximately $20 million by December 16, 2011, or “the required financing date”, (or a pro rata portion of such shares if less than $20 million is raised). The insider warrants will also not be released from escrow unless we raise the required $20 million equity financings by the required financing date (or a pro rata portion of such warrants if less than $20 million is raised). Notwithstanding the foregoing, such shares and warrants may be released from escrow earlier than as described above if, within those time periods, we consummate a subsequent liquidation, merger, stock exchange or other similar transaction which results in all of our shareholders having the right to exchange their shares for cash, securities or other property.

On December 16, 2011, the escrow agreement was again amended and the required financing date was extended to March 16, 2012.

No funds were able to be raised by the extended required financing date of March 16, 2012 and as a result, a total of 806,293 initial shares and the entire 2,418,878 insider warrants held in escrow were automatically repurchased by us at an aggregate consideration of $0.01 and cancelled.

Personal guarantees provided by Kin Sun Sze-To

Kin Sun Sze-To has been providing personal guarantees as collateral to secure various credit facilities and the financing of machineries for Plastec and certain of its subsidiaries. As at December 31, 2012, the total amount of personal guarantees outstanding for such purposes was approximately HK$380.2 million.

Formation of Subsidiaries

Consistent with disclosure made under Item 7.B of our annual report on Form 20-F filed in November 2011, we completed the transfers of shareholding interests in Broadway Precision Co. Limited, which is incorporated in Hong Kong, and Broadway Industries (Thailand) Co., Ltd, which is incorporated in Thailand, from Mr. Kin Sun Sze-To, Mr. Chin Hien Tan and Mr. Ho Leung Ning (as the case may be) at par on November 15, 2011 and November 8, 2011 respectively, thereby establishing both entities as our subsidiaries.

Bonus Plan for Management/Executive Officers

The disclosure on the bonus plan is set forth under the caption titled “Directors, Senior Management and Employees — Compensation” appearing elsewhere in this prospectus.

Other Transactions

We entered into a share purchase agreement with Sun Yip (an entity controlled by Mr. Sze-To) on December 1, 2011 upon prior approval of the uninterested members of our board, pursuant to which 1,570,000 ordinary shares were repurchased by us at a price of $7.5 per share or approximately $11.8 million in cash.

On June 1, 2012, Broadway (Macao) entered into an amendment to its employment agreement with Mr. Tan to cover his services as our Chief Operating Officer on like terms as those covered under an employment agreement between Mr. Tan and Sun Line (HK), which was superseded thereby and terminated by mutual consent on June 1, 2012.

On January 15, 2013 upon prior approval of the uninterested members of our board, we entered into share purchase agreements with certain related shareholders for the repurchase of an aggregate of 508,900 ordinary shares at a price per share of $6.00 (an additional 91,100 ordinary shares were repurchased under separate share purchase agreements with three unrelated shareholders). Of this amount, Sun Yip (an entity controlled by Mr. Sze-To) sold to us 423,967 ordinary shares for an aggregate price of $2,543,802; Fine Colour Limited (an entity controlled by Mr. Tan) sold to us 23,030 ordinary shares for an aggregate price of $138,180, and; Cathay Plastic Limited (an entity related to one of our board members) sold to us 61,903 ordinary shares for an aggregate price of $371,418.

On March 28, 2013, Broadway Precision (HK), our indirect wholly-owned subsidiary, entered into employment agreements with Kin Sun Sze-To and Ho Leung Ning to take effect from April 1, 2013, on which date their respective employment agreements with Sun Line Line (HK) (as amended at the closing of the merger on December 16, 2010) were terminated by mutual consents. On April 1, 2013, Broadway Precision (HK) entered into amendments to its employment agreements with Kin Sun Sze-To and Ho Leung Ning to cover their services as the Company’s Chairman of the Board-cum-Chief Executive Officer and Chief Financial Officer, respectively on like terms as those covered under their previous employment agreements with Sun Line (HK) (as amended).

We require that all ongoing and future transactions between us and any of our officers and directors or their respective affiliates will be on terms that we believe to be no less favorable to us than are available from unaffiliated third parties. Such transactions require prior approval by a majority of our uninterested “independent” directors or the members of our board who do not have an interest in the transaction, in either case who have access, at our expense, to our attorneys or independent legal counsel.

SELLING SECURITYHOLDERS

The Selling Securityholders may from time to time offer and sell any or all of our securities set forth below pursuant to this prospectus. When we refer to “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interests in our securities other than through a public sale.

The following table sets forth, as of the date of this prospectus:

•	the name of the Selling Securityholders for whom we are registering shares and warrants for resale to the public,
•	the number of ordinary shares (including shares issuable upon exercise of warrants) and warrants that the Selling Securityholders beneficially owned prior to the offering for resale of the securities under this prospectus,
•	the number of ordinary shares and warrants that may be offered for resale for the account of the Selling Securityholders pursuant to this prospectus, and
•	the number and percentage of ordinary shares to be beneficially owned by the Selling Securityholders after the offering of the resale securities (assuming all of the offered shares and warrants are sold by the Selling Securityholders).

This table is prepared solely based on information supplied to us by the listed Selling Securityholders, any Schedules 13D or 13G and other public documents filed with the SEC, and assumes the sale of all of the shares and warrants offered hereby.

Selling Securityholder(1)	Number of Ordinary Shares Beneficially Owned	Percentage of Ordinary Shares Beneficially Owned	Shares Being Offered		Warrants Being Offered		Shares Underlying Warrants Being Offered		Ordinary Shares Beneficially Owned After Offering
									Number of Shares Outstanding	Percent of Shares
Eli D. Scher(2)	110,596	*	12,169		98,427		98,427		0	0%
Jing Dong Gao(3)	1,681,048	11.4%	342,525		1,047,261		1,047,261		291,262	2.0%
Lawrence S. Wizel	40,045	*	4,611		35,434		35,434		0	0%
Sun Yip Industrial Company Limited(4)	7,386,523	53.9%	7,386,523		0		0		0	0%
Tiger Power Industries Limited(3)	1,355,261	10.0%	1,355,261		0		0		0	0%
Expert Rank Limited(5)	241,971	1.8%	241,971		0		0		0	0%
Fine Colour Limited(6)	474,868	3.5%	474,868		0		0		0	0%
Cathay Plastic Limited(7)	1,276,382	9.3%	1,276,382		0		0		0	0%
Greatest Sino Holdings Limited	157,454	1.1%	157,454		0		0		0	0%
Colourful Asia International Limited	591,366	4.3%	591,366		0		0		0	0%
Top Universe Management Limited	887,603	6.5%	887,603		0		0		0	0%
Cohen & Company Securities, LLC(8)	3,202	*	3,202		0		0		0	0%
Eric Lord(9)	5,500	*	2,750	(10)	2,750	(10)	2,750	(10)	0	0%
Goldempire Developments Limited(11)	20,000	*	20,000		0		0		0	0%
Rodman & Renshaw, LLC(12)	45,000	*	22,500	(10)	22,500	(10)	22,500	(10)	0	0%
Ramnarain Jaigobind(9)	46,750	*	23,375	(10)	23,375	(10)	23,375	(10)	0	0%
Kevin Mangan(9)	2,750	*	1,375	(10)	1,375	(10)	1,375	(10)	0	0%
David Batalion(13)	142,625	1.0%	70,375	(10)	70,375	(10)	70,375	(10)	1,875	*
IFMI, LLC(14)	285,250	2.1%	140,750	(10)	140,750	(10)	140,750	(10)	3,750	*
I-Bankers Securities, Inc.(15)	57,000	*	28,500	(10)	28,500	(10)	28,500	(10)	0	0%

*	Less than 1%.
(1)	Unless otherwise indicated, the business address of each of the individuals and entities is Unit 01, 21/F, Aitken Vanson Centre, 61 Hoi Yuen Road, Kwun Tong, Kowloon, Hong Kong.

(2)	Mr. Scher is a founder of our company, has served as a member of our board of directors since our inception, has served as our non-executive vice chairman of the board since January 2011 and was our chief executive officer from our inception until December 2010.
(3)	Represents shares held by MCK Capital Co., Limited, an entity controlled by Mr. Gao. Mr. Gao is a founder of our company and was our chairman of the board from our inception until December 2010.
(4)	This entity is controlled by Kin Sun Sze-To, who has served as our chairman of the board and chief executive officer since December 2010.
(5)	This entity is controlled by Ho Leung Ning, who has served as our chief financial officer since December 2010.
(6)	This entity is 50% owned by Chin Hien Tan, who has served as our chief operating officer since December 2010.
(7)	The business address of Cathay Plastic Limited is c/o New China Management, Ltd., 14th Floor, St. John’s Building, 33 Garden Road, Central, Hong Kong. Each of the following entities and individuals may be considered the beneficial owner of the ordinary shares held by Cathay Plastic Limited (BVI): Cathy Capital Holdings, L.P., as the sole shareholder of Cathay Plastic Limited (BVI); Cathay Master GP, Ltd., as the general partner of Cathay Capital Holdings, L.P.; New China Capital Management, LP, as the investment manager of Cathay Capital Holdings, L.P.; NCCM, LLC and TAM China, LLC, as the general partners of New China Capital Management, LP; Hermann Leung, as an officer or director of Cathay Capital Holdings, L.P.; Paul Wolanksy, as an officer or director of Cathay Capital Holdings, L.P. and Cathay Master GP, Ltd. and sole member of NCCM, LLC; and Donald Sussman, as an officer or director of Cathay Master GP, Ltd. and sole member of TAM China, LLC. The foregoing information is derived from a Schedule 13D filed with the Securities and Exchange Commission on January 23, 2012.
(8)	The business address of Cohen & Company Securities, LLC is 1633 Broadway, 28th Floor, New York, NY 10019.
(9)	The business address of this individual is Aegis Capital Corp., 810 Seventh Avenue, 18th Floor, New York, NY 10019.
(10)	Represents securities included within unit purchase options held by this individual or entity.
(11)	The business address of Goldempire Developments Limited is 25E Kennedy Town Centre, 38 Kennedy Town Praya, Hong Kong.
(12)	The business address of Rodman & Renshaw is 1251 Avenue of the Americas, 20th Floor, New York, NY 10020.
(13)	The business address of Mr. Batalion is The PrinceRidge Group LLC, 1633 Broadway, 28th Floor, New York, NY 10019.
(14)	The business address of IFMI, LLC is 2929 Arch Street, 17th Floor, Philadelphia, PA 19104-2870.
(15)	The business address of I-Bankers Securities, Inc. is 4948 Palo Drive, Tarzana, CA 91356.

Each of the Selling Securityholders that is an affiliate of a broker-dealer has represented to us that it purchased the shares offered by this prospectus in the ordinary course of business and, at the time of purchase of those shares, did not have any agreements, understandings or other plans, directly or indirectly, with any person to distribute those shares.

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or interests in ordinary shares received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or interests in ordinary shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Securityholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the ordinary shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Securityholders to include the pledgee, transferee or other successors in interest as Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the ordinary shares in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the offering; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the offering is complete.

In connection with the sale of our ordinary shares or interests therein, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the ordinary shares in the course of hedging the positions they assume. The Selling Securityholders may also sell ordinary shares short and deliver these securities to close out their short positions, or loan or pledge the ordinary shares to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of the ordinary shares offered by them will be the purchase price of the ordinary shares less discounts or commissions, if any. Each of the Selling Securityholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of ordinary shares to be made directly or through agents. We will not receive any of the proceeds from this offering. Upon any exercise of the warrants by payment of cash, however, we will receive the exercise price of the warrants.

The Selling Securityholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act of 1933, provided that they meet the criteria and conform to the requirements of that rule.

The Selling Securityholders and any underwriters, broker-dealers or agents that participate in the sale of the ordinary shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling Securityholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, the ordinary shares to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

The maximum amount of compensation to be received by any FINRA member or independent broker-dealer for the sale of any securities registered under this prospectus will not be greater than 8.0% of the gross proceeds from the sale of such securities.

In order to comply with the securities laws of some states, if applicable, the ordinary shares may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the ordinary shares may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the Selling Securityholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the Selling Securityholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) the date on which the shares may be sold pursuant to Rule 144 of the Securities Act.

DESCRIPTION OF SECURITIES

General

On November 25, 2009, we consummated our IPO of 3,600,000 units, with each unit consisting of one ordinary share and one warrant, each to purchase one ordinary share at an exercise price of $11.50 per share. The units were sold at an offering price of $10.00 per unit, generating total gross proceeds of $36,000,000.

Our second amended and restated memorandum and articles of association authorize the issuance of 100,000,000 ordinary shares, par value $0.001 per share, and 1,000,000 preferred shares, par value $0.001 per share. As of May 9, 2013, 13,692,228 ordinary shares were issued and outstanding and no preferred shares were outstanding.

Units

Each unit consists of one ordinary share and one warrant. The units began quotation on the OTC Bulletin Board on November 20, 2009 and the ordinary shares and warrants began separate trading on December 14, 2009.

Ordinary Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the ordinary shares.

Preferred Shares

Our second amended and restated memorandum and articles of association authorize the issuance of 1,000,000 preferred shares with such designation, rights and preferences as may be determined from time to time by its board of directors. Accordingly, the board of directors will be empowered, without shareholder approval, to issue preferred shares with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of ordinary shares. In addition, the preferred shares could be utilized as a method of discouraging, delaying or preventing a change in control of our company. There are no preferred shares outstanding and we do not currently intend to issue any preferred shares.

Warrants

We currently have a total of 4,781,122 redeemable ordinary share purchase warrants outstanding. Of such warrants, 1,181,122 are insider warrants and 3,600,000 are public warrants. Each warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share, subject to adjustment as discussed below, at any time. The public warrants are exercisable only if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is effective and current, as described below. The warrants will expire on November 18, 2014 at 5:00 p.m., New York City time.

We may call the warrants for redemption (excluding any insider warrants still held by the original purchasers of such warrants or their affiliates but including any outstanding warrants issued upon exercise of the unit purchase option issued to the underwriters (and their designees) in our IPO), with the prior consent of Cohen & Company Securities, LLC (which consent shall not be unreasonably withheld),

•	in whole and not in part,
•	at a price of $0.01 per warrant at any time after the warrants become exercisable,
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder, and
•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $17.50 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrant holders.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for the warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing ordinary share price and the warrant exercise price so that if the share price declines as a result of the redemption call, the redemption will not be expected to cause the share price to drop below the exercise price of the warrants.

The warrants were issued in registered form under a warrant agreement between Continental Stock Transfer & Trust Company, as warrant agent, and our company. The material terms of such agreement are described herein. The warrant agreement provides that the terms of the warrants may be amended without consent of any holder to cure any ambiguity or correct any defective provision, but requires the written consent of the registered holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of ordinary shares issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a dividend, recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of our ordinary shares at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of ordinary shares and any voting rights until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No public warrants will be exercisable and we will not be obligated to issue ordinary shares unless, at the time a holder seeks to exercise such warrant, a prospectus relating to the ordinary shares issuable upon exercise of the warrants is current and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. We have registered the ordinary shares issuable upon exercise of the warrants on the registration statement of which this prospectus forms a part. Under the terms of the warrant agreement, we will use our best efforts to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the ordinary shares issuable upon the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round up or down to the nearest whole number of ordinary shares.

The insider warrants are identical to the public warrants except that they are exercisable for cash or on a cashless basis, at the holder’s option, and will not be redeemable by us, in each case so long as they are still held by the original purchasers or their affiliates. In addition, they may be exercised for unregistered shares if a registration statement relating to the ordinary shares issuable upon exercise of the warrants is not effective and current.

Purchase Option

We sold to Cohen & Company Securities, LLC, the representative of the underwriters in our IPO, and its designees, in connection with the IPO, options to purchase an aggregate of 360,000 units at $15.00 per unit.

There are currently 289,625 unit purchase options outstanding. The units issuable upon exercise of these options are identical to those sold in the IPO.

Memorandum and Articles of Association

The summary below relates to our second amended and restated memorandum and articles of association as currently in effect. The summary below is of the key provisions of our second amended and restated memorandum and articles of association and does not purport to be a summary of all of the provisions thereof or of all relevant provisions of Cayman Islands law governing the management and regulation of Cayman Islands exempted companies.

Incorporation

We were incorporated in the Cayman Islands on March 27, 2008 under the Companies Law with company registration number 207509.

We are an exempted company incorporated in the Cayman Islands. A Cayman Islands company qualifies for exempted status if its operations will be conducted mainly outside of the Cayman Islands. Exempted companies are exempted from complying with certain provisions of the Cayman Islands Companies Law. An exempted company is not required to obtain prior approval for registration or to hold an annual general meeting and the annual return that must be filed with the Registrar is considerably more simple than for non-exempted Cayman Islands companies. Names of shareholders are not required to be filed with the Registrar of Companies in the Cayman Islands. While there are currently no forms of direct taxation, withholding or capital gains tax in the Cayman Islands, an exempted company is entitled to apply for a tax exemption certificate from the Governor in Cabinet which provides written confirmation that, amongst other things, should the laws of the Cayman Islands change, the company will not be subject to taxes for the period during which the certificate is valid (usually 20 years) (see the section titled “Taxation — Cayman Islands Taxation”).

Objects and Purposes

Our second amended and restated memorandum and articles of association grants us full power and authority to carry out any object not prohibited by the Companies Law or as the same may be revised from time to time, or any other law of the Cayman Islands.

Directors

We have seven directors with each director serving until the Company’s next annual general meeting, if one is called for, and until his successor is elected and qualified. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Cayman Islands law imposes duties on directors of Cayman Islands companies. These duties can be summarised as comprising (i) fiduciary duties of loyalty, honesty and good faith owed to the company, which in practical terms means that directors must act bona fide in what they consider to be the best interests of the company as a whole, exercising their powers for a proper purpose, using unfettered discretion in their decision making and avoiding positions where there is a conflict between their duty to the company and their personal interests; and (ii) duties of care, diligence and skill owed to the company.

Our second amended and restated articles of association provide that no person shall be disqualified from the office of director or prevented by such office from contracting with us, nor shall any such contract or any contract or transaction entered into by or on our behalf in which any director shall be in any way interested be or be liable to be avoided, nor shall any director so contracting or being so interested be liable to account to us for any profit realised by or arising in connection with any such contract or transaction by reason of such director holding office or of the fiduciary relationship thereby established. A director shall be at liberty to vote in respect of any contract or transaction in which he is interested provided that the nature of the interest of any director in any such contract or transaction shall be disclosed by him at or prior to its consideration and any vote thereon.

Subject to their fiduciary duties and our second amended and restated memorandum and articles of association (described above), directors may engage in transactions with us and vote on such transactions, provided the nature of the interest is disclosed in accordance with the procedures under our second amended and restated memorandum and articles of association. Directors also may exercise all the powers of the company to borrow money and to mortgage or charge its undertaking, property and uncalled capital or any part thereof and to issue debentures, debenture stock, mortgages, bonds and other such securities whether outright or as security for any debt, liability or obligation of the company or of any third party.

Rights and Obligations of Shareholders

Dividends

Subject to the Companies Law (see summary below), directors may declare dividends and distributions on our ordinary shares in issue and authorize payment on the dividends or distributions out of lawfully available funds. No dividend or distribution may be paid except out of our realized or unrealized profits, or out of the share premium account or as otherwise permitted by the Companies Law. The Companies Law provides that a Cayman Islands company may declare and pay a dividend on its shares out of either profit or share premium account. Subscription monies received by the company by way of pure share capital (i.e. the par value of the shares) may not be used for the payment of dividends. A dividend may not be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Voting Rights

Subject to any rights or restrictions attached to any shares (our second amended and restated memorandum and articles of association do not contain any special voting right or restrictions on our ordinary shares), every member who (being an individual) is present in person or by proxy or, if a corporation or other non-natural person is present by its duly authorized representative or proxy has one vote for every share of which he is the holder.

In the case of joint holders of record the vote of the senior holder who tenders a vote, whether in person or by proxy, is accepted to the exclusion of the votes of the other joint holders, and seniority is determined by the order in which the names of the holders stand in the Register of Members.

A member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote, whether on a show of hands or on a poll, by his committee, receiver, curator bonis, or other person on such member's behalf appointed by that court, and any such committee, receiver, curator bonis or other person may vote by proxy.

No person is entitled to vote at any general meeting or at any separate meeting of the holders of a class of shares unless he is registered as a member on the record date for such meeting or unless all calls or other monies then payable by him in respect of shares have been paid.

Votes may be cast either personally or by proxy. A member may appoint more than one proxy to attend and vote at a meeting.

A member holding more than one share need not cast the votes in respect of his shares in the same way on any resolution and therefore may vote a share or some or all such shares either for or against a resolution and/or abstain from voting a share or some or all of the shares and, subject to the terms of the instrument appointing him, a proxy appointed under one or more instruments may vote a share or some or all of the shares in respect of which he is appointed either for or against a resolution and/or abstain from voting.

Any person in consequence of the death or bankruptcy or winding-up of a member (or in any other way than by transfer) who becomes the holder of a share may vote at any general meeting in respect thereof in the same manner as if he were the registered holder of such shares, provided that forty-eight hours at least before the time of the holding of the meeting or adjourned meeting, as the case may be, at which he proposes to vote, he satisfies the directors of his entitlement to such shares, or the directors have previously admitted his right to vote at such meeting in respect thereof.

Change to Rights of Shareholders

Shareholders may change the rights of their class of shares by:

•	getting the written consent of not less than two-thirds of the shareholders of that class; or

•	passing a special resolution at a general meeting of the shareholders of that class.

There are no general limitations on the rights to own shares specified by our second amended and restated memorandum and articles of association.

General Meetings

A general meeting may be convened by a majority of directors at any time. Additionally, the directors shall convene an extraordinary general meeting upon a members’ requisition (a requisition of members holding at the date of deposit of the requisition not less than 10% in par value of our capital which as at that date carries the right of voting at general meetings). The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office, and may consist of several documents in like form each signed by one or more requisitionists.

If the directors do not within twenty-one days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three months after the expiration of the said twenty-one days.

A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by the directors.

Notice of a general meeting is to be given to all shareholders. All business transacted at an extraordinary general meeting or an annual general meeting is considered special business except:

•	the declaration and sanctioning of dividends;
•	consideration and adoption of the accounts and balance sheet and the reports of directors and auditors and other documents required to be annexed to the balance sheet;
•	the election of directors;
•	appointment of auditors (where special notice of the intention for such appointment is not required by applicable law) and other officers;
•	the fixing or remuneration of the auditors, and the voting of remuneration or extra remuneration to the directors;
•	the granting of any mandate or authority to the directors to offer, allot, grant options over or otherwise dispose of the unissued shares in the capital of the company representing not more than 20% in nominal value of its existing share capital; and
•	the granting of any mandate or authority to the directors to repurchase our securities.

A quorum of shareholders is required to be present at any meeting in order to carry out business. The holders of a majority of the shares being individuals present in person or by proxy or if a corporation or other non-natural person by its duly authorized representative or proxy shall be a quorum.

Changes in Capital

We may increase our share capital by ordinary resolution. The new shares will be subject to all of the provisions to which the original shares are subject. We may also by ordinary resolution:

•	consolidate and divide all or any of our share capital into shares of a larger amount;
•	sub-divide existing shares into shares of a smaller amount; and
•	cancel any shares which, at the date of the resolution, are not held or agreed to be held by any person.

We may reduce our share capital and any capital redemption reserve by special resolution in accordance with relevant provisions of Cayman Islands law.

Indemnity

Pursuant to our second amended and restated memorandum and articles of association, every director, agent or officer of our company shall be indemnified out of our assets against any liability incurred by him as a result of any act or failure to act in carrying out his functions other than such liability (if any) that he may incur by his own actual fraud or willful default. No such director, agent or officer shall be liable to us for any loss or damage in carrying out his functions unless that liability arises through the actual fraud or willful default of such director, agent or officer. Additionally, we entered into an indemnification agreement with each of our officers and directors in February 2011 whereby we agreed to indemnify, and advance expenses to, each officer and director to the fullest extent permitted by applicable law.

Transfer Agent and Warrant Agent

Our transfer agent and warrant agent is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

CAYMAN ISLANDS COMPANY CONSIDERATIONS

Cayman Islands companies are governed by the Companies Law. The Companies Law is modeled on English Law but does not follow recent English Law statutory enactments, and differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some significant differences between the provisions of the Companies Law applicable to us and the laws applicable to companies incorporated in the United States and their shareholders.

Mergers and Similar Arrangements

A merger of two or more constituent companies under Cayman Islands law requires a plan of merger or consolidation to be approved by the directors of each constituent company and authorization by a special resolution (which requires approval by not less than two-thirds of the votes cast by the shareholders at a meeting) of the shareholders voting together as one class.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain circumstances, a dissentient shareholder of a Cayman constituent company is entitled to payment of the fair value of his shares upon dissenting to a merger or consolidation. The exercise of appraisal rights will preclude the exercise of any other rights save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors (representing 75% by value) with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

•	the statutory provisions as to the required majority vote have been met;
•	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;
•	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and
•	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

When a take over offer is made and accepted by holders of 90% of the shares within four months, the offeror may, within a two-month period commencing on the expiration of such four month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, there are exceptions to the foregoing principle, including when:

•	a company acts or proposes to act illegally or ultra vires;
•	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and
•	those who control the company are perpetrating a “fraud on the minority.”

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our second amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from actual fraud or willful default which may attach to such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Anti-Takeover Provisions in the Memorandum and Articles of Association

Some provisions of our second amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our memorandum and articles of association, as amended and restated from time to time, for what they believe in good faith to be in the best interests of our company.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he owes the following duties to the company — a duty to act bona fide in the best interests of the company, a duty not to make a profit based on his or her position as director (unless the company permits him to do so) and a duty not to put himself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party. A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our articles of association provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

Neither Cayman Islands law nor our articles of association allow our shareholders to requisition a shareholders’ annual general meeting. As an exempted Cayman Islands company, we are not obliged by law to call shareholders’ annual general meetings. Additionally, the directors shall convene an extraordinary general meeting upon a members’ requisition (a requisition of members holding at the date of deposit of the requisition not less than 10% in par value of our capital which as at that date carries the right of voting at general meetings).

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under Cayman Islands law, our articles of association, as amended, do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our articles of association, as amended, directors may be removed by special resolution (which requires approval by not less than two-thirds of the votes cast by the shareholders at a meeting) of our shareholders or a two-thirds vote of our board of directors if such removal is for cause.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board. Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution (which requires approval by not less than two-thirds of the votes cast by the shareholders at a meeting) of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Under our articles of association, as amended, our company may be dissolved, liquidated or wound up by order of the courts of the Cayman Islands upon petition by our board or by the vote of holders of two-thirds of our shares voting at a meeting or the unanimous written resolution of all shareholders.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our articles of association, as amended, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class only with the sanction of a special resolution (which requires approval by not less than two-thirds of the votes cast by the shareholders at a meeting) passed at a general meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by Cayman Islands law, our second amended and restated memorandum and articles of association may only be amended by special resolution (which requires approval by not less than two-thirds of the votes cast by the shareholders at a meeting) or the unanimous written resolution of all shareholders.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our second amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our second amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Directors’ Power to Issue Shares

Subject to applicable law, our board of directors is empowered to issue or allot shares or grant options and warrants with or without preferred, deferred, qualified or other special rights or restrictions.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of the acquisition, ownership, and disposition of our ordinary shares and warrants covered by this prospectus is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in our ordinary shares and warrants, such as the tax consequences under state, local and other tax laws, except to the extent local tax consequences are discussed under the PRC taxation section.

As used in this discussion, references to “the company,” “we,” “our” or “us” refer only to Plastec Technologies, Ltd.

Cayman Islands Taxation

The government of the Cayman Islands will not, under existing legislation, impose any income, corporate or capital gains tax, estate duty, inheritance tax, gift tax or withholding tax upon the company or its shareholders or warrant holders. The Cayman Islands are not party to any double taxation treaties that are applicable to payments made to or by us.

No Cayman Islands stamp duty will be payable by you in respect of the issue or transfer of ordinary shares or warrants. However, an instrument transferring title to an ordinary share or warrant, if brought to or executed in the Cayman Islands, would be subject to Cayman Islands stamp duty.

We have received an undertaking from the Governor-in-Cabinet of the Cayman Islands, dated January 11, 2011, that, in accordance with section 6 of the Tax Concessions Law (Revised) of the Cayman Islands, for a period of 20 years from the date of the undertaking, no law which is enacted in the Cayman Islands imposing any tax to be levied on profits, income, gains or appreciations shall apply to us or our operations and, in addition, that no tax to be levied on profits, income, gains or appreciations or which is in the nature of estate duty or inheritance tax shall be payable (i) on the ordinary shares, or on the debentures or other obligations, of the company or (ii) by way of the withholding in whole or in part on a payment of a dividend or other distribution of income or capital by the company to its shareholders or a payment of principal or interest or other sums due under a debenture or other obligation of the company.

PRC Taxation

The following is a summary of the material PRC tax consequences of the acquisition, ownership and disposition of our ordinary shares or warrants. You should consult with your own tax adviser regarding the PRC tax consequences of the acquisition, ownership and disposition of our ordinary shares or warrants in your particular circumstances.

Dividends From Our PRC Operating Companies

If we and/or our non-PRC subsidiaries are not treated as resident enterprises under the EIT Law, then dividends that we and/or our non-PRC subsidiaries receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% normally will be applicable to “non-resident enterprises” that (i) have an establishment or place of business inside the PRC, and (ii) have income in connection with their establishment or place of business that is sourced from the PRC or is earned outside the PRC but has an actual connection with their establishment or place of business inside the PRC, and (B) a PRC withholding tax at a rate of 10% will normally be applicable to dividends payable to non-resident enterprises that (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions on a case-by-case basis. Each of our non-PRC subsidiaries is a holding company, substantially all of the income of which may be derived from dividends. Thus, if our non-PRC subsidiaries are considered “non-resident enterprises” under the EIT Law and the dividends paid to our non-PRC subsidiaries are considered income sourced within the PRC, such dividends received may be subject to PRC withholding tax as described in the foregoing paragraph.

The State Council of the PRC or a tax treaty between China and the jurisdiction in which the non-resident enterprise resides may reduce such income or withholding tax, with respect to such non-resident enterprise. For instance, pursuant to the Arrangement between the Mainland of China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion With Respect to Taxes on Income (“PRC-Hong Kong Tax Treaty”) and relevant circulars issued by the SAT, if the Hong Kong resident enterprise that is not deemed to be a conduit by the PRC tax authorities owns more than 25% of the equity interests in a PRC resident enterprise, the 10% PRC withholding tax on the dividends the Hong Kong resident enterprise receives from the PRC resident enterprise is reduced to 5% after obtaining approval from the competent tax authorities.

We are a Cayman Islands holding company, and we have subsidiaries in Hong Kong which in turn own equity interests in certain of our PRC operating subsidiaries. As a result, if our Hong Kong subsidiaries were treated as “non-resident enterprises” under the EIT Law, then dividends that such subsidiaries receive from our PRC operating subsidiaries (assuming such dividends were considered sourced within the PRC) (i) may be subject to a 5% PRC withholding tax, if the PRC-Hong Kong Tax Treaty were applicable and after obtaining approval from the competent tax authorities, or (ii) if such treaty does not apply (i.e., because the PRC tax authorities may deem such Hong Kong subsidiaries to be conduits not entitled to treaty benefits), may be subject to a 10% PRC withholding tax. Similarly, if we were treated as a “non-resident enterprise” under the EIT Law, and our Hong Kong subsidiaries were treated as “resident enterprises” under the EIT Law, then dividends that we receive from such Hong Kong subsidiaries (assuming such dividends were considered sourced within the PRC) may be subject to a 10% PRC withholding tax. Any such taxes on dividends could materially reduce the amount of dividends, if any, we could pay to our shareholders.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us or our non-PRC subsidiaries. Our PRC operating subsidiaries and our non-PRC subsidiaries that are determined to be resident enterprises will make any necessary tax withholding if, in the future, such PRC operating subsidiaries or such non-PRC subsidiaries were to pay any dividends, and the PRC tax authorities determine that the recipient of any such dividend is a non-resident enterprise under the EIT Law.

Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies issued by the State Tax Administration issued on 22 April 2009 (“Circular 82”) provides certain criteria for determining whether the “de facto management body” of an offshore-incorporated enterprise controlled by PRC enterprises is located in China. The criteria include whether: (i) the enterprise’s day-to-day operational management is primarily exercised in China, (ii) decisions relating to the enterprise’s financial and human resource matters are made or subject to approval by organizations or personnel in China, (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholders’ meeting minutes are located or maintained in China, and (iv) 50% or more of voting board members or senior executives of the enterprise habitually reside in China.

Although Circular 82 applies only to offshore enterprises controlled by the PRC enterprises, it remains unclear how the tax authorities will treat an overseas enterprise invested or controlled by foreign shareholders or PRC individuals, as is in our case, and the determining criteria set forth in Circular 82 may reflect the State Administration of Taxation’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises. We have not been, and are currently not, notified by the relevant tax authorities that we are treated as a PRC resident enterprise. However, since substantially our day-to-day operational management is primarily exercised in China, we cannot assure you that we will not be considered a “resident enterprise” under the EIT Law and, therefore, be subject to the enterprise income tax at 25% on our worldwide income, which could significantly increase our tax burden and materially and adversely affect our cash flow and profitability.

Penalties for Failure to Pay Applicable PRC Income Tax

A non-resident investor in us may be responsible for paying PRC income tax on any gain realized from the sale or transfer of our ordinary shares or warrants, if such non-resident investor and the gain satisfy the requirements under the PRC tax laws, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Source-based Withholding of Enterprise Income Tax for Non-Resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by a non-resident investor from the sale or transfer of our ordinary shares or warrants, is subject to any income tax in the PRC, and such non-resident investor fails to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, such investor may be subject to certain fines, penalties or punishments, including without limitation: (1) if the non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent PRC tax authorities may order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if the non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor may be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if the non-resident investor fails to file a tax return and to pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income receivable by the non-resident investor in the PRC from other payers (the “Other Payers”) who will pay amounts to such non-resident investor and the information about the Other Payers, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and overdue fines imposed on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if the non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine ranging from 50% to 500% of the unpaid tax payable and a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins) may be imposed on the non-resident investor, and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or the surcharge for the overdue tax payment, and cannot provide a guarantee to the PRC tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or its legal representative from leaving the PRC.

U.S. Taxation

With respect to the U.S. tax matters discussed, this summary only applies to you if all of the following three points apply to you:

•	You own, directly or indirectly less than 10% of our capital stock;
•	You are any one of (a), (b), (c) or (d) below:
(a)	an individual who is a citizen or resident of the United States for U.S. federal income tax purposes,
(b)	a corporation, or other entity taxable as a corporation that is created in or organized under the laws of the United States or any political subdivision thereof,
(c)	an estate, the income of which is subject to U.S. federal income tax regardless of its source, or
(d)	a trust, if a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of the substantial decisions of such trust, or certain electing trusts that were in existence on August 20, 1996 and were treated as domestic trusts on August 19, 1996;
•	you hold our ordinary shares as capital assets.

The following description of tax consequences should be considered only as a summary and does not purport to be a complete analysis of all potential tax effects of owning or disposing of our ordinary shares. Special rules may apply to U.S. expatriates, insurance companies, tax-exempt organizations, regulated investment companies, real estate investment trusts, real estate mortgage investment conduits, financial institutions, persons subject to the alternative minimum tax, securities broker-dealers, traders in securities that elect to use a mark-to-market method of accounting for the securities’ holdings, and persons holding their ordinary shares as part of a hedging, straddle, conversion transaction or other integrated investment, among others. Those special rules are not discussed in this prospectus. This summary does not address all potential tax implications that may be relevant to you as a holder, in light of your particular circumstances. You should consult your tax advisor concerning the overall U.S. federal, state and local tax consequences, of your ownership of our ordinary shares.

We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below.

Taxation of Dividends

For U.S. federal income tax purposes, the gross amount of any dividend we pay on our ordinary shares will be included in your gross income as dividend income to the extent paid or deemed paid out of our current or accumulated earnings and profits as calculated for U.S. federal income tax purposes. You must include the gross amount treated as a dividend in income in the year the dividend is paid to you. Cash dividends paid on our ordinary shares will be taxable at ordinary U.S. federal income tax rates. Dividends paid on our ordinary shares do not qualify for the lower rates of federal income tax applicable to non-corporate U.S. Holders because our shares are currently quoted only on the OTC Bulletin Board and are not treated as readily tradable on an established securities market in the United States.

To the extent that any distributions paid exceed our current and accumulated earnings and profits as calculated for U.S. federal income tax purposes, the distribution will be treated as follows:

•	First, as a tax-free return of capital to the extent of your basis (determined for U.S. federal income tax purposes) in your ordinary shares which will reduce your adjusted tax basis of your ordinary shares. This adjustment will increase the amount of gain, or decrease the amount of loss, which you will recognize if you later dispose of those ordinary shares.
•	Second, the balance of the distribution in excess of your adjusted tax basis will be taxed as capital gain.

Dividends paid by us will not give rise to any dividends-received deduction generally allowed to a U.S. corporation under Section 243 of the Internal Revenue Code of 1986, as amended (the “Code”).

Taxation of Capital Gains

In general, for U.S. federal income tax purposes, you will recognize capital gain or loss if you sell or otherwise dispose of your ordinary shares based on the difference between the amount realized on the disposition and your adjusted tax basis in the ordinary shares. Any gain or loss generally will be U.S. source gain or loss. If you are a non-corporate holder, and you satisfy certain minimum holding period requirements, any capital gain generally will be treated as long-term capital gain that generally is subject to U.S. federal income tax at preferential rates under current law. Long-term capital gains realized upon a sale or other disposition of the ordinary shares before the end of a taxable year which begins before January 1, 2013 generally will be subject to a maximum U.S. federal income tax rate of 15%.

U.S. Information Reporting and Backup Withholding

In general, if you are a non-corporate U.S. holder of our ordinary shares (or do not come within certain other exempt categories), information reporting requirements will apply to distributions paid to you and proceeds from the sale, exchange redemption or disposal of your ordinary shares. U.S. holders that are corporations generally are excluded from these information reporting and backup withholding tax rules.

Additionally, if you are a non-corporate U.S. holder of our ordinary shares (or do not come within certain other exempt categories) you may be subject to backup withholding at the current applicable rate with respect to such payments, unless you provide a correct taxpayer identification number (your social security number or employer identification number), and with respect to dividend payments, certify that you are not subject to backup withholding and otherwise comply with applicable requirements of the backup withholding rules. Generally, you will be required to provide such certification on Internal Revenue Service Form W-9 (“Request for Taxpayer Identification Number and Certification) or a substitute Form W-9.

If you do not provide your correct taxpayer identification number, you may be subject to penalties imposed by the Internal Revenue Service, as well as backup withholding. Backup withholding is not an additional tax. In general, any amount withheld under the backup withholding rules should be allowable as a credit against your U.S. federal income tax liability (which might entitle you to a refund), provided that you timely furnish the required information to the Internal Revenue Service.

Recently enacted legislation imposes withholding tax at a rate of 30% on payments to certain foreign entities after December 31, 2012, on dividends on and the gross proceeds of dispositions of U.S. equity interests, unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied. Non-U.S. Holders should consult their tax advisors regarding the possible implications of this legislation on their investment in the units.

Disclosure of Information with Respect to Foreign Financial Assets

Certain U.S. holders are required to report information with respect to their investment in our ordinary shares not held through a custodial account with a U.S. financial institution to the Internal Revenue Service. In general, U.S. taxpayers holding specified “foreign financial assets” (which generally would include our ordinary shares) with an aggregate value exceeding $50,000 will report information about those assets on new IRS Form 8938, which must be attached to the taxpayer’s annual income tax return. Higher asset thresholds apply to U.S. taxpayers who file a joint tax return or who reside abroad. Investors who fail to report required information could become subject to substantial penalties. These new disclosure requirements are effective for taxable years beginning after March 18, 2010 (which, for a U.S. individual taxpayer who has a calendar taxable year, would include the taxable year ending December 31, 2011). You should consult your own tax advisor concerning the effect, if any, of holding your ordinary shares on your obligation to file new Form 8938.

Medicare Contributions Tax on Unearned Income

Legislation enacted in 2010 will require certain U.S. holders who are individuals, estates or trusts to pay an additional 3.8% tax on, among other things, dividends on and capital gains from the sale, retirement or other taxable disposition of our ordinary shares for taxable years beginning after December 31, 2012. You should consult your own tax advisor concerning the effect, if any, of this legislation on holding your ordinary shares.

U.S. State and Local Taxes

In addition to U.S. federal income tax, you may be subject to U.S. state and local taxes with respect to your ordinary shares. You should consult your own tax advisor concerning the U.S. state and local tax consequences of holding your ordinary shares.

Passive Foreign Investment Company

In general, we would be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets.

If we were a PFIC for any taxable year during which a taxable U.S. holder held ordinary shares, gain recognized by the U.S. holder on a sale or other disposition (including certain pledges) of the ordinary shares would be allocated ratably over the U.S. holder’s holding period for the ordinary shares. The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income. The amount allocated to each other taxable year would be subject to tax at the highest rate in effect for individuals or corporations, as appropriate, for that taxable year, and an interest charge would be imposed on the amount allocated to that taxable year. Further, to the extent that any distribution received by a U.S. holder on its ordinary shares exceeds 125% of the average of the annual distributions on the ordinary shares received during the preceding three years or the U.S. holder’s holding period, whichever is shorter, that distribution (an “excess distribution”) would be subject to taxation in the same manner as gain, described immediately above. Certain elections may be available that would result in alternative treatments (such as mark-to-market treatment) of the ordinary shares. In addition, each U.S. holder of a PFIC is required to file an annual report containing such information as the U.S. Department of the Treasury may require. If we were classified as a PFIC in any year with respect to which a U.S. Holder owns ordinary shares, we would continue to be treated as a PFIC with respect to the U.S. holder in all succeeding years during which the U.S. holder owns ordinary shares, regardless of whether we continue to meet the tests described above. However, if we ceased to be a PFIC, a U.S. holder of our ordinary shares could avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to our ordinary shares.

A U.S. holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. holder, may have to file an IRS Form 8621 (whether or not a QEF or market-to market election is made) and such other information as may be required by the U.S. Treasury Department.

We do not expect to be treated as a PFIC for the current taxable year or in the near future based on the current nature of our assets and income and current plans of operation. However, our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. investors to consult their own tax advisors regarding the possible application of the PFIC rules.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Cayman Islands exempted company and all of our executive offices are located outside of the United States in the People’s Republic of China. Most of our directors, officers and some of the experts named in this prospectus reside outside the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or these persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands or the People’s Republic of China would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

Jingtian & Gongcheng, our counsel as to Chinese law, has advised us that there is uncertainty as to whether the courts of China would (1) recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or (2) be competent to hear original actions brought in each respective jurisdiction, against us or such persons predicated upon the securities laws of the United States or any state thereof.

Jingtian & Gongcheng has advised us that the recognition and enforcement of foreign judgments are provided for under the Chinese Civil Procedure Law. Chinese courts may recognize and enforce foreign judgments in accordance with the requirements of the Chinese Civil Procedure Law based either on treaties between China and the country where the judgment is made or in reciprocity between jurisdictions. China does not have any treaties or other agreements with the Cayman Islands or the United States that provide for the reciprocal recognition and enforcement of foreign judgments. As a result, it is uncertain whether a Chinese court would enforce a judgment rendered by a court in either of these two jurisdictions.

Maples and Calder, our counsel as to Cayman Islands law, has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the U.S. courts under civil liability provisions of U.S. securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company, such as our company. As the courts of the Cayman Islands have yet to rule on making such a determination in relation to judgments obtained from U.S. courts under civil liability provisions of U.S. securities laws, it is uncertain whether such judgments would be enforceable in the Cayman Islands. Maples and Calder has further advised us that the courts of the Cayman Islands would recognize as a valid judgment a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) and would give a judgment based thereon provided that: (a) such courts had proper jurisdiction over the parties subject to such judgment; (b) such courts did not contravene the rules of natural justice of the Cayman Islands; (c) such judgment was not obtained by fraud; (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands; (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands; and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. The Cayman Islands does not have a treaty or other agreement with the United States that provides for the recipricol recognition and enforcement of foreign judgments.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the total expenses that we expect to incur in connection with this distribution. All amounts are estimated except the SEC registration fee.

SEC registration fee	$13,842.89
Legal fees and expenses	50,000.00
Accounting fees and expenses	10,000.00
Printing fees and expenses	50,000.00
Miscellaneous	6,157.11
Total	$130,000.00

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Maples and Calder, Cayman Islands. Graubard Miller, New York, New York is acting as our United States securities counsel in connection with this offering. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng.

EXPERTS

The consolidated financial statements of Plastec Technologies, Ltd. and its subsidiaries for the years ended April 30, 2011 and 2012 and the 8-month period ended December 31, 2012 in this prospectus have been audited by Dominic K. F. Chan & Co., an independent registered public accountant (“Dominic”), as indicated in their report with respect thereto, and is included herein in reliance upon the authority of said firm as experts in accounting and auditing in given said report. Dominic is located at Rooms 2105-06, 21/F., Office Tower, Langham Place, 8 Argyle Street, Mongkok, Kowloon, Hong Kong.

On October 27, 2011, our audit committee approved the dismissal of BDO Limited, as our independent registered accounting firm and the engagement of Dominic as the principal accountant to audit our financial statements. BDO was engaged as our independent registered accounting firm as of April 13, 2011. BDO is located at 25th Floor, Wing On Centre, 111 Connaught Road Central, Hong Kong. BDO is a member of the Hong Kong Institute of Certified Public Accountants.

At the time of BDO’s dismissal, BDO had not completed the audit of our financial statements for the fiscal year ended April 30, 2011 and had not issued any report on our financial statements. BDO issued at the time an audited report on the financial statements of Plastec International Holdings Limited, a subsidiary of ours, for the year ended April 30, 2010 and the financial statements were prepared in accordance with International Financial Reporting Standards. There was no BDO’s report on our financial statements which contained an adverse opinion or a disclaimer of opinion of BDO, or was qualified or modified as to uncertainty, audit scope, or accounting principles.

During BDO’s engagement through October 27, 2011, (a) there were no disagreements, as defined in paragraph (a)(1)(vi) of Item 304 of Regulation S-K, with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of the disagreements in connection with its report, and (b) there were no reportable events as defined in paragraph (a)(1)(v) of Item 304 of Regulation S-K, except as described in the following paragraph.

During BDO’s engagement through October 27, 2011, BDO discussed with the management and audit committee chair on certain tax treatments of one of our subsidiaries. In this connection, BDO requested certain tax information and documentation, including, but not limited to, tax filing documents and other documents to be filed to support the proposed tax position, for that subsidiary. Up to the date of their dismissal, we were still in the progress of gathering the relevant information and documents, and we had not yet provided BDO with the requested information and documentation. BDO believes the requested information and documentation is important in determining a proper tax treatment, which has a material impact on the fairness or reliability of our financial statements. Since this matter was not resolved prior to BDO’s dismissal, this matter is considered a reportable event under paragraph (a)(1)(v)(D) of Item 304 of Regulation S-K.

During the two most recent fiscal years and the interim period preceding the engagement of Dominic K. F. Chan & Co., the Company did not consult Dominic K. F. Chan & Co. regarding either: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company's financial statements, and either a written report was provided to the Company or oral advice was provided that Dominic K. F. Chan & Co. concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a disagreement or a “reportable event” (as described in paragraph 304(a)(1)(v) of Regulation S-K).

On April 13, 2011, our audit committee approved the dismissal of Crowe Horwath LLP, an independent registered public accountant, (“Crowe”), and the engagement of BDO as the principal accountant to audit our financial statements. Crowe is located at 488 Madison Avenue, Floor 3, New York, New York 10022-5722.

Crowe’s report on the financial statements for the years ended October 31, 2010 and 2009 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Crowe, at the time of their dismissal or during the preceding two fiscal years, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Crowe, would have caused Crowe to make reference to the subject matter of the disagreements in connection with its report.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement of Form F-1 relating to the securities being offered through this prospectus. As permitted by the rules and regulations of the SEC, the prospectus does not contain all the information described in the registration statement. For further information about us and our securities, you should read our registration statement, including the exhibits and schedules. In addition, we are subject to the requirements of the Securities Exchange Act of 1934, as amended, and file reports and other information with the SEC. These SEC filings and the registration statement are available to you over the Internet at the SEC’s website at http://www.sec.gov/. You may also read and copy any document we file with the SEC at the SEC’s public reference room in at 100 F. Street, N.E., Room 1580, Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. Statements contained in this prospectus as to the contents of any agreement or other document are not necessarily complete and, in each instance, you should review the agreement or document which has been filed as an exhibit to the registration statement.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Plastec Technologies, Ltd.

We have audited the accompanying consolidated balance sheets of Plastec Technologies, Ltd. (the “Company”, formerly known as GSME Acquisition Partners I) and its subsidiaries (where the context permits, references to the “Company” below shall include references to its subsidiaries collectively as the “Group”) as of December 31, 2012 and April 30, 2012 and 2011, and the related statements of operations, stockholders’ equity and comprehensive income, and cash flows for the 8-month period ended December 31, 2012 and for the years ended April 30, 2012, 2011 and 2010. The preparation of these consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We were not engaged to examine management’s assertion about the effectiveness of the Company’s internal control over financial reporting as of December 31, 2012 included in the Company’s Item 15 “Controls and Procedures” in the Transition Report on Form 20-F and, accordingly, we do not express an opinion thereon.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated balance sheet of the Company and its subsidiaries as of December 31, 2012 and as of April 30, 2012 and 2011, and the consolidated results of their operations and their cash flows for the 8-month period ended December 31, 2012 and for the years ended April 30, 2012, 2011 and 2010, in conformity with accounting principles generally accepted in the United States of America.

Dominic K.F. Chan & Co
Certified Public Accountants
Hong Kong
Date: April 24, 2013

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED BALANCE SHEETS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
ASSETS
Current assets
Cash and cash equivalents	219,757	199,818	309,862
Trade receivables, net of allowances for doubtful accounts of HK$nil, HK$nil and HK$nil as of April 30, 2011 and 2012, and December 31, 2012 respectively	270,763	282,869	257,299
Inventories (note 3)	117,733	128,387	97,467
Deposits, prepayment and other receivables (note 4)	8,357	20,514	35,471
Total current assets	616,610	631,588	700,099
Property, plant and equipment, net (note 5)	551,079	524,137	440,383
Prepaid lease payments, net (note 6)	26,237	24,753	23,719
Other assets	8,001	12,813	14,503
Intangible assets	—	438	438
Total assets	1,201,927	1,193,729	1,179,142
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Bank borrowings (note 7)	169,710	156,866	96,892
Capital lease obligations (note 8)	5,311	303	—
Trade payables	127,987	121,964	151,436
Other payables and accruals (note 9)	80,811	115,109	115,715
Tax payable	56,389	72,936	25,225
Total current liabilities	440,208	467,178	389,268
Capital lease obligations (note 8)	303	—	—
Deferred tax liabilities (note 10)	15,156	14,504	11,629
Total liabilities	455,667	481,682	400,897
Commitments and contingencies (note 12)	—	—	—
Shareholders’ equity
Ordinary shares (US$0.001 par value; 100,000,000 authorized, 16,733,196, 14,352,903 and 14,292,228 shares issued and outstanding as of April 30, 2011 and 2012, and December 31, 2012, respectively)	131	112	112
Additional paid-in capital	169,973	77,967	85,332
Accumulated other comprehensive income	8,106	15,514	14,524
Retained earnings	568,050	618,454	678,277
Total shareholders’ equity	746,260	712,047	778,245
Total liabilities and shareholders’ equity	1,201,927	1,193,729	1,179,142

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Revenues	966,755	1,323,533	1,291,223	933,888
Cost of revenues	(810,187)	(1,074,880)	(1,142,653)	(807,104)
Gross profit	156,568	248,653	148,570	126,784
Operating expenses, net
Selling, general and administrative expenses	(63,824)	(83,584)	(81,557)	(66,330)
Other income	4,364	4,711	2,431	6,266
Write-off of property, plant and equipment	(40,348)	(1,791)	(690)	(4,058)
Gain on disposal of property, plant and equipment	1,077	1,315	938	1,898
Total operating expenses, net	(98,731)	(79,349)	(78,878)	(62,224)
Income from operations	57,837	169,304	69,692	64,560
Interest income	60	124	218	166
Interest expense	(2,733)	(3,008)	(2,695)	(1,559)
Income before income tax expense	55,164	166,420	67,215	63,167
Income tax expense (note 10)	(10,857)	(33,106)	(16,811)	(3,344)
Net income	44,307	133,314	50,404	59,823
Other comprehensive income
Foreign currency translation adjustment	1,756	218	7,408	(990)
Comprehensive income attributable to Plastec Technologies, Ltd.	46,063	133,532	57,812	58,833
Net income per share (note 11):
Weighted average number of ordinary shares	7,054,583	7,891,754	15,944,233	14,303,544
Weighted average number of diluted ordinary shares	7,054,583	7,891,754	15,944,233	14,303,544
Basic income per share attributable to Plastec Technologies, Ltd.	HK$6.3	HK$16.9	HK$3.2	HK$4.2
Diluted income per share attributable to Plastec Technologies, Ltd.	HK$6.3	HK$16.9	HK$3.2	HK$4.2

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Ordinary shares		Additional paid-in capital	Accumulated other comprehensive income	Retained earnings	Shareholders’ equity
	Number of shares outstanding	Amount
		HK$	HK$	HK$	HK$	HK$
Balance at April 30, 2010 and at May 1, 2010	7,054,583	55	113,413	7,888	444,736	566,092
Recapitalization in connection with the reverse merger	2,191,768	17	56,619	—	—	56,636
Issuance of ordinary shares	7,486,845	59	(59)	—	—	—
Net income for the year	—	—	—	—	133,314	133,314
Dividends declared and approved	—	—	—	—	(10,000)	(10,000)
Cumulative translation adjustment	—	—	—	218	—	218
Balance at April 30, 2011 and at May 1, 2011	16,733,196	131	169,973	8,106	568,050	746,260
Net income for the year	—	—	—	—	50,404	50,404
Share repurchases	(1,574,000)	(13)	(92,012)	—	—	(92,025)
Share redeemed and cancelled	(806,293)	(6)	6	—	—	—
Cumulative translation adjustment	—	—	—	7,408	—	7,408
Balance at April 30, 2012 and at May 1, 2012	14,352,903	112	77,967	15,514	618,454	712,047
Net income for the year	—	—	—	—	59,823	59,823
Share repurchases	(60,675)	—	(2,840)	—	—	(2,840)
Capital contribution	—	—	10,205	—	—	10,205
Cumulative translation adjustment	—	—	—	(990)	—	(990)
Balance at December 31, 2012	14,292,228	112	85,332	14,524	678,277	778,245

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Operating activities
Net income	44,307	133,314	50,404	59,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	120,875	143,640	157,219	103,513
Net gain on disposal of property, plant and equipment	(1,077)	(1,315)	(938)	(1,897)
Net gain on disposal of prepaid leases	—	(3,799)	—	—
Write-off of property, plant and equipment	40,348	1,791	690	4,058
Impairment on inventories	5,571	6,095	6,920	4,108
Deferred tax charge	358	—	(652)	(2,732)
Changes in operating assets and liabilities:
Trade receivables	(68,212)	(28,666)	(12,106)	25,553
Inventories	3,294	(49,530)	(17,574)	26,812
Deposits, prepayment and other receivables	1,336	3,382	(12,158)	(13,772)
Trade payables	49,533	(8,027)	(6,023)	29,472
Other payables and accruals	5,559	27,044	34,299	12,212
Tax payables	3,221	37,711	16,547	416
Net cash provided by operating activities	205,113	261,640	216,628	247,566
Investing activities
Purchase of property, plant and equipment	(173,313)	(225,904)	(126,167)	(87,224)
Proceeds from disposal of property, plant and equipment	6,456	2,405	5,252	29,665
Proceeds from disposal of prepaid leases	—	3,919	—	—
Deposits for purchase of property, plant and equipment	(11,420)	(8,001)	(12,813)	(15,690)
Net loss on disposals of subsidiaries	—	—	—	(165)
Net cash used in investing activities	(178,277)	(227,581)	(133,728)	(73,414)
Financing activities
Net cash inflow from the merger transaction	—	58,160	—	—
Repurchases of shares	—	—	(92,025)	(2,841)
Proceeds from bank borrowings	254,656	464,651	379,465	220,809
Repayment of bank borrowings	(187,321)	(408,917)	(392,309)	(280,783)
Repayment of capital lease obligations	(18,674)	(9,718)	(5,311)	(303)
Dividends paid	(20,000)	(70,000)	—	—
Net cash provided by (used in) financing activities	28,661	34,176	(110,180)	(63,118)
Effect of exchange rate changes on cash and cash equivalents	768	218	7,341	(990)
Net increase (decrease) in cash and cash equivalents	55,497	68,235	(27,280)	111,034
Cash and cash equivalents, beginning of year	95,039	151,304	219,757	199,818
Cash and cash equivalents, end of year	151,304	219,757	199,818	309,862
Supplementary disclosures of cash flow information:
Interest paid, net	2,733	2,883	2,477	1,393
Income taxes paid	7,278	(4,605)	916	5,660

See accompanying notes to consolidated financial statements.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1. Organization and Business Background

Plastec Technologies, Ltd. (“Company”) (formerly known as “GSME Acquisition Partners I”), incorporated under the laws of Cayman Islands on March 27, 2008, and its subsidiaries (where the context permits, references to the “Company” below shall include references to its subsidiaries collectively as a group) are principally engaged in the provision of integrated plastic manufacturing services from mold design and fabrication, plastic injection manufacturing to secondary-process finishing as well as parts assembly. During the period, the Company disposed of two subsidiaries, namely New Skill Holdings Limited and Broadway Industrial Holdings Limited (BVI incorporated). The Company’s manufacturing activities are performed in the People’s Republic of China (the “PRC” or “China”). The selling and administrative activities are mainly performed in China, and in Hong Kong.

As of December 31, 2012, details of the Company’s subsidiaries are as follows:

Name	Date of incorporation/ establishment	Place of incorporation/ registration and operation	Percentage of equity interest attributable to the Company	Principal activities
Allied Sun Corporation Limited	August 20, 2008	Hong Kong	100%	Trading and investment holding
Broadway Industrial Holdings Limited	March 22, 2006	Hong Kong	100%	Trading and investment holding
Broadway Industries (Thailand) Co., Ltd.	August 2, 2011	Thailand	100%	Trading
Broadway Manufacturing Company Limited	August 17, 2005	BVI	100%	Property investment
Broadway Precision (Shenzhen) Co., Ltd.	August 3, 2012	PRC	100%	Manufacturing of plastic parts and utensils
Broadway Precision (Thailand) Co., Ltd.	May 10, 2012	Thailand	100%	Manufacturing of plastic parts
Broadway Precision Co. Limited (previously named, Sun Luck Trading Limited)	March 18, 2010	Hong Kong	100%	Management services provider
Broadway Precision Industrial (Kunshan) Ltd.	August 26, 2008	PRC	100%	Manufacturing of plastic parts of electronic appliances
Broadway Precision Technology Limited	April 28, 2011	Hong Kong	100%	Dormant
Broadway Precision Technology Ltd. (previously named, Pan Sino International Limited)	February 8, 2011	BVI	100%	Trading and investment holding.
Dongguan Sun Chuen Plastic Products Co., Ltd. (“Dongguan Sun Chuen”)	December 8, 2004	PRC	100%	Manufacturing of plastic parts of electronic appliances
Heyuan Sun Line Industrial Ltd. (“Heyuan Sun Line”)	February 20, 2004	PRC	100%	Manufacturing of plastic parts of electronic appliances
Plastec International Holdings Limited	February 18, 2004	BVI	100%	Investment holding
Source Wealth Limited	March 18, 2010	Hong Kong	100%	Investment holding
Sun Line Industrial Limited	April 27, 1993	Hong Kong	100%	Manufacturing of plastic products and provision of silk printing service

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1. Organization and Business Background  – (continued)

Name	Date of incorporation/ establishment	Place of incorporation/ registration and operation	Percentage of equity interest attributable to the Company	Principal activities
Broadway (Macao Commercial Offshore) Company Limited (Previously named Sun Line (Macao Commercial Offshore) Company Limited)	August 13, 2004	Macau	100%	Trading of plastic products
Sun Line Precision Industrial (Zhuhai) Ltd.	October 10, 2008	PRC	100%	Manufacturing of plastic parts of electronic appliances
Sun Line Precision Ltd. (previously named, “Fast Achieve Enterprises Ltd.”)	March 10, 2004	BVI	100%	Trading and investment holding
Sun Ngai Spraying and Silk Print Co., Ltd.	July 25, 1995	BVI	100%	Dormant
Sun Ngai Spraying and Silk Print (HK) Co., Limited	March 22, 2006	Hong Kong	100%	Dormant
Sun Terrace Industries Limited	March 2, 2004	BVI	100%	Investment holding

The Merger Transaction with Plastec International Holdings Limited

On March 27, 2008, Company was established as a special purpose acquisition company whose objective is to consummate an acquisition, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses located in the PRC.

On August 6, 2010, Company entered into an Agreement and Plan of Reorganization (the “Merger Agreement”) with GSME Acquisition Partners I Sub Limited (“GSME Sub”), Plastec International Holdings Limited (“Plastec”) and all former shareholders of Plastec (“Plastec Shareholders”) (together, the “Parties”). Upon the consummation of the transactions contemplated by the Merger Agreement, GSME Sub was to be merged with and into Plastec, with Plastec surviving as a wholly-owned subsidiary of the Company (the “Merger”). The Plastec Shareholders were then entitled to receive up to an aggregate of 16,948,053 ordinary shares, par value US$0.001 per share, of the Company.

On September 13, 2010, in connection with the Merger, the Parties entered into an Amended and Restated Agreement and Plan of Reorganization (the “Amended and Restated Merger Agreement”) to, amongst other matters, revise the terms of the merger consideration to be paid to the Plastec Shareholders. Pursuant to the Amended and Restated Merger Agreement, upon consummation of the Merger, the Plastec Shareholders became entitled to receive up to an aggregate of 16,778,571 ordinary shares of the Company, of which 7,054,583 shares were issued to the Plastec Shareholders on the closing of the Merger and the remaining of up to 9,723,988 shares (2,944,767, 3,389,610 and 3,389,611 shares for 2011, 2012 and 2013 respectively) (the “Earnout Shares”) will be issued to the Plastec Shareholders, if Plastec has net income as defined in the Amended and Restated Merger Agreement in the following amounts for the indicated years ending April 30 below:

Year ending April 30,	Net Income
HK$
2011	130,700
2012	176,000
2013	250,000

At the Special Meeting held on December 10, 2010, the merger proposal was approved by the shareholders. On December 16, 2010, the Company consummated the transactions contemplated by the

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1. Organization and Business Background  – (continued)

Amended and Restated Merger Agreement, pursuant to which, amongst other things, Plastec became a wholly owned subsidiary of the Company (the “Merger Transaction”). The Merger Transaction was accounted for as a reverse acquisition with Plastec being considered the accounting acquirer in the Merger.

The completion of the Merger enabled the Plastec Shareholders to obtain a majority voting interest in the Company. Generally accepted accounting principles in the United States require that a company whose shareholders retain the majority interest in a combined business be treated as the acquirer for accounting purposes. Accordingly, the aforementioned Merger Transaction was accounted for as a reverse acquisition of a private operating company (Plastec) with a non-operating public company (the Company) with significant amount of cash. The reverse acquisition process utilizes the capital structure of the Company and the assets and liabilities of Plastec are recorded at historical cost. The transaction was recorded as a recapitalization of Plastec and thus was reflected retrospectively in Plastec’s historical financial statements. Although Plastec is deemed to be the accounting acquirer for financial accounting and reporting purposes, the legal status of Plastec as the surviving company did not change.

Under the reverse acquisition accounting, the historical consolidated financial statements of the Company for the periods prior to December 16, 2010 are those of Plastec and its subsidiaries. Since Plastec is deemed as accounting acquirer, Plastec’s fiscal year replaced the Company’s fiscal year. The fiscal year end is changed from October 31 to April 30. The financial statements of the Company reflect the aforementioned Merger Transaction in the consolidated statement of shareholders’ equity through a line of “Recapitalization in connection with the reverse merger” to present the net assets of the Company as of December 16, 2010. The net assets of the Company as of December 16, 2010 were as follows:

Net assets acquired:	HK$
Cash	58,160
Accounts payable and accrued liabilities	(1,524)
56,636

On April 30, 2011, the Parties entered into an amendment to the Amended and Restated Merger Agreement to remove the provisions of Earnout Shares and issued an aggregate of 7,486,845 ordinary shares of the Company to the Plastec Shareholders on April 30, 2011.

Purchase of equity securities by the issuer

Prior to November 2011, Company has no plans or programs for the purchase of its outstanding securities. However, in connection with the Merger, holders of 2,615,732 of Company public shares elected to exercise their conversion rights (for a description of these rights, see the IPO Prospectus and the Merger Proxy Statement) and, upon the closing of the Merger, such shares were converted into an average $10.30 (including proceeds that were originally to be from a letter of credit provided by Cohen & Company Securities, LLC but were ultimately paid by Company) in cash and were cancelled. Under Cayman Islands law, such conversions are technically considered “repurchases.”

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

1. Organization and Business Background  – (continued)

In November 2011, Board of Directors of Company approved a U.S.$5 million share repurchase program expiring initially in June 2012 but now extended twice through December 2013 (“2011 Repurchase Program”). Under the 2011 Repurchase Program, Company may make share repurchases from time to time in open market or in privately negotiated transactions. The timing of repurchases under this program will depend on a variety of factors, including price and market conditions prevailing from time to time, and the program may be suspended, modified or discontinued without notice at any time.

The following table summarizes the Company’s repurchases of its ordinary shares to date under our 2011 Repurchase Program:

Period	Total number of ordinary shares purchased	Total number of ordinary shares purchased as part of the publicly announced repurchase plan
February 2012	4,000	4,000
June 2012	60,675	60,675
January 2013	600,000	600,000

In addition to the purchases made pursuant to the 2011 Repurchase Program, Company also repurchased 1,570,000 ordinary shares held by Sun Yip Industrial Company Limited, an entity controlled by Mr. Sze-To, pursuant to a purchase agreement on December 1, 2011 at a price of U.S.$7.5 per share or approximately U.S.$11.8 million in cash, which shares were cancelled.

Further, pursuant to the mandatory redemption terms of an escrow agreement (as amended on December 16, 2011), a total of 806,293 ordinary shares held in escrow on account of our initial shareholders were automatically repurchased by us at the close of business on March 16, 2012 for an aggregate consideration of U.S.$0.01, which redeemed shares were likewise cancelled.

2. Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements, prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”), include the assets, liabilities, revenues, expenses and cash flows of all subsidiaries. All significant intercompany balances, transactions and cash flows are eliminated on consolidation.

Foreign currency translation

The functional currency of the Company is United States Dollar. The functional currency of the subsidiaries other than the PRC subsidiaries is Hong Kong dollar. The subsidiaries in the PRC have their local currency, Renminbi, as their functional currency.

In the individual financial statements of the consolidated entities, foreign currency transactions are translated into the functional currency of the individual entity using the exchange rates prevailing at the dates of the transactions. At the reporting date, monetary assets and liabilities denominated in foreign currencies are translated at the foreign exchange rates ruling at the reporting date. Foreign exchange gains and losses resulting from the settlement of such transactions and from the reporting date retranslation of monetary assets and liabilities are recognized in the consolidated statement of income. Aggregate net foreign currency transaction gain (loss) included in other income were HK$998, (HK$1,164), HK$10,127 and HK$2,102 for the years ended April 30, 2010, 2011, 2012 and the period ended December 31, 2012, respectively.

Non-monetary items carried at fair value that are denominated in foreign currencies are retranslated at the rates prevailing on the date when the fair value was determined and are reported as part of the fair value gain or loss. Non-monetary items that are measured in terms of historical cost in a foreign currency are not retranslated.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2. Summary of Significant Accounting Policies  – (continued)

In the consolidated financial statements, all individual financial statements originally presented in a currency different from the Company’s reporting currency have been converted into Hong Kong dollars. Assets and liabilities have been translated into Hong Kong dollars at the closing rates at the reporting date. Income and expenses have been converted into the Hong Kong dollars at the exchange rates ruling at the transaction dates, or at the average rates over the reporting period provided that the exchange rates do not fluctuate significantly. Any differences arising from this procedure have been recognized in other comprehensive income and accumulated separately in the shareholders’ equity.

Use of estimates

The preparation of consolidated financial statements in conformity with the US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting periods. The most significant estimates relate to allowances for doubtful accounts, inventory valuation, useful lives of property, plant and equipment, valuation allowance for deferred tax assets and contingencies. Actual results could differ from those estimates made by management.

Cash and cash equivalents

Cash and cash equivalents include cash at bank and in hand and demand deposits with banks with original maturities of three months or less that are readily convertible into known amounts of cash and which are subject to an insignificant risk of changes in value.

Trade receivables

Trade receivables are stated at the amount management expects to collect from balances outstanding at reporting period end. Based on management’s assessment of the credit history with customers having outstanding balances and current relationships with them, it has concluded that realization losses on balances outstanding at reporting period end will be immaterial.

Allowance for doubtful account

The Company regularly monitors and assesses the risk of not collecting amounts owed to the Company by customers. This evaluation is based upon a variety of factors including: ongoing credit evaluations of its customers’ financial condition, an analysis of amounts current and past due along with relevant history and facts particular to the customer. Trade receivables are written off if reasonable collection efforts are not successful.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined on using the first-in first-out method. Work-in-progress and finished goods comprises of raw materials, direct labour and overhead associated with the manufacturing process. Write down of potentially obsolete or slow-moving inventory are recorded based on management’s analysis of inventory levels.

Property, plant and equipment

Property, plant and equipment, other than construction in progress, are stated at acquisition cost less accumulated depreciation and impairment losses. The cost of an asset comprises its purchase price and any directly attributable costs of bringing the asset to its working condition and location for its intended use.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2. Summary of Significant Accounting Policies  – (continued)

Depreciation is provided to write off the cost less their residual values over their estimated useful lives, using the straight-line method, at the following rates per annum:

Buildings	5%
Plant and machineries	10% – 100%
Furniture, fixtures and equipment	5% – 20%
Leasehold improvements	15% – 20%
Computer equipment	20% – 33.33%
Motor vehicles	20%
Moulds	20% – 50%

The assets’ estimated residual values, depreciation methods and estimated useful lives are reviewed, and adjusted if appropriate, at each reporting date.

Construction in progress represents assets in the course of construction for production or for its own use purpose. It is stated at cost less any impairment loss and is not depreciated. Cost includes direct costs incurred during the periods on construction, installation and testing plus interest charges arising from borrowings used to finance these assets during the construction period, if any. Construction in progress is reclassified to the appropriate category of property, plant and equipment and depreciation commences when the construction work is completed and the asset is ready for use.

The gain or loss arising on retirement or disposal is determined as the difference between the sales proceeds and the carrying amount of the asset and is recognized in the consolidated statement of income.

All other costs, such as repairs and maintenance are charged to the operations during the financial period in which they are incurred.

Prepaid lease payments

Upfront payments made to acquire land held under an operating lease are stated at costs less accumulated amortization and any accumulated impairment losses. The determination if an arrangement is or contains a lease and the lease is an operating lease is detailed as below. Amortization is calculated on a straight line basis over the term of the lease/right of use except where an alternative basis is more representative of the time pattern of benefits to be derived by the Company from use of the land.

Leases

Leases are classified at the inception date as either a capital lease or an operating lease. For the lessee, a lease is a capital lease if any of the following conditions exist: a) ownership is transferred to the lessee by the end of the lease term, b) there is a bargain purchase option, c) the lease term is at least 75% of the property’s estimated remaining economic life or d) the present value of the minimum lease payments at the beginning of the lease term is 90% or more of the fair value of the leased property to the lessor at the inception date. A capital lease is accounted for as if there was an acquisition of an asset and an incurrence of an obligation at the inception of the lease. All other leases are accounted for as operating leases. The Company has both capital leases and operating leases in the periods presented.

Valuation of long-lived assets

The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the anticipated undiscounted cash flow from such asset is separately identifiable and is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair market value of the long-lived asset. Fair market value is determined primarily using the

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2. Summary of Significant Accounting Policies  – (continued)

anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair market values are reduced for the cost to dispose.

Revenue recognition

Sales of goods are recognized when goods are shipped, title of goods sold has passed to the purchaser, the price is fixed or determinable as stated on the sales contract, and its collectability is reasonably assured. Customers do not have a general right of return on products shipped. The Company permits the return of damaged or defective products and accounts for these returns as deduction from sales. Products returns to the Company were insignificant during past years.

Comprehensive income

The Company presents comprehensive income in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 220 “Comprehensive Income”. FASB ASC 220 states that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in the consolidated financial statements. The components of comprehensive income were the net income for the periods and the foreign currency translation adjustments.

Shipping and handling cost

Shipping and handling costs related to the delivery of finished goods are included in selling, general and administrative expenses. For the years ended April 30, 2010, 2011 and 2012 and for the period ended December 31, 2012, shipping and handling costs were HK$11,091, HK$15,549, HK$17,421 and HK$12,474 respectively.

Income taxes

The Company accounts for income taxes in accordance with FASB ASC 740 “Income taxes”, which requires an entity to recognize deferred tax assets and liabilities using the asset and liability method. Under this method, deferred income taxes are recognized for all temporary differences at enacted rates and classified as current or non-current based upon the classification of the related asset or liability in the consolidated financial statements. A valuation allowance is provided to reduce the amount of deferred tax assets if it is considered more likely than not that some portion of, or all, the deferred tax asset will not be realized.

FASB ASC 740 clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements, and prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. It also provides accounting guidance on de-recognition, classification, interest or penalties, accounting in interim periods, disclosure and transition. Interest and penalties from tax assessments, if any, are included in income taxes in the consolidated statement of income.

Post-retirement and post-employment benefits

The Company contributes to a defined contribution retirement benefit plan under the Mandatory Provident Fund Schemes Ordinance for all of its Hong Kong employees who are eligible to participate in the Mandatory Provident Fund (“MPF”) Scheme. Contributions are made based on a percentage of the employees’ basic salaries.

The employees of the Company’s subsidiaries which operate in the PRC are required to participate in a central pension scheme operated by the local municipal government. PRC subsidiaries are required to contribute certain percentage of its payroll costs to the central pension scheme.

Contributions are recognized as an expense in consolidated statement of income as employees render services during the period. The Company's obligations under these plans are limited to the fixed percentage contributions payable.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2. Summary of Significant Accounting Policies  – (continued)

Net income per share

Basic net income per share is computed by dividing net income available to ordinary shares by the weighted average number of ordinary shares outstanding during the period. Diluted net income per share gives effect to all dilutive potential ordinary shares outstanding during the period. The weighted average number of ordinary shares outstanding is adjusted to include the number of additional ordinary shares that would have been outstanding if the dilutive potential ordinary shares had been issued. In computing the dilutive effect of potential ordinary shares, the average stock price for the period is used in determining the number of treasury shares assumed to be purchased with the proceeds from the exercise of options.

Derivatives

Derivatives are carried at fair value and are reported as other current assets when the Company has a contractual right to receive cash from the counterparty that are potentially favorable to the Company and as accrued and other current liabilities where the Company has a contractual obligation to deliver cash to a counterparty that are potentially unfavorable to the Company.

If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the hedged item are recognized in the consolidated statement of income and comprehensive income. If the derivative is designated as a cash flow hedge, changes in the fair value of the derivative are recorded in other comprehensive income and are recognized in the consolidated statement of income and comprehensive income when the hedged item affects net income. If a derivative does not qualify as a hedge, it is marked to fair value through the consolidated statement of income and comprehensive income.

Fair Value Measurements

The Company has adopted FASB ASC 820 “Fair Value Measurements and Disclosures” which defines fair value, establishes a framework for measuring fair value in the US GAAP, and expands disclosures about fair value measurements. It does not require any new fair value measurements, but provides guidance on how to measure fair value by providing a fair value hierarchy used to classify the source of the information.

Its establishes a three-level valuation hierarchy of valuation techniques based on observable and unobservable inputs, which may be used to measure fair value and include the following:

Level 1 —	Quoted prices in active markets for identical assets or liabilities.
Level 2 —	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3 —	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Classification within the hierarchy is determined based on the lowest level of input that is significant to the fair value measurement.

Recently issued accounting pronouncements

The FASB issued Accounting Standards Update No. 2011-04, Fair Value Measurement (Topic 820): Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs (“ASU 2011-04”). ASU 2011-04 changes certain fair value measurement principles and clarifies the application of existing fair value measurement guidance. These amendments include, among other matters, (1) the application of the highest and best use and valuation premise concepts, (2) measuring the fair value of an instrument classified in a reporting entity’s shareholders’ equity and (3) disclosing quantitative information

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

2. Summary of Significant Accounting Policies  – (continued)

about the unobservable inputs used within the Level 3 hierarchy. The adoption of ASU 2011-04 on January 1, 2012 did not have a material effect on the Company’s consolidated financial statements.

The FASB has issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU amends the FASB Accounting Standards CodificationTM (Codification) to allow an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. In both choices, an entity is required to present each component of net income along with total net income, each component of other comprehensive income along with a total for other comprehensive income, and a total amount for comprehensive income. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in stockholders' equity. The amendments to the Codification in the ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2011, and the adoption did not have a material impact on the Company’s financial position, results of operations and cash.

The FASB issued Accounting Standards Update (ASU) No. 2012-02, Intangibles — Goodwill and Other (Topic 350): Testing Indefinite-Lived Intangible Assets for Impairment. The authoritative pronouncement related to testing indefinite-lived intangible assets, other than goodwill, for impairment. Under the pronouncement, entities testing indefinite-lived intangible assets for impairment would have the option of performing a qualitative assessment before calculating the fair value of the asset. If an entity determines, on the basis of qualitative factors, that the indefinite-lived intangible asset is not more likely than not impaired, a quantitative fair value calculation would not be needed. The amendments are effective for annual and interim impairment tests performed for fiscal years beginning after September 15, 2012. Early adoption is permitted. The Company does not expect the adoption of this pronouncement to have a significant impact on its consolidated financial condition or results from operations.

The FASB has issued Accounting Standards Update (ASU) No. 2011-11 Balance Sheet (Topic 210) Disclosures about Offsetting Assets and Liabilities. The amendments in this Update will enhance disclosures required by U.S. GAAP by requiring improved information about financial instruments and derivative instruments that are either (1) offset in accordance with either Section 210-20-45 or Section 815-10-45 or (2) subject to an enforceable master netting arrangement or similar agreement, irrespective of whether they are offset in accordance with either Section 210-20-45 or Section 815-10-45. This information will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements on an entity’s financial position, including the effect or potential effect of rights of setoff associated with certain financial instruments and derivative instruments in the scope of this Update. An entity is required to apply the amendments for annual reporting periods beginning on or after January 1, 2013, and interim periods within those annual periods. An entity should provide the disclosures required by those amendments retrospectively for all comparative periods presented.

The FASB has issued Accounting Standards Update (ASU) No. 2011-05, Comprehensive Income (Topic 220): Presentation of Comprehensive Income. This ASU amended its guidance regarding presentation of comprehensive income. The amendment eliminates the option to present items of other comprehensive income in the statement of changes in equity and requires an entity to present the components of net income and other comprehensive income in either a single continuous statement or in two separate, but consecutive, statements. The Company adopted this amendment on January 1, 2012. The adoption did not have a material impact on the Company’s financial position, results of operations and cash.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

3. Inventories

Inventories consist of the following:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Raw materials	45,419	35,519	30,971
Work in progress	43,127	60,241	38,904
Finished goods	29,187	32,627	27,592
	117,733	128,387	97,467

The Company made allowances of HK$5,571, HK$6,095, HK$6,920 and HK$4,108 against the cost of inventories during the years ended April 30, 2010, 2011, 2012 and period ended December 31, 2012, respectively based on the assessment of the lower of cost or market.

4. Deposits, Prepayment and Other Receivables

Deposits, prepayment and other receivables consist of the following:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Prepaid insurance	664	1,067	833
Prepaid electricity	622	380	426
Prepaid renovation	—	1,188	1,188
Rental deposits/prepaid rent	5,516	7,825	7,618
Deposit for the import processing arrangement	297	314	320
Loans to workers	—	5,506	5,217
Other receivables	—	2,181	18,260
Others	1,258	2,053	1,609
	8,357	20,514	35,471

5. Property, Plant and Equipment

Property, plant and equipment consist of the following:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Property, plant and equipment:
Buildings	21,148	55,680	123,712
Plant and machineries	753,866	793,044	263,618
Furniture, fixtures and equipment	125,106	143,837	110,897
Leasehold improvements	8,070	8,379	8,108
Computer equipment	12,983	16,828	9,262
Motor vehicles	9,406	11,018	8,618
Moulds	23,477	22,714	8,231
	954,056	1,051,500	523,446
Accumulated depreciation and amortization	(497,971)	(634,642)	(139,519)
Construction in progress	94,994	107,279	47,456
Property, plant and equipment, net	551,079	524,137	440,383

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

5. Property, Plant and Equipment  – (continued)

As of April 30, 2011, 2012 and December 31, 2012, construction in progress mainly represents the new factory building and the staff dormitory located in Shenzhen under construction.

Depreciation and amortization of property, plant and equipment were HK$120,850, HK$142,089, HK$155,668 and HK$102,749 during the years ended April 30, 2010, 2011 and 2012 and the period ended December 31, 2012, respectively.

Property, plant and equipment recorded under capital leases consist of the following:

	April 30, 2011	April 30, 2011	December 31, 2012
	HK$	HK$	HK$
Property, plant and equipment recorded under capital leases:
Plant and machineries	32,803	5,362	—
Accumulated depreciation and amortization	(14,827)	(3,915)	—
Property, plant and equipment recorded under capital leases, net	17,976	1,447	—

Depreciation and amortization of property, plant and equipment recorded under capital leases were HK$9,251, HK$4,725, HK$1,072 and HK$Nil for the years ended April 30, 2010, 2011 and 2012 and for the period ended December 31, 2012, respectively.

6. Prepaid Lease Payments

As of April 30, 2011, 2012 and December 31, 2012, prepaid lease payments represented the prepayment of land use right for land located in Heyuan with an expiry date on March 26, 2054, and for another three pieces of lands located in Shenzhen with an expiry date on December 31, 2037, December 31, 2037 and February 28, 2040, respectively.

Amortization of prepaid lease payments were HK$1,552, HK$1,551, HK$1,551 and HK$1,034 for the years ended April 30, 2010, 2011, 2012 and for the period ended December 31, 2012, respectively.

7. Bank Borrowings and Banking Facilities

The subsidiaries of the Company have credit facilities with various banks representing import loans, hire purchase, trust receipt, documentary credits, loans and overdraft. As of April 30, 2011, 2012 and December 31, 2012, these facilities totaled HK$365,501, HK$414,221 and HK$340,140, of which HK$195,791, HK$257,355 and HK$243,248 were unused as of April 30, 2011, 2012 and December 31, 2012 respectively. These facilities are granted with the provision of corporate and personal guarantees jointly by the Company, a subsidiary and a director of the Company to the banks.

As of April 30, 2011, 2012 and December 31, 2012, bank borrowings consist of HK$101,974 import loans and HK$67,736 bank loans and HK$79,194 import loans and HK$77,672 bank loans and HK$69,093 import loans and HK$27,799 bank loans, respectively. All of the outstanding balances were supported by the facilities mentioned above. Import loans were granted from six, seven and six banks as of April 30, 2011, 2012 and December 31, 2012, respectively as a kind of invoice financing with terms ranged from 3 to 6 months on top of the suppliers’ credit terms or invoice date. The interest margin thereon ranged from 1.25% to 2.20% per annum. Details of the bank loans were set out as follows:

During the year ended April 30, 2011, CITIC Bank International Limited provided the Company a term loan with an outstanding of HK$3,125 which is repayable by 5 quarterly installments of HK$625 commencing on April 19, 2010. The interest thereon is calculated based on 2.00% per annum over HIBOR. As of April 30, 2010, an amount of HK$2,500 was outstanding which had been fully paid on April 17, 2011.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

7. Bank Borrowings and Banking Facilities – (continued)

During the year ended April 30, 2011, 2012 and the period ended December 31, 2012, Hongkong and Shanghai Banking Corporation Limited granted the Company four loans including:

(i)	A term loan of HK$12,000 which is repayable by 20 quarterly installments of HK$600 commencing on December 1, 2009 with repayment on demand clauses. The interest thereon is calculated based on 1.25% per annum over 3 months HIBOR. As of April 30, 2011, 2012 and December 31, 2012, amounts of HK$8,400, HK$6,000 and HK$4,200 were outstanding, respectively, which will be fully repaid on August 22, 2014.
(ii)	A term loan of HK$12,000 which is repayable by 17 quarterly installments of HK$666 and a final installment of HK$678 commencing on May 28, 2010 with repayment on demand clauses. The interest thereon is calculated based on 1.25% per annum over 3 months HIBOR. As of April 30, 2011, 2012 and December 31, 2012, amounts of HK$9,336, HK$6,672 and HK$4,674 were outstanding respectively, which will be fully repaid on August 25, 2014.
(iii)	A term loan of HK$3,800 which is repayable by 16 quarterly installments of HK$238 commencing on July 31, 2010 with repayment on demand clauses. The interest thereon is calculated based on 1.25% per annum over 3 months HIBOR. As of April 30, 2011, 2012 and December 31, 2012, amounts of HK$2,850, HK$1,900 and HK$1,425 were outstanding, respectively, which will be fully repaid on April 30, 2014.
(iv)	A term loan of HK$16,200 which is repayable by 16 quarterly installments of HK$1,013 commencing on July 31, 2010 with repayment on demand clauses. The interest thereon is calculated based on 1.25% per annum over 3 months HIBOR. As of April 30, 2011, 2012, an amount of HK$12,150, HK$8,100 was outstanding, which was fully repaid on October 31, 2012.
(v)	During the year ended April 30, 2011, a revolving loan of HK$15,000 bearing an interest of 1.25% per annum over HIBOR or LIBOR until May 23, 2010 and 1.875% afterwards. As of April 30, 2010, HK$Nil amount was outstanding.

During the year ended April 30, 2011, 2012 and the period ended December 31, 2012, Hang Seng Bank Limited granted the Company two loans including:

(i)	A term loan of HK$40,000 which is repayable by 16 quarterly installments of HK$2,500 commencing on September 7, 2010 with repayment on demand clauses. The interest thereon is calculated based on 3.32% per annum (with interest rate swap selected). As of April 30, 2010, 2011, an amount of HK$35,000 and HK$25,000 was outstanding, respectively, which was fully paid on December 7, 2012.
(ii)	A term loan of HK$17,500 which is repayable by 14 quarterly installments of HK$1,250 commencing on September 7, 2012 with repayment on demand clauses. The interest thereon is calculated based on 3.32% per annum (with interest rate swap selected). As of December 31, 2012, an amount of HK$17,500 was outstanding, which will be fully paid on June 6, 2016.

During the year ended April 30, 2011, 2012 and the period ended December 31, 2012, the Bank of Tokyo-Mitsubishi UFJ, Ltd. granted the Company a revolving loan of HK$15,000, HK$30,000 and HK$30,000, respectively, bearing an interest rate of 1.25% per annum above cost of funds. As of April 30, 2011, 2012, HK$Nil, an amount of HK$30,000 was outstanding with HK$15,000 repaid on May 4, 2012 and balance of HK$15,000 repaid on June 18, 2012, respectively. As of December 31, 2012, HK$Nil amount was outstanding.

The weighted average interest rates on the bank loans for the years ended April 30, 2011, 2012 and 8-month period ended December 31, 2012 were 2.58%, 1.75% and 2.04 % per annum, respectively.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

8. Capital Lease Obligations

The Company entered into capital leases for items of machinery. The Company has the option to purchase the leased machineries at prices that are expected to be sufficiently lower than the fair values of the leased assets at the end of the lease. The lease terms are for 4 to 5 years.

The Company recorded these equipments at the present value of the total lease payments using discount rates ranging from 4.47% to 7.12%, 5.46% to 6.77% and 4.47% to 6.31% as of April 30, 2010, 2011 and 2012 respectively.

Future minimum lease payments under these leases are as follows:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Year ended April 30, 2012	5,463	306	—
Years ending April 30, 2013	307	—	—
	5,770	306	—
Less: Imputed interest	156	3	—
	5,614	303	—
Less: Current portion of capital lease obligations	5,311	303	—
Non-current portion of capital lease obligations	303	—	—

The Company recorded interest expense of HK$1,631, HK$609, HK$153 and HK$380 for the years ended April 30, 2010, 2011 and 2012 and 8-month period ended December 31, 2012, respectively.

9. Other Payables and Accruals

Other payables and accruals consist of the following:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Accrued salaries, wages and bonus	31,855	37,353	33,303
Accrued electricity and water	5,627	5,868	5,933
Deposit received	2,875	21,446	23,664
Provision for employees’ retirement benefit	7,290	12,175	15,835
Accrued commission and bonus	6,559	7,354	7,412
Accrued transportation expense	1,117	2,204	1,673
Accrued audit and professional fees	3,113	3,395	3,068
Accrued sundries expenses	15,585	16,201	14,118
Other payables	2,942	4,010	3,162
Derivative liabilities	1,540	811	418
Others	2,308	4,292	7,129
	80,811	115,109	115,715

10. Income Taxes

The Company and its subsidiaries are subject to taxation in various jurisdictions including Hong Kong and PRC. Pursuant to the rules and regulations of the Cayman Islands, the Company is not subject to any income tax in the Cayman Islands. The income of its subsidiaries which are incorporated in the BVI is not subject to taxation in the BVI under the current BVI law. Under the current Samoa law, subsidiary incorporated in Samoa is not subject to income tax as it has no business operations in Samoa. The subsidiary

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

10. Income Taxes – (continued)

operating in Macao is exempted from income taxes as it is a qualified 58/99/M company. The subsidiaries operating in Thailand are subject to corporate income tax whereas Broadway Precision (Thailand) Co., Ltd. is exempted from corporate income tax for six years under Board of Investment privilege, and Broadway Industries (Thailand) Co., Ltd. is subject to corporate income tax at a rate of 23% under Board of Investment. The subsidiaries operating in Hong Kong and the PRC are subject to income taxes as described below.

The provision for current income taxes of the subsidiaries operating in Hong Kong has been calculated by applying the rate of taxation of 16.5%, 16.5%, 16.5% and 16.5% for the years ended April 30, 2010, 2011 and 2012, and the period ended December 31, 2012 to the estimated income earned in or derived from Hong Kong if applicable.

Enterprise income tax in the PRC was generally charged at 33% of the assessable profit prior to January 1, 2008. From January 1, 2008, with the effect of the new PRC Enterprise Income Tax Law and Implementation Rules (“EIT Law”), the enterprise income tax rate on all domestic-invested enterprises and foreign investment enterprises in the PRC has been reduced from the rate of 33% to 25%, unless they qualify for certain exemptions.

Two of the PRC subsidiaries, Dongguan Sun Chuen and Heyuan Sun Line, were granted with a five-year grandfather period in accordance with the PRC tax regulation, “GuoShuiFa (2007) No. 39” issued in 2007. Under the new EIT Law, they continued to entitle to a full exemption for two years starting from the first profit-making year followed by a 50% exemption for the next three years. For Dongguan Sun Chuen, the grandfather period started from January 1, 2007 as this was the first profit-making year and expired on December 31, 2011. Heyuan Sun Line had not been making profit so far, under the new EIT Law, the five-year grandfather period was deemed started on January 1, 2008 and expired on December 31, 2012.

The Company operated two processing factories in China for its manufacturing operations. Dongguan Sun Line Processing Factory and Shenzhen Broadway Processing Factory which are located in Dongguan and Shenzhen respectively.

Dongguan Sun Line Processing Factory was conducted pursuant to the processing agreement entered into between Sun Line Industrial Limited, which is incorporated in Hong Kong, and the PRC counterparty approved by Dongguan City Foreign Trade and Economic Cooperation Bureau.

Under the processing agreement, Sun Line Industrial Limited is not considered by local tax authorities to be doing business in China. Accordingly, it is not subject to local taxes in China. The PRC company is responsible for paying taxes it incur as a result of its operation under the processing agreement.

In accordance with the Hong Kong Inland Revenue Departmental (“IRD”) Interpretation and Practice Note No. 21, 50% of the related income for the year arising in Hong Kong under the processing agreement has been determined is not subject to Hong Kong profits tax. The calculation of Hong Kong Profits Tax has been based on such tax relief.

From January 2013, Dongguan Sun Line Processing Factory was merged its operations into Dongguan Sun Chuen, which will be subject to the enterprise income tax rate of 25% of the assessable profit.

Shenzhen Broadway Processing Factory is conducted pursuant to the processing agreement entered into between Broadway Industrial Holdings Limited (“Broadway Industrial (BVI)”), which is incorporated in BVI, and the PRC counterparty approved by Shenzhen City Baoan District Economic Development Bureau. Broadway Precision Technology Ltd, incorporated in BVI, took up the role of Broadway Industrial Holdings Limited under the processing agreement in December 2011.

Due to the complexity involved with certain tax matters, the Company has engaged an independent tax advisor to perform assessment in accordance with FASB ASC 740 “Income Taxes” during the year. The Company’s liability for income taxes includes the liability for unrecognized tax benefits, interest and penalty

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

10. Income Taxes – (continued)

as estimated which relate to tax years still subject to review by taxing authorities. Review periods remain open until the statute of limitations has passed.

Based on the operation of Broadway Industrial (BVI), the PRC tax bureau may take the position that it has a permanent establishment in the PRC. Accordingly, Broadway Industrial (BVI) is subject to enterprise income tax at a rate of 25% on the net profits attributable to the permanent establishment in the PRC. As such, Broadway Industrial (BVI) provided income tax provisions at 25%.

From December 2012, the operations of Shenzhen Broadway Processing Factory was taken over by a newly established PRC subsidiary, Broadway Precision (Shenzhen) Co., Ltd., which will be subject to the enterprise income tax rate of 25% of the assessable profit.

Similarly, the PRC tax bureau may also take the position that New Skill Holdings Limited has a permanent establishment in the PRC through its import processing arrangement with its subsidiary, Dongguan Sun Chuen. Accordingly, New Skill Holdings Limited provided income tax provisions at 25% on the net profits attributable to the permanent establishment in the PRC.

Uncertain tax positions of all PRC subsidiaries have been also assessed and in the opinion of the independent tax advisor, there are no significant uncertain tax positions except for the transactions in between the PRC subsidiaries and their holding companies being subject to transfer pricing rulings in the PRC. The Company has evaluated the possibility of being charged with the under pricing arrangement by the relevant authorities. Accordingly, provision has been made for the estimated transfer pricing tax liabilities.

The Company recognizes interest expense and penalties related to income tax matters in interest and penalties expense within income tax expense. The sum of accrued interest or penalties accrued on the consolidated balance sheets accumulated to HK$963 on the consolidated balance sheets as at December 31, 2012. The Company had no significant unrecognized tax benefits at April 2012 and December 2012.

As of April 30, 2011, 2012 and December 31, 2012, board of directors considered that the Company had accounted for the uncertain tax positions affecting its consolidated financial position, results of operations or cash flows, and will continue to evaluate for any uncertain position in future. The Company’s tax positions related to open tax years are subject to examination by the relevant tax authorities.

The provision for income taxes consists of the following:

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Current tax
– Hong Kong	10,499	2,695	2,985	1,800
– PRC	—	30,411	13,826	4,276
Deferred tax	358	—	—	(2,732)
	10,857	33,106	16,811	3,344

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

10. Income Taxes – (continued)

Reconciliations between the provision for income taxes computed by applying the Hong Kong profits tax to income before income tax expense are as follows:

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Provision for income taxes at Hong Kong profits tax rate	(3,795)	3,842	2,990	1,747
Effect of different tax rates in other jurisdictions	11,625	42,800	13,676	1,544
Effect of income not chargeable for tax purpose	(12,192)	(70,292)	(21)	(6)
Effect of expenses not deductible for tax purpose	16,797	56,740	818	19
Tax effect of unused tax losses not recognized	(1,578)	16	—	40
Over provision in previous years		—	(652)	—
	10,857	33,106	16,811	3,344

The components of deferred tax asset (liability) recognized are as follows:

	April 30, 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
Deferred tax asset (liability):
Net operating loss carry forwards	(15,156)	—	—
Accelerated tax depreciation	—	(15,156)	(11,629)
Others	—	652	—
Net deferred tax asset (liability)	(15,156)	(14,504)	(11,629)

11. Net Income Per Share

The following table sets forth the computation of basic and diluted income per share for the years indicated:

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Basic and diluted income per share
Net income for the year – numerator	44,307	133,314	50,404	59,823
Weighted average number of basic and diluted ordinary shares outstanding – denominator	7,054,583	7,891,754	15,944,233	14,303,544
Basic and diluted income per share	HK$6.3	HK$16.9	HK$3.2	HK$4.2

In connection with the reverse acquisition and recapitalization, all share and per share amounts have been retroactively restated.

12. Commitments and Contingencies

Operating lease

The Company leases a number of properties under operating leases. Rental expenses under operating leases for the years ended April 30, 2010, 2011 and 2012, and the period ended December 31, 2012, were HK$19,020, HK$19,639, HK$21,728 and HK$16,480, respectively.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

12. Commitments and Contingencies  – (continued)

As of December 31, 2012, the Company was obligated under non-cancellable operating leases minimum rentals as follows:

Years ending December 31,	HK$
2013	16,267
2014	11,032
2015	1,485
Thereafter	—
Total minimum lease payments	28,784

Capital commitment

As of December 31, 2012, the Company had capital commitments for constructing factory building and purchase of plant and machineries totaling HK$10,955, which are expected to be disbursed during the year ending December 31, 2013.

Bonus Plan

The Company has established a bonus plan for the management/executive officers. Pursuant to the plan, in order for any bonus to be paid, the Company must achieve an annual net profit (excluding any extraordinary items) of HK$78,000 in any fiscal year, which is refer to as the “Net Profit Target”. If the Net Profit Target is achieved in any fiscal year, a pool of 4% of any amount over the Net Profit Target will be set aside to provide bonuses to the management/executive officers. Of the bonus pool that is created, Kin Sun Sze-To, Chin Hien Tan and Ho Leung Ning would currently be entitled to 32%, 24% and 24%, respectively, of the available bonus, with the remaining amount being made available for distribution to the remaining officers, subject to adjustment at the discretion of the board. Payment of any bonuses under the plan will be in cash or ordinary shares (to be purchased in the open market), at the board’s sole discretion. The plan had taken effect beginning with the fiscal year ended April 30, 2011. No bonuses were provided under the plan for the year ended April 30, 2012 and for the period ended December 31, 2012, as the Company did not meet the Net Profit Target for the year ended April 30, 2012 and there were only eight months operations for the period ended December 31, 2012.

13. Employee Benefits

The Company contributes to a defined contribution retirement benefit plan under the Mandatory Provident Fund Schemes Ordinance, for all of its employees who are eligible to participate in the MPF Scheme. The total MPF contributions were HK$379, HK$418, HK$429 and HK$330 for the years ended April 30, 2010, 2011 and 2012 and 8-month period ended December 31, 2012, respectively.

Full time employees of the PRC entities participate in a government mandated multi-employer defined contribution plan pursuant to which certain pension benefits, medical care, unemployment insurance, employee housing fund and other welfare benefits are provided to employees. The total provisions for such employee benefits were HK$12,043, HK$21,249, HK$32,928 and HK$21,550 for the years ended April 30, 2010, 2011, 2012 and 8-month period ended December 31, 2012, respectively.

14. Statutory Reserve Appropriation for PRC Subsidiaries

Pursuant to the laws and regulations applicable to the PRC, the Company’s wholly foreign owned subsidiaries must make appropriations from after-tax profit to non-distributable reserves funds including: (i) the statutory surplus reserve and; (ii) the statutory public welfare fund. Subject to the law applicable to foreign invested enterprises in the PRC, they were required annual appropriations of the general reserve fund no less than 10% of after-tax profit (as determined under accounting principles generally accepted in the PRC at each year-end). These reserve funds can only be used for specific purposes of enterprise expansion and staff welfare and are not distributable as cash dividends. Dongguan Sun Chuen has made appropriation at 10% of

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

14. Statutory Reserve Appropriation for PRC Subsidiaries – (continued)

its accumulated after-tax profit upto its PRC year ended December 31, 2009 in May 31, 2011, while it has been operating at loss thereafter. For other PRC subsidiaries, there is no appropriation be made as a result of their after-tax losses incurred in these periods.

15. Warrants and Unit Purchase Options

On November 25, 2009, the Company sold 3,600,000 Units at an offering price of $10.00 per Unit. Each Unit consisted of one ordinary share, $.001 par value, of the Company and one Redeemable Purchase Warrant (“Warrants”). Each Warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of $11.50 commencing upon the completion of the Business Combination, December 16, 2010 and expiring November 18, 2014.

The Company may redeem the Warrants, at a price of $.01 per Warrant upon 30 days notice while the Warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least $17.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. If the Company redeems the Warrants as described above, management will have the option to require any holder that wishes to exercise his Warrant to do so on a “cashless basis.’' In such event, the holder would pay the exercise price by surrendering his Warrants for that number of ordinary shares equal to the quotient obtained by dividing (X) the product of the number of ordinary shares underlying the Warrants, multiplied by the difference between the exercise price of the Warrants and the “fair market value” (defined below) by (Y) the fair market value. The “fair market value” shall mean the average reported last sale price of the ordinary shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to holders of Warrants. In accordance with the warrant agreement relating to the Warrants sold and issued in the Offering, the Company is only required to use its best efforts to maintain the effectiveness of the registration statement covering the Warrants. The Company will not be obligated to deliver securities, and there are no contractual penalties for failure to deliver securities, if a registration statement is not effective at the time of exercise. Additionally, in the event that a registration is not effective at the time of exercise, the holder of such Warrant shall not be entitled to exercise such Warrant and in no event (whether in the case of a registration statement not being effective or otherwise) will the Company be required to net cash settle the warrant exercise. Consequently, the Warrants may expire unexercised and unredeemed.

The Company agreed to pay the underwriters in the Offering an underwriting discount of 7.0% of the gross proceeds of the Offering. However, the underwriters had agreed that 4.0% of the underwriting discounts would not be payable unless and until the Company completed a Business Combination and had waived their right to receive such payment upon the Company's liquidation if it was unable to complete a Business Combination. The underwriters subsequently agreed to waive their deferred discounts upon consummation of the Business Combination with Plastec described above. The Company also issued a unit purchase option, for $100, to Cohen & Company Securities, LLC (“Cohen Securities”), the representative of the underwriters in the Offering, and its designees to purchase 360,000 Units (10% of the total number of units sold in the Offering) at an exercise price of $15.00 per Unit (150% of the public offering price). The Units issuable upon exercise of this option are identical to the Units sold in the Offering. This option became exercisable on December 16, 2010 expires November 18, 2014. The Company accounted for the fair value of the unit purchase option, net of the receipt of the $100 cash payment, as an expense of the Offering resulting in a charge directly to shareholders' equity. The Company estimated the fair value of this unit purchase option, as of the date of issuance, was approximately $2.14 per unit using a Black-Scholes option-pricing model.

The fair value of the unit purchase option granted to the underwriter was estimated as of the date of grant using the following assumptions: (1) expected volatility of 35%, (2) risk-free interest rate of 2.59% and (3) expected life of 5 years. The unit purchase option may be exercised for cash or on a “cashless” basis, at the holder’s option (except in the case of a forced cashless exercise upon the Company’s redemption of the

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

15. Warrants and Unit Purchase Options – (continued)

Warrants, as described above), such that the holder may use the appreciated value of the unit purchase option (the difference between the exercise prices of the unit purchase option and the underlying Warrants and the market price of the Units and underlying ordinary shares) to exercise the unit purchase option without the payment of cash.

The Company will have no obligation to net cash settle the exercise of the unit purchase option or the Warrants underlying the unit purchase option. The holder of the unit purchase option will not be entitled to exercise the unit purchase option or the Warrants underlying the unit purchase option unless a registration statement covering the securities underlying the unit purchase option is effective or an exemption from registration is available. If the holder is unable to exercise the unit purchase option or underlying Warrants, the unit purchase option or Warrants, as applicable, will expire worthless.

As of April 30, 2011 and 2012 and December 31, 2012, there were 7,200,000, 4,781,122 and 4,781,122 warrants outstanding. Each warrant entitles the holder to purchase from the Company one ordinary share at an exercise price of US$11.50 commencing upon the consummation of the Merger, that is December 16, 2010 and expiring November 18, 2014. Among the outstanding warrants, the Company has the option to redeem 3,600,000 units of warrants at a price of US$0.01 per warrant upon 30 days notice while the warrants are exercisable, only in the event that the last sale price of the ordinary shares is at least US$17.50 per share for any 20 trading days within a 30 trading day period ending on the third day prior to the date on which notice of redemption is given. No warrant was exercised before the end of the reporting period. At the close of business of March 16, 2012, 2,418,878 out of 7,200,000 warrants then outstanding held in escrow on account of our initial shareholders were automatically repurchased and cancelled pursuant to Amendment No. 2 to the Stock Escrow Agreement dated as of December 16, 2011.

Unit Purchase Options (“UPOs”) were granted to Cohen & Company Securities, LLC and its designees to purchase 360,000 units at an exercise price of US$15.00 per unit. Each unit issuable upon exercise of the UPOs consists of one ordinary share and one warrant. The UPOs became exercisable on December 16, 2010 expiring on November 18, 2014. The UPOs may be exercised for cash or on a “cashless” basis, at the holder’s option, such that the holder may use the appreciated value of the UPOs to exercise the unit purchase option without the payment of cash. No UPOs were converted before the end of the reporting period. Amongst, 70,375 UPOs were repurchased on April 23, 2012. Outstanding UPOs as of April 30, 2011 and 2012 were 360,000, 289,625 and 289,625 respectively.

For the years ended April 30, 2010, 2011 and 2012 and 8-month period ended December 31, 2012, potential ordinary shares of 7,200,000, 4,781,122 and 4,781,122 shares related to warrants and 720,000, 579,250 and 579,250 shares related to UPOs, retroactively and respectively are excluded from the computation of diluted net income per share as their exercise prices were higher than the average market price.

16. Financial Instruments and Derivatives

The Company adopted FASB ASC 820 “Fair Value Measurements and Disclosures” to measure its assets and liabilities. The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. Except for the interest rate swap contracts described below, the carrying amounts of financial assets and liabilities, such as cash and cash equivalents, trade receivables, deposits, prepayment and other receivables, other current assets, trade payables, and other current liabilities, approximate at their fair values because of the short maturity of these instruments and market rates of interest.

As a result of the various floating rate bank borrowings being obtained during the period to support the Company's expansion, the Company entered into two interest rate swap contracts with two commercial banks to reduce the exposure to variability in future cash flows attributable to a portion of its borrowings. The

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

16. Financial Instruments and Derivatives  – (continued)

Company did not use these derivative financial instruments for speculative or trading purpose, nor did it hold or issue leveraged derivative financial instruments. As of April 30, 2011, 2012 and December 31, 2012, the fair value of the two interest rate swap contracts amounted to HK$1,540, HK$811 and HK$418, respectively, was included in other payables and accruals in current liabilities. The two respective interest rate swap contracts will expire on August 29, 2014 and September 8, 2014, with their notional amounts as of December 31, 2012, HK$8,874 and HK$17,500 respectively. The provisions of the contracts provide that the Company will pay the commercial banks a fixed rate of 2.65% p.a. and 2.07% p.a. respectively and the commercial banks will pay the Company a variable rate equal to three-month HIBOR, which was 0.25% p.a., 0.40% p.a..and 0.40% p.a. at April 30, 2011, 2012 and December 31, 2012. The interest rate swap contracts were not designated as a hedging instrument under derivative accounting guidance, and gains and losses from changes in its fair value were therefore included in interest expenses. These interest rate swap contracts are classified as Level 2 in the fair value hierarchy under FASB ASC 820. The fair value of the interest rate swap contracts is arrived at by discounting the present value of the difference between the contractual swap rate and the current market swap rates on April 30, 2011, 2012 and December 31, 2012, respectively, utilizing the notional amounts and the remaining terms of the swap contracts.

The following table summarizes the Company’s fair value of outstanding derivatives:

	Consolidated Balance Sheet Presentation	April 30, 2011	April 30, 2012	December 31, 2012
		HK$	HK$	HK$
Derivatives not designated as hedging instruments
Fair value of interest rate swap contracts	Other payables and accruals	1,540	811	418

The impact on net income from derivatives activity for the years ended April 30, 2011, 2012 and for the 8-month period ended December 31, 2012 are as follows:

	Presentation of gain or loss recognized on derivatives	Year ended April 30,			8-month Period ended December 31, 2012
		2010	2011	2012
		HK$	HK$	HK$	HK$
Derivatives not designated as hedging instruments
Interest rate swap contracts	Changes in fair value of derivatives included in administrative expenses	—	2,254	215	271

17. Operating risks

Concentrations of Processing Factories

Until December 2012, the Company operated two processing factories in Guangdong and Shenzhen, China for the manufacturing operations pursuant to two processing agreements entered into between the subsidiaries and the relevant Chinese counterparties respectively. These processing factories represented significant portion of the Company’s production facilities. The Company’s wholly foreign-owned enterprise subsidiaries have since taken over these operations and would no longer reliant upon such processing agreements in the following financial years.

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

17. Operating risks  – (continued)

Concentrations of Major Suppliers

Three major suppliers provided approximately 38.2%, 27.5%, 27.4% and 23.3% of the Company’s purchases of raw materials which are mainly resins for the years ended April 30, 2010, 2011, 2012 and the period ended December 31, 2012 respectively. A substantial percentage of the Company’s trade payables are due to these suppliers which accounted for 28.0%, 21.7% and 13.9% of the total accounts payables as of April 30, 2011, 2012 and December 31, 2012.

Concentrations of Major Customers

A substantial percentage of the Company’s sales are made to two customers and are typically sold on an open account basis. The sales to the two major customers accounted for 32.5% and 14.9%, 23.4% and 33.3%, 18.7% and 35.6%, and 13.7% and 36.4% of the total net sales for the years ended April 30, 2010, 2011, 2012 and 8-month period ended December 31, 2012, respectively.

Concentrations of Credit Risk

The largest trade receivables balances from the five customers as of April 30, 2011, 2012 and December 31, 2012 respectively accounted for 73.7%, 65.3% and 66.7% of total trade receivables of the time. The Company has not experienced any significant difficulty in collecting its trade receivables in the past and is not aware of any financial difficulties being experienced by it major customers. There were bad debt expenses of HK$nil, HK$nil, HK$nil and HK$nil for the years ended April 30, 2010, 2011, 2012 and 8-month period ended December 31, 2012, respectively.

18. Operating Segment and Geographical Information

The Company uses the management approach model for segment reporting. The management approach model is based on the way a company's management organizes segments within the company for making operating decisions and assessing performance. The Company consists of one reportable business segment which is provision of integrated plastic manufacturing services. All of the Company’s sales are from the manufacturing processes which are conducted in PRC. The Company’s sales to customers by geographic destination are analyzed as follows:

	Year ended April 30,			8-month Period ended December 31, 2012
	2010	2011	2012
	HK$	HK$	HK$	HK$
Asia-Pacific Region	802,953	852,062	742,327	462,837
Europe	157,552	466,315	542,410	380,062
The United States	6,250	5,156	6,486	90,989
	966,755	1,323,533	1,291,223	933,888

The location of the Company’s identifiable assets is as follows:

	April 30 2011	April 30, 2012	December 31, 2012
	HK$	HK$	HK$
PRC	738,410	723,210	616,777
Hong Kong	459,557	459,029	494,033
Macau	3,960	8,348	39,225
Thailand	—	3,142	27,396
United States	—	—	1,711
	1,201,927	1,193,729	1,179,142

PLASTEC TECHNOLOGIES, LTD.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Hong Kong dollars in thousands, except number of shares, per share data and unless otherwise stated)

19. Subsequent Events

The Company has evaluated all other subsequent events through April 24, 2013 the date these consolidated financial statements were issued, and determined that there were no other subsequent events or transactions that require recognition or disclosures in the financial statements.

20. Change in Fiscal Year end

On September 11, 2012, the Company determined to change its fiscal year end from April 30 to December 31. The change in fiscal year end was made so that the Company’s fiscal year end would coincide with all the Company’s operating subsidiaries in the People’s Republic of China. The figures below for the 8-month period ended December 31, 2011 have not been audited and are presented for comparative purposes only.

	8-month Period ended December 31,
	2011	2012
	HK$	HK$
	(Unaudited)	(Audited)
Revenues	911,294	933,888
Cost of revenues	(801,413)	(807,104)
Gross profit	109,881	126,784
Operating expenses, net
Selling, general and administrative expenses	(56,498)	(66,330)
Other income	1,600	6,266
Write-off of property, plant and equipment	(690)	(4,058)
Gain on disposal of property, plant and equipment	829	1,898
Total operating expenses, net	(54,759)	(62,224)
Income from operations	55,122	64,560
Interest income	172	166
Interest expense	(1,880)	(1,559)
Income before income tax expense	53,414	63,167
Income tax expense	(13,379)	(3,344)
Net income	40,035	59,823
Other comprehensive income
Foreign currency translation adjustment	7,157	(990)
Comprehensive income attributable to Plastec Technologies, Ltd.	47,192	58,833
Net income per share
Weighted average number of ordinary shares	16,540,951	14,303,544
Weighted average number of diluted ordinary shares	16,540,951	14,303,544
Basic income per share attributable to Plastec Technologies, Ltd.	HK$2.4	HK$4.2
Diluted income per share attributable to Plastec Technologies, Ltd.	HK$2.4	HK$4.2

Plastec Technologies, Ltd.

13,935,057 Ordinary Shares and 1,181,122 Warrants (for Resale)
5,360,372 Ordinary Shares and 289,625 Warrants (for Issuance)

           , 2013

No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our memorandum and articles of association provide for indemnification of our officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default. Additionally, the Company entered into an indemnification agreement with each of its officers and directors in February 2011 whereby the Company agreed to indemnify, and advance expenses to, each officer and director to the fullest extent permitted by applicable law.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

During the past three years, we issued/sold the following securities without registration under the Securities Act:

In December 2010, we completed our merger with Plastec and issued to the former shareholders of Plastec an aggregate of 7,054,583 ordinary shares. We also issued to Cohen & Company Securities, LLC an aggregate of 7,500 ordinary shares.

In April 2011, we amended the terms of the Merger Agreement and in connection therewith, we issued to the former shareholders of Plastec an aggregate of 7,486,845 ordinary shares.

No underwriting discounts or commissions were paid with respect to such sales.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description
2.1	Amended and Restated Agreement and Plan of Reorganization, dated as of September 13, 2010, among Plastec Technologies, Ltd., GSME Acquisition Partners I Sub Limited, Plastec International Holdings Limited and each of Sun Yip Industrial Company Limited, Tiger Power Industries Limited, Expert Rank Limited, Fine Colour Limited, Cathay Plastic Limited, Greatest Sino Holdings Limited, Colourful Asia International Limited and Top Universe Management Limited (included as Annex A to the Proxy Statement included as Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K, filed on October 28, 2010 (“Proxy Statement”), and incorporated herein by reference).
2.2	Amendment No. 1, dated as of December 9, 2010, to Amended and Restated Agreement and Plan of Reorganization, dated as of September 13, 2010, among Plastec Technologies, Ltd., GSME Acquisition Partners I Sub Limited, Plastec International Holdings Limited and each of Sun Yip Industrial Company Limited, Tiger Power Industries Limited, Expert Rank Limited, Fine Colour Limited, Cathay Plastic Limited, Greatest Sino Holdings Limited, Colourful Asia International Limited and Top Universe Management Limited (included as Exhibit 2.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on December 9, 2010 and incorporated herein by reference).
2.3	Amendment No. 2, dated as of April 30, 2011, to Amended and Restated Agreement and Plan of Reorganization, dated as of September 13, 2010 and amended December 9, 2010, among Plastec Technologies, Ltd., Plastec International Holdings Limited and each of Sun Yip Industrial Company Limited, Tiger Power Industries Limited, Expert Rank Limited, Fine Colour Limited, Cathay Plastic Limited, Greatest Sino Holdings Limited, Colourful Asia International Limited and Top Universe Management Limited (included as Exhibit 2.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on May 3, 2011 and incorporated herein by reference).
3.1	Form of Second Amended and Restated Memorandum and Articles of Association (included as Annex C to the Proxy Statement and incorporated herein by reference).
4.1	Specimen Unit Certificate (included as Exhibit 4.1 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.2	Specimen Warrant Certificate (included as Exhibit 4.2 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.3	Specimen Ordinary Shares Certificate (included as Exhibit 4.3 to the Company’s Registration Statement on Form F-1 filed on October 16, 2009 and incorporated herein by reference).
4.4	Form of Warrant Agreement between Continental Stock Transfer & Trust Company and the Registrant (included as Exhibit 4.4 to the Company’s Registration Statement on Form F-1 filed on November 13, 2009 and incorporated herein by reference).
4.5	Form of Representative’s Unit Purchase Option (included as Exhibit 4.5 to the Company’s Registration Statement on Form F-1 filed on November 13, 2009 and incorporated herein by reference).
5.1	Opinion of Maples & Calder.**
5.2	Opinion of Graubard Miller.**

Exhibit No.	Description
10.1	Form of Indemnity Escrow Agreement among Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I), Kin Sun Sze-To and Ho Leung Ning as the representatives of all the former shareholders of Plastec International Holdings Limited, Jing Dong Gao and Eli D. Scher, acting as the committee representing the interests of the Registrant, and Continental Stock Transfer & Trust Company (included as Exhibit 4.1 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.2	First Amendment to Employment Contract between Sun Line Industrial Limited and Kin Sun Sze-To (included as Exhibit 4.2 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.3	First Amendment to Employment Contract between Sun Line Industrial Limited and Chin Hien Tan (included as Exhibit 4.3 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.4	First Amendment to Employment Contract between Sun Line Industrial Limited and Ho Leung Ning (included as Exhibit 4.4 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.5	English translation of Dongguan Sun Chuen Manufacturing Plant lease***
10.6	English translation of Shenzhen Broadway Manufacturing Plant lease***
10.7	English translation of Kunshan Broadway Manufacturing Plant lease***
10.8	English translation of Zhuhai Sun Line Manufacturing Plant lease***
10.9	English translation of Zhuhai Sun Line Manufacturing Plant lease (#2)***
10.10	Sun Line Industrial Ltd. lease (included as Exhibit 4.12 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.11	English translation of Sun Line (Macao Commercial Offshore) Co. Limited lease***
10.12	English translation of Dongguan Sun Line Processing Agreement***
10.13	English translation of Shenzhen Broadway Processing Agreement***
10.14	Amendment No. 1, dated as of December 16, 2010, to Stock Escrow Agreement, dated as of November 19, 2009, among Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I), MCK Capital Co., Limited, Eli D. Scher, Lawrence S. Wizel, Cohen & Company Securities, LLC and Continental Stock Transfer & Trust Company (included as Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on December 9, 2010 and incorporated herein by reference).
10.15	Registration Rights Agreement (included as Exhibit 4.17 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.16	Amendment No. 1 to Registration Rights Agreement, dated as of November 19, 2009, between Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I) and its initial shareholders (included as Exhibit 4.18 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.17	Amendment No. 1 to Unit Purchase Options (included as Exhibit 4.19 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).

Exhibit No.	Description
10.18	Agreement between Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I) and certain Underwriters (included as Exhibit 4.20 to the Company’s Shell Company Report on Form 20-F filed with the Securities and Exchange Commission on December 22, 2010 and incorporated herein by reference).
10.19	Form of Indemnification Agreement (included as Exhibit 99.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on February 16, 2011 and incorporated herein by reference).
10.20	Amendment No.1 to the Registration Rights Agreement, dated as of April 30, 2011, by and among Plastec Technologies, Ltd. and parties named and listed therein as Investors (included as Exhibit 10.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on May 3, 2011 and incorporated herein by reference).
10.21	Amendment No. 2 to Stock Escrow Agreement, dated as of November 19, 2009, among Plastec Technologies, Ltd. (formerly GSME Acquisition Partners I), MCK Capital Co., Limited, Eli D. Scher, Lawrence S. Wizel, Cohen & Company Securities, LLC and Continental Stock Transfer & Trust Company (included as Exhibit 2.1 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the SEC on February 14, 2012 and incorporated herein by reference).
10.22	First Amendment to Employment Contract between Broadway (Macao Commercial Offshore) Company Limited) and Chin Hien Tan dated June 1, 2012 (included as Exhibit 4.24 to the Company’s Report of Foreign Private Issuer on Form 20-F filed with the Securities and Exchange Commission on July 27, 2012 and incorporated herein by reference).
10.23	Stock Purchase Agreement between Plastec Technologies, Ltd. (as purchaser), Sun Yip Industrial Holdings Limited (as seller) and Graubard Miller (as escrow agent) dated December 1, 2011 (included as Exhibit 9 to a Schedule 13 D/A filed with the SEC on December 22, 2011 and incorporated herein by reference).
10.24	Lease agreement between Broadway Industries (Thailand) Co., Ltd. and PIAM Manufacturing Co., Ltd., dated May 1, 2012***
10.25	Facility Letter by Australia and New Zealand Banking Group Limited, Hong Kong Branch to Sun Line Industrial Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd. (as obligors) and Plastec Technologies, Ltd. (as guarantor), dated January 30, 2012***
10.26	Facility Letter by CITIC Bank International Limited to Sun Line Industrial Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Ltd. (as borrowers), Plastec International Holdings Limited and Kin Sun Sze-To (as guarantors), dated July 11, 2012***
10.27	Facility Letter by DBS Bank (Hong Kong) Limited to Broadway Industrial Holdings Limited, Sun Line Industrial Limited and Sun Ngai Spraying & Silk Print Company Limited (as borrowers), dated August 25, 2009 (as modified November 29, 2010 and August 30, 2011)***
10.28	Facility Letter by Hang Seng Bank to Sun Line Industrial Limited, Allied Sun Corporation Limited, Broadway Industrial Holdings Limited, Broadway Precision Technology Limited, Sun Line Precision Limited (as borrowers), Plastec International Holdings Limited and Kin Sun Sze-To (as guarantors), dated November 29, 2012***
10.29	Facility Letter by The Bank of Tokyo-Mitsubishi UFJ, Ltd. to Sun Line Industrial Limited, Broadway Industrial Holdings Limited and Sun Line Precision Limited (as borrowers) and Plastec Technologies Limited (as guarantor), dated May 9, 2012***
10.30	Facility Letters by The Hongkong and Shanghai Banking Corporation Limited to Sun Line Industrial Ltd. and Broadway Industrial Holdings Ltd. (as borrowers), dated November 29, 2012***
10.31	Termination of Employment Contracts between Sun Line Industrial Limited and each of Kin Sun Sze-To and Ho Leung Ning, dated April 1, 2013 (included as Exhibit 4.31 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).

Exhibit No.	Description
10.32	Employment Contract between Kin Sun Sze-To and Broadway Precision Co. Limited, dated March 28, 2013 (included as Exhibit 4.32 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).
10.33	Employment Contract between Ho Leung Ning and Broadway Precision Co. Limited, dated March 28, 2013 (included as Exhibit 4.33 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).
10.34	First Amendment to Employment Contract between Kin Sun Sze-To and Broadway Precision Co. Limited, dated April 1, 2013 (included as Exhibit 4.34 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).
10.35	First Amendment to Employment Contract between Ho Leung Ning and Broadway Precision Co. Limited, dated April 1, 2013 (included as Exhibit 4.35 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).
16.1	Letter from Crowe Horwath (included as Exhibit 15 to the Company’s Report of Foreign Private Issuer on Form 6-K filed with the Securities and Exchange Commission on April 13, 2011 and incorporated herein by reference).
16.2	Letter from BDO Limited (included as Exhibit 15.2 to the Company’s Report on Form 20-F filed with the Securities and Exchange Commission on November 9, 2011 and incorporated herein by reference).
21.1	List of Subsidiaries as of April 26, 2013 (included as Exhibit 8.1 to the Company’s Transition Report on Form 20-F filed on April 30, 2013 and incorporated herein by reference).
23.1	Consent of Dominic K. F. Chan & Co.**
23.2	Consent of Maples & Calder (included in Exhibit 5.1).**
23.3	Consent of Graubard Miller (included in Exhibit 5.2).**
24.1	Power of Attorney (included on the signature page hereto).
101.INS	XBRL Instance Document**
101.SCH	XBRL Taxonomy Extension Schema Document**
101.CAL	XBRL Taxonomy Extension Calculation Linkbase Document**
101.DEF	XBRL Taxonomy Extension Definition Linkbase Document**
101.LAB	XBRL Taxonomy Extension Label Linkbase Document**
101.PRE	XBRL Taxonomy Extension Presentation Linkbase Document**

**	Provided herewith.
***	Previously filed.

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) The undersigned hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kowloon, Hong Kong, on the 15th day of May 2013.

PLASTEC TECHNOLOGIES, LTD.
By: /s/ Kin Sun Sze-To Kin Sun Sze-To Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kin Sun Sze-To, Chin Hien Tan and Ho Leung Ning his true and lawful attorney-in-fact, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities to sign any and all amendments including post-effective amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact or his substitute, each acting alone, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Position	Date
/s/ Kin Sun Sze-To Kin Sun Sze-To	Chairman of the Board and Chief Executive Officer (Principal Executive Officer)	May 15, 2013
/s/ Eli D. Scher Eli D. Scher	Non-Executive Vice Chairman of the Board	May 15, 2013
/s/ Chin Hien Tan Chin Hien Tan	Chief Operating Officer and Director	May 15, 2013
/s/ Ho Leung Ning Ho Leung Ning	Chief Financial Officer (Principal Accounting and Financial Officer) and Director	May 15, 2013
/s/ J. David Selvia J. David Selvia	Director	May 15, 2013
/s/ Chung Wing Lai Chung Wing Lai	Director	May 15, 2013
/s/ Joseph Yiu Wah Chow Joseph Yiu Wah Chow	Director	May 15, 2013

Authorized Representative in the United States:

Graubard Miller

By:	/s/ Jeffrey M. Gallant Name: Jeffrey M. Gallant Title: Partner Date: May 15, 2013